As filed with the Securities and Exchange Commission on January 10, 2006

(S-4) Registration No. 333-130441 / (S-3) Registration No. 333-130442

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

(with respect to 6.50% Convertible SNAPsSM due 2012 being offered in the exchange offer)

AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

(with respect to the 6.50% Convertible SNAPsSM due 2012 being offered for cash)

XOMA Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	52-2154066
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2910 Seventh Street

Berkeley, California 94710

(510) 204-7200

(Address, including ZIP code, and telephone number, including area code, of registrant’s principal executive offices)

Christopher J. Margolin, Esq.

XOMA Ltd.

2910 Seventh Street

Berkeley, California 94710

(510) 204-7292

(Name, address, including ZIP code, and telephone number, including area code, of agent for service)

Copies to:

James B. Bucher, Esq. Shearman & Sterling LLP 1080 Marsh Road Menlo Park, CA 94025 (650) 838-3600	Geoffrey E. Liebmann, Esq. Cahill Gordon & Reindel LLP 80 Pine Street New York, New York 10005 (212) 701-3000	Abigail Arms, Esq. Shearman & Sterling LLP 801 Pennsylvania Avenue, N.W. Washington, D.C. 20004 (202) 508-8000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (Securities Act), please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(c) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the SEC acting pursuant to Section 8(a) may determine.

The information in this prospectus may change. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

Subject to Completion, dated January 10, 2006

Exchange Offer

6.50% Convertible SNAPsSM due February 1, 2012 for its

6.50% Convertible Senior Notes due February 1, 2012

and the Sale of up to $10,000,000

6.50% Convertible SNAPsSM due February 1, 2012

If you elect to participate in the exchange offer, for each $1,000 principal amount of our 6.50% Convertible Senior Notes due 2012, or existing notes, you tender, you will receive from us $1,000 principal amount of our 6.50% Convertible SNAPsSM due 2012, or new notes. The new notes will be issued in denominations of $1,000 and any integral multiples of $1,000.

You may also give an indication of your interest in participating in the new money offering in which we are offering up to $10,000,000 of additional 6.50% Convertible SNAPsSM due 2012. The public offering price for the new notes issued in the new money offering will be determined by indication of interest. The new notes will be issued in denominations of $1,000 and any integral multiples of $1,000.

The exchange offer is open to all holders of our 6.50% Convertible Senior Notes due 2012.

The exchange offer will expire at 12:00 midnight, New York City time, on February 8, 2006.

Our common shares are traded on The Nasdaq National Market under the symbol “XOMA.” On January 9, 2006, the last reported sale price of our common shares on The Nasdaq National Market was $1.78 per share. The new notes will not be listed on The Nasdaq National Market or any national securities exchange.

We are mailing a preliminary prospectus and the letter of transmittal on January 11, 2006.

See “ Risk Factors” beginning on page 18 for a discussion of factors you should consider before deciding to participate in the exchange offer or purchase additional 6.50% Convertible SNAPsSM due 2012 in the new money offering.

We have retained Georgeson Shareholder Communications Inc. as our information agent to assist you in connection with the exchange offer. You may call Georgeson Shareholder Communications Inc. at (888) 867-6963, to receive additional documents and to ask questions.

New Money Offering

	Per Note	Total
Public Offering Price(1)%		$
Underwriter’s Discounts and Commissions(2)	3.5%	$
Proceeds to the Company(3)%		$

(1)	Plus interest, if any, accrued from the closing date of the exchange offer.
(2)	Assumes all of the new notes offered in the new money offering are sold. See “Plan of Distribution.”
(3)	Before deducting offering expenses payable by us in connection with the exchange offer and new money offering and estimated to be $1.3 million.

The new money offering is being offered to the public on a best efforts basis. There is no minimum purchase requirement and no arrangement to place the proceeds in an escrow, trust or similar account.

Consent under the Exchange Control Act 1972 (and its related regulations) has been obtained from the Bermuda Monetary Authority for the issue and transfer of our notes to and between non-residents of Bermuda for exchange control purposes provided our shares remain listed on an appointed stock exchange, which includes The Nasdaq National Market. This prospectus will be filed with the Registrar of Companies in Bermuda in accordance with Bermuda law. In granting such consent and in accepting this prospectus for filing, neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The dealer managers for the exchange offer and the placement agents for the new money offering:

Piper Jaffray	Canaccord Adams

This prospectus is dated                     , 2005.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the dealer managers and placement agents have not, authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (SEC). You may read and copy any document we file at the SEC’s public reference room located at: 100 F Street, N.E., Washington, DC 20549. You can request copies of these documents by writing to the Public Reference Section of the SEC, 100 F Street, N.E., Washington, DC 20549 or by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available at the SEC’s website at http://www.sec.gov. This website address is included in this document as an inactive textual reference only.

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You may also obtain information about us including copies of our SEC reports, through our website at http://www.xoma.com. This website address is included in this document as an inactive textual reference only. Any documents, references, links or other materials of any kind contained or referred to on such website are not part of this prospectus or the registration statement of which this prospectus is a part.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference, although not included in or delivered with this prospectus, is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information and be deemed to be incorporated by reference into this prospectus. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act (File No. 0-21699):

•	Annual report on Form 10-K for the year ended December 31, 2004, as filed on March 15, 2005;

•	Quarterly report on Form 10-Q for the quarter ended March 31, 2005, filed with the SEC on May 9, 2005;

•	Quarterly report on Form 10-Q for the quarter ended June 30, 2005, filed with the SEC on August 8, 2005;

•	Quarterly report on Form 10-Q for the quarter ended September 30, 2005, filed with the SEC on November 2, 2005;

•	Current report on Form 8-K, filed with the SEC on March 30, 2005;

•	Current report on Form 8-K, filed with the SEC on May 20, 2005;

•	Current report on Form 8-K, filed with the SEC on June 17, 2005;

•	Current report on Form 8-K, filed with the SEC on July 21, 2005;

•	Current report on Form 8-K, filed with the SEC on September 20, 2005; and

•	Proxy Statement for the 2005 Annual Meeting, filed with the SEC on April 13, 2005.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

XOMA Ltd.

2910 Seventh Street

Berkeley, California 94710

(510) 204-7200

To obtain timely delivery, you must request this information no later than five business days before February 8, 2006.

The information contained or incorporated by reference in this prospectus is part of a registration statement we filed with the SEC. You should rely only on the information and representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

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SUMMARY

This summary does not contain all of the information you should consider before exchanging your existing notes for the new notes or investing in new notes offered in the new money offering. For a more complete understanding of XOMA and this exchange offer and new money offering, we encourage you to read carefully this entire prospectus and the documents incorporated by reference herein. The term “new notes” refers to the 6.50% Convertible SNAPsSM due 2012 offered by this prospectus. The term “existing notes” refers to our existing 6.50% Convertible Senior Notes due 2012 to be exchanged for the new notes in the exchange offer. Unless otherwise indicated, “we,” “us,” “our,” “XOMA” and similar terms refer to XOMA Ltd. and its subsidiaries.

Our Company

Overview

We are a biopharmaceutical company that discovers and develops antibody and other protein-based biopharmaceuticals, with a therapeutic focus on cancer, immune disorders and infectious diseases. Our products are presently in various stages of development and are subject to regulatory approval before they can be introduced commercially. We have a royalty interest in an approved product, RAPTIVA®, which is marketed in the United States, Europe and elsewhere, for the treatment of moderate-to-severe plaque psoriasis under an agreement with Genentech, Inc.

Our other proprietary and collaborative product development programs include:

•	CHIR-12.12, an anti-CD40 antibody for treating B-cell tumors (Phase I), and additional product candidates in connection with an antibody oncology collaboration with Chiron Corporation (preclinical);

•	a collaboration with Lexicon Genetics Incorporated to jointly develop and commercialize novel antibodies for certain targets discovered by Lexicon (preclinical);

•	anti-gastrin antibody product candidates in conjunction with an antibody collaboration for the treatment of gastrointestinal cancers with Aphton Corporation (preclinical);

•	bactericidal/permeability-increasing protein (BPI), including NEUPREX®, which targets a variety of infectious diseases and inflammatory disorders (investigator-sponsored probe studies); and

•	XMA005.2, a Human Engineered™ antibody with high affinity that we are currently evaluating in multiple indications, including osteoarthritis and rheumatoid arthritis (preclinical).

In addition, our fully integrated infrastructure allows us to offer technical development and manufacturing services on a fee-for-service basis. In particular,

•	we have established a strategic antibody manufacturing relationship with Cubist Pharmaceuticals, Inc. under which we will develop new processes to manufacture HepeX-B™, a novel two-antibody biologic, in quantities sufficient to conduct Phase III clinical trials; and

•	we were awarded an 18-month contract worth approximately $15 million from the National Institute of Allergy and Infectious Diseases (NIAID) in March of 2005 to develop three antibody therapeutics.

We leverage our preclinical, process development, manufacturing, quality and clinical development capabilities in the development of our proprietary products and also in the development of products in collaboration with other companies. We have access to multiple phage display libraries for the discovery of antibodies. We also have proprietary technologies relating to recombinant antibodies and proteins, including bacterial cell expression (BCE) systems and our Human Engineering™ method for creating human-like antibodies. Both these technologies are available for licensing and are also used in our own development programs.

We have licensed our BCE technology, an enabling technology used to discover and screen, as well as develop and manufacture, recombinant antibodies and other proteins for commercial purposes, to approximately 40 companies. As of September 30, 2005, we were aware of two antibody products in late-stage clinical testing which are manufactured using our BCE technology: Celltech Group plc’s CIMZIA™(CDP870) antibody fragment to tumor necrosis factor (TNF) for rheumatoid arthritis and Crohn’s disease and Genentech’s Lucentis™ (ranibizumab) antibody fragment to vascular endothelial growth factor (VEGF) for wet age-related macular degeneration.

Key Products and Development Programs

RAPTIVA®

RAPTIVA® is the first biologic therapy designed to provide continuous control of chronic moderate-to-severe plaque psoriasis in adults age 18 or older who are candidates for systemic therapy or phototherapy approved by the United States Food and Drug Administration (FDA). Although psoriasis appears on the skin, the condition is actually caused by overactive immune cells, called T-cells. This activity sets off a series of events, causing cells to multiply so fast that they begin to pile up on the surface of the skin. In plaque psoriasis, the accumulation of skin cells forms red, scaly patches on the surface of the skin that begin to shed as the build-up of cells continues. These patches of skin, which are often itchy and painful, are known as plaques or lesions. Plaque psoriasis is the most common form of psoriasis, accounting for approximately 80% of all cases of psoriasis. Patients can self-administer RAPTIVA® as a single, once-weekly subcutaneous injection after training by a healthcare professional. RAPTIVA® was developed in the United States through a collaboration between Genentech and us and received FDA approval in October of 2003. Genentech has reported sales of RAPTIVA® in the United States for the nine months ended September 30, 2005 of $58.8 million.

In April of 1996, we entered into an agreement with Genentech for the development of RAPTIVA®. In March of 2003, we entered into amended and expanded agreements related to all aspects of the collaboration to reflect the current understanding between the companies at the time. The agreements called for us to share the development costs and receive a 25% share of future United States operating profits and losses and a royalty on sales outside the United States The agreements also called for Genentech to finance our share of development costs up until first FDA marketing approval via a convertible subordinated loan, and our share of pre-launch marketing and sales costs via an additional commercial loan facility. In November of 2003, we announced our election to pay $29.6 million of the development loan in convertible preference shares and to defer repayment of the remaining $40.0 million. The preference shares are convertible into 3.8 million common shares at a price of approximately $7.75 per common share. The $13.4 million of outstanding principal and interest on the commercial loan was payable only in cash and was paid in January and May of 2004.

RAPTIVA® is licensed by Genentech outside of the United States and Japan through an agreement made with Serono in August of 2002. Serono announced in September of 2004 that it had received European Commission Marketing Authorisation for RAPTIVA® to treat people with moderate-to-severe chronic plaque psoriasis for whom other systemic treatments or phototherapy have been inadequate or inappropriate. RAPTIVA® has been approved in 44 countries and has been launched in Germany, UK, Denmark, Sweden, Switzerland, Australia, Argentina, Brazil, Mexico and other countries. Serono has reported sales of RAPTIVA® outside the United States for the nine months ended September 30, 2005 of $21.9 million.

In January of 2005, we entered into a restructuring of our collaboration agreement with Genentech. Key elements of the new, restructured relationship include:

•	The previous cost and profit sharing arrangement in the United States was modified. We earn a mid-single digit royalty on worldwide sales of RAPTIVA® with an additional royalty rate on sales in the United States in excess of a specified level. The original agreement provided us with the option of electing a royalty-only participation in RAPTIVA® results, with a higher worldwide royalty rate structure, but required immediate repayment of the development loan.

•	Genentech agreed to discharge our obligation to pay the $40 million development loan and accrued interest. We recognized the release of this obligation as income in our first quarter 2005 financial statements.

•	By selecting the royalty option, we will no longer be responsible for funding any development or sales and marketing activities or have the right to co-promote RAPTIVA®.

This revised agreement became effective as of January 1, 2005, and as a result, RAPTIVA® became immediately profitable for us, beginning in the first quarter of 2005.

Oncology Therapeutic Antibodies Program

In February of 2004, we entered into an exclusive, worldwide, multi-product collaboration with Chiron to develop and commercialize antibody products for the treatment of cancer. Under the terms of the agreement, we will jointly research, develop and commercialize multiple antibody product candidates. We will share expenses and revenues, generally on a 70/30 basis, with our share being 30%. Financial terms include initial payments to us in 2004 totaling $10.0 million and a loan facility, secured by our interest in the collaboration, of up to $50.0 million to fund up to 75% of our share of expenses beginning in 2005. As of September 30, 2005, the outstanding principal balance under this loan facility totaled $8.8 million.

In December of 2004, several abstracts on the novel oncology compound CHIR-12.12, an antagonist antibody targeting CD40, the most advanced product candidate under this collaboration, were presented at the 46th American Society of Hematology (ASH) Annual Meeting and Exposition in San Diego, California. In vitro, CHIR-12.12 has demonstrated dual mechanisms of B cell tumor killing: antibody-dependent cellular cytotoxicity (ADCC) of CD40-expressing tumors by immune effector cells and inhibition of CD40-ligand mediated growth and survival.

In October of 2005, we and Chiron initiated our second clinical trial of CHIR-12.12. This single agent, open-label Phase I study will evaluate the drug’s safety, dose tolerability and pharmacokinetic profile in up to 40 subjects with multiple myeloma, using translational medicine to monitor biomarkers and correlate them with responses to therapy, guiding the dose regimen and selection of subjects. A similar Phase I study is on-going at three leading cancer centers in the United States in up to 40 subjects with advanced chronic lymphocytic leukemia, or CLL. We and Chiron are also evaluating clinical testing of CHIR-12.12 in patients with other B-cell cancers.

Collaboration with Lexicon Genetics

In June of 2005, we announced the formation of a collaboration with Lexicon to jointly develop and commercialize novel antibodies for certain targets discovered by Lexicon and will share the responsibility and costs for research, preclinical, clinical, and commercialization activities, which along with any profits, will be allocated 65% to Lexicon and 35% to us. We will have principal responsibility for manufacturing antibodies for use in clinical trials and commercial sales. This three-year collaboration combines Lexicon’s biotherapeutics target discovery capabilities with our antibody generation platform to speed the development of novel therapeutic antibodies. As an initial target, we and Lexicon have selected a secreted protein involved in metabolic functions such as insulin sensitivity and weight gain in response to diet. Antibodies to this target may be developed to treat obesity, type 2 diabetes and other metabolic diseases.

Anti-gastrin Antibody Collaboration

In September of 2004, we entered into a worldwide collaboration with Aphton to develop treatments for gastrointestinal (GI) and other gastrin-sensitive cancers using anti-gastrin monoclonal antibodies. Under the terms of the agreement, the companies will share all development expenses and all commercialization profits and losses for all product candidates on a 70/30 basis, with our share being 30%. We will have worldwide manufacturing rights for these products and the ability to share up to 30% in the commercialization efforts in the United States. Aphton will share United States commercialization rights and will have exclusive rights to commercialize all products outside the United States. Antibodies to be developed under the collaboration are intended to bind and neutralize the hormone gastrin 17 that is believed to be involved in tumor progression in GI cancers. Gastrin expression and the appearance of gastrin receptors have been associated with increasing malignant characteristics of GI tumors and with poorer prognostic outcomes. Specifically, gastrin has been shown to be involved in the progression of colorectal, stomach, liver and pancreatic cancers and inhibiting gastrin may inhibit such progression.

BPI-based Products

We are developing novel therapeutic products derived from a recombinant bactericidal/permeability-increasing protein (rBPI). rBPI is a genetically engineered version of a human host-defense protein (BPI) found in white blood cells. rBPI kills bacteria and enhances the activity of antibiotics, in many cases reversing bacterial resistance to the antibiotic. rBPI also has anti-inflammatory properties. Furthermore, rBPI inhibits the function of multiple growth factors involved in blood vessel formation and angiogenesis (growth of new blood vessels). Angiogenesis is an essential component of inflammation and solid tumor growth as well as diseases such as retinopathies.

We remain committed to the future development of drugs from our BPI platform, including NEUPREX®. We believe the safety profile of NEUPREX® continues to be an attractive clinical feature evidenced by ongoing investigator-sponsored probe studies evaluating NEUPREX® in pediatric and adult indications. Several clinical investigators are conducting or plan to conduct studies in target indications including pediatric open-heart surgery, burns and bone marrow transplant (BMT). The BMT studies may provide proofs of concept for acute radiation syndrome and allow for possible biodefense application. We have decided to cease investigating at this time the use of NEUPREX® as a possible treatment for plague.

Antibody Process Development and Manufacturing Contracts

In September of 2005, we announced that we had signed a letter agreement with Cubist to develop production processes and to manufacture HepeX-B™, a novel two-antibody biologic, in quantities sufficient to conduct Phase III clinical trials. HepeX-B™ is a combination of two fully human monoclonal antibodies that target the hepatitis B virus (HBV) surface. The product, which has been granted Orphan

Drug Status in both the United States and the European Union, is currently being evaluated in Phase III trials for the prevention of HBV re-infection in liver transplant patients. If these trials are successful, the companies may extend the relationship to a commercial supply agreement for product launch.

In March of 2005, we were awarded a $15.0 million contract from NIAID, a division of the National Institutes of Health (NIH), to develop three anti-botulinum neurotoxin monoclonal antibody therapeutics. The contract work will be performed over an 18-month period and will be 100% funded with Federal funds from NIAID under Contract No. HHSN266200500004C. We recognize revenue over the life of the contract as the services are performed and, as per the terms of the contract, a 10% retention on all revenue is deferred and classified as a receivable until completion of the contract. For the nine months ended September 30, 2005, we recorded revenues of $2.8 million from this contract.

Our Business Strategy

Our strategy is to develop and manufacture antibodies and other recombinant protein products to treat cancer, immunological and inflammatory disorders, and infectious diseases. In addition to our own proprietary products, we broaden our pipeline by leveraging our development and manufacturing infrastructure through collaborations with other companies and research institutions. Our goal is to become profitable in the next three years while continuing to strengthen our product pipeline. We recognize the challenging nature of this goal, and the principal elements of our strategy are to:

•	Continue to build a diverse portfolio of product candidates. We are developing a pipeline of product candidates in a variety of therapeutic areas at various stages of clinical and preclinical development. We believe this strategy may increase the likelihood of successful product approval and commercialization, while reducing our exposure to the risk inherent in developing any one drug or focusing on a single therapeutic area.

•	Seek to license or acquire complementary products and technologies. We intend to supplement our internal drug discovery efforts through the acquisition of products and technologies that complement our internal product development strategy. We intend to continue to identify, evaluate and pursue the licensing or acquisition of other strategically valuable products and technologies.

•	Leverage our core competencies. We believe that we have significant expertise in recombinant protein development and production, which we have used to establish a strong platform for the development of antibody and other protein-related pharmaceutical products. We intend to leverage these competencies to develop valuable products addressing markets with important unmet medical needs. When strategically advantageous, we may seek marketing arrangements with other pharmaceutical companies for the further advancement of our product candidates.

•	Outlicense select product candidates. We have additional internally developed product candidates, which we will consider outlicensing in the future, if we believe that it will bring us additional financial resources and increase the likelihood of regulatory approval and successful commercialization of such products within or outside the United States.

•	Utilize excess manufacturing capacity. We currently have manufacturing capacity beyond that required for the production of our own proprietary and collaborative products. We are actively seeking additional relationships that would utilize this excess capacity and bring us additional financial resources.

NEUPREX® and Human Engineering™ are trademarks of XOMA Ltd. and/or our licensees. SNAPsSM is a service mark of Piper Jaffray & Co. All other brand names or trademarks appearing in this prospectus are the property of others.

The Exchange Offer

We have summarized the terms of the exchange offer in this section. Before you decide whether to tender your existing notes in this offer, you should read the detailed description of the offer under “The Exchange Offer” and of the new notes under “Description of New Notes” for further information.

Terms of the exchange offer

We are offering to exchange up to $60,000,000 aggregate principal amount of new notes for up to an aggregate principal amount of $60,000,000 of the existing notes. We are offering to exchange $1,000 principal amount of new notes for each $1,000 principal amount of the existing notes. New notes will be issued in denominations of $1,000 and any integral multiple of $1,000. You may tender all, some or none of your existing notes.

Deciding whether to participate in the exchange offer

Neither we nor our officers or directors make any recommendation as to whether you should tender or refrain from tendering all or any portion of your existing notes in the exchange offer. Further, we have not authorized anyone to make any such recommendation. You must make your own decision whether to tender your existing notes in the exchange offer and, if so, the aggregate amount of existing notes to tender. You should read this prospectus and the letter of transmittal and consult with your advisers, if any, to make that decision based on your own financial position and requirements. In particular, you should know that there are certain significant adverse tax consequences that could result from the exchange of existing notes or the holding, conversion or other disposition of the new notes. Investors considering the exchange of existing notes for new notes should discuss the tax consequences with their own tax advisors. See “The Exchange Offer—Terms of the Exchange Offer—Tax consequences” in this Summary, “Risk Factors—Risks Related to This Offering—You may experience significant adverse tax consequences by participating in the exchange offer or the new money offering” and “United States Federal Income Tax Considerations.” The exchange offer is separate and distinct from the new money offering and whether or not you indicate an interest to participate in the new money offering will have no effect on your ability to participate in the exchange offer.

Expiration date; extension; termination

The exchange offer and withdrawal rights will expire at 12:00 midnight, New York City time, on February 8, 2006, or any subsequent time or date to which the exchange offer is extended. We may extend the expiration date or amend any of the terms or conditions of the exchange offer for any reason. In the case of an extension, we will issue a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. If we extend the expiration date, you must tender your existing notes prior to the date identified in the press release or public announcement if you wish to participate in the exchange offer. In the case of an amendment, we will issue a press release or other public announcement. We have the right to:

•	extend the expiration date of the exchange offer and retain all tendered existing notes, subject to your right to withdraw your tendered existing notes; and

•	waive any condition or otherwise amend any of the terms or conditions of the exchange offer in any respect, other than the condition that the registration statement be declared effective.

Conditions to the exchange offer

The exchange offer is subject to the registration statement, and any post-effective amendment to the registration statement covering the new notes, being effective under the Securities Act of 1933, as amended, or the Securities Act. The exchange offer is also subject to customary conditions, which we may waive. The satisfaction or waiver of the conditions, other than those that relate to governmental or regulatory conditions necessary to the consummation of the exchange offer, will be determined as of February 8, 2006, the expiration date of the exchange offer.

Withdrawal rights

You may withdraw a tender of your existing notes at any time before the exchange offer expires by delivering a written notice of withdrawal to Wells Fargo Bank, National Association, the exchange agent, before the expiration date. If you change your mind, you may retender your existing notes by again following the exchange offer procedures before the exchange offer expires. In addition, if we have not accepted your tendered existing notes for exchange, you may withdraw your existing notes at any time after March 10, 2006.

Procedures for tendering outstanding existing notes

If you hold existing notes through a broker, dealer, commercial bank, trust company or other nominee, you should contact that person promptly if you wish to tender your existing notes. Tenders of your existing notes will be effected by book-entry transfers through The Depository Trust Company.

If you hold existing notes through a broker, dealer, commercial bank, trust company or other nominee, you may also comply with the procedures for guaranteed delivery.

Please do not send letters of transmittal to us. You should send letters of transmittal to Wells Fargo Bank, National Association, the exchange agent, at one of its offices as indicated under “The Exchange Offer” at the end of this prospectus or in the letter of transmittal. The exchange agent can answer your questions regarding how to tender your existing notes.

Accrued interest on existing notes

Existing note holders will receive accrued and unpaid interest on any existing notes accepted in the exchange offer. The amount of accrued interest will be calculated from the last interest payment date up to, but excluding, the closing date of the exchange offer.

Interest on new notes

Interest on the new notes will be payable at a rate of 6.50% per year, payable semiannually on February 1 and August 1 of each year, commencing August 1, 2006. See “Comparison of New Notes and Existing Notes.” Interest on the new notes will begin to accrue as of the closing date of the exchange offer.

Accrued and unpaid interest on any tendered existing notes will be paid on the closing date of the exchange offer, the same date the new notes to be offered in the exchange offer will be issued. Accordingly, there will not be a gap in the interest accrual on existing notes tendered in the exchange offer.

Trading	Our common shares are traded on The Nasdaq National Market under the symbol “XOMA.”

Information agent	Georgeson Shareholder Communications Inc.

Exchange agent	Wells Fargo Bank, National Association

Dealer managers	Piper Jaffray & Co. and Canaccord Adams Inc.

Risk factors	You should carefully consider the matters described under “Risk Factors,” as well as other information set forth in this prospectus and in the letter of transmittal.

Consequences of not exchanging existing notes

The liquidity and trading market for existing notes not tendered in the exchange offer could be adversely affected to the extent a significant number of the existing notes are tendered and accepted in the exchange offer.

Tax consequences	See “United States Federal Income Tax Considerations” for a description of certain material U.S. federal income tax consequences associated with the exchange offer and the new money offering.

Ratio (deficiency) of earnings to fixed charges

Our ratio of earnings to fixed charges for the nine months ended September 30, 2005 was 4.20 to 1.0. Earnings were insufficient to cover fixed charges by $78.9 million, $58.7 million, $33.2 million, $28.0 million and $29.4 million for the years ended December 31, 2004, 2003, 2002, 2001 and 2000, respectively.

The New Money Offering

We have summarized the terms of the new money offer in this section. The new money offering is separate and distinct from the exchange offer. Before you decide to invest in additional new notes in the new money offering, you should read the detailed description of the offer under “The New Money Offering” and of the new notes under “Description of New Notes” for further information.

Terms of the new money offering	We are offering to the public up to $10,000,000 aggregate principal amount of new notes for cash.

Offering price	The public offering price for the new notes issued in the new money offering will be determined by indication of interest.

Use of proceeds

We expect to use the net proceeds from the new money offering for general corporate purposes, including current research and development projects, the development or acquisition of new products or technologies, equipment acquisitions, general working capital and operating expenses.

Placement agents	Piper Jaffray & Co. and Canaccord Adams Inc.

Indications of interest

If you would be interested in participating in the new money offering of new notes, you should give your indication of interest directly to the placement agents at (415) 984-5141, attention Simon Manning or Brian Sullivan. All sales of the new notes will be made at the sole discretion of the placement agents in consultation with us. You need not participate in the exchange offer in order to deliver an indication of interest to participate in the new money offering.

Allocation of new notes in the new money offering

Neither we nor our placement agents may confirm an allocation on any indication of interest or offer to buy new notes until the registration statement relating to the new money offering, of which this prospectus is a part, has become effective. You may withdraw or change your indication of interest or offer to buy new notes, without obligation or commitment of any kind, at any time prior to being contacted by the placement agents, informed of your allocation and asked to confirm your allocation or withdraw your indication of interest after the effective date of the registration statement of which this prospectus is a part. You will not be obligated to buy new notes by indicating an interest or offering to buy new notes. Even if you indicate your interest in buying new notes, you may not receive any allocation of new notes or your allocation may be for an amount substantially less than the amount of your indication of interest. Allocations of new notes may not be proportional to the total indications of interest that are made in the new money offering. Allocation decisions will be at the discretion of the placement agents who will consider various factors such as, but not limited to, investment interest in us, investment objectives, and investor diversification. Neither we nor our placement agents will consider whether or not you are a holder of the existing notes or participate in the exchange offer as a relevant factor when determining the allocation of the new notes in the new money offering.

Deciding whether to participate in the new money offering

Neither we nor our officers or directors make any recommendation as to whether you should or should not indicate your interest in participating in the new money offering. Further, we have not authorized anyone to make any such recommendation. You must make your own decision whether to indicate your interest in purchasing new notes, and if so, whether to purchase the total amount of new notes that may be allocated to you. You should read this prospectus and consult with your advisers, if any, to make that decision based on your own financial position and requirements. In particular, you should know that there are certain significant adverse tax consequences that could result from the holding, conversion or other disposition of the new notes. Investors considering the purchase of new notes in the new money offering should discuss the tax consequences with their own tax advisors. See “Risk Factors—Risks Related to This Offering—You may experience significant adverse tax consequences by participating in the exchange offer or the new money offering” and “United States Federal Income Tax Considerations.”

Comparison of New Notes and Existing Notes

The following is a brief summary of the terms of the new notes and the existing notes. For a more detailed description of the new notes and existing notes, see “Description of New Notes” and “Description of Existing Notes,” respectively.

	New Notes	Existing Notes
Securities	Up to $70,000,000 in principal amount of our 6.50% Convertible SNAPsSM due February 1, 2012, $60,000,000 of which are being offered in the exchange offer and up to $10,000,000 of which are being separately offered in the new money offering.	As of the date of this prospectus, there is $60,000,000 in principal amount of our existing 6.50% Convertible Senior Notes due February 1, 2012 outstanding.

Issuer	XOMA Ltd., a Bermuda company.	XOMA Ltd., a Bermuda company.

Maturity	February 1, 2012.	February 1, 2012.

Interest	Interest on the new notes will be payable at a rate of 6.50% per year, payable semiannually on February 1 and August 1 of each year, commencing August 1, 2006.	Interest on the existing notes is payable at a rate of 6.50% per year, payable semiannually on February 1 and August 1 of each year.

	We will pay interest only in cash except as described below under “Additional interest upon voluntary and auto-conversion prior to February 10, 2010.” The interest rate and payment dates on the new notes are the same as the existing notes; however, because we may redeem some or all of the new notes after February 10, 2010, without regard to the closing price of our common shares, you may receive only four years of total interest payments compared to a total of 6.3 years of interest payments if we elect to redeem the new notes and the price of our common shares would not have satisfied the call provisions under the existing notes.	We will pay interest only in cash.

Conversion rights	The new notes will be convertible, at the option of the holder, at any	The existing notes are convertible, at the option of the holder, at any

	New Notes	Existing Notes
	time on or prior to maturity, into our common shares at an initial conversion rate of 533.4756 shares per $1,000 principal amount of notes (equal to a conversion price of approximately $1.87 per share). The conversion rate will be subject to adjustment.	time on or prior to maturity, into our common shares at an initial conversion rate of 533.4756 shares per $1,000 principal amount of notes (equal to a conversion price of approximately $1.87 per share). The conversion rate is subject to adjustment.

	There will be no limitation as to the principal amount of the new notes you can convert at any time.	There is no limitation as to the principal amount of the existing notes you can convert at any time.

Auto-conversion	We will have the right to automatically convert some or all of the new notes on or prior to the maturity date if the closing price of our common shares has exceeded 150% of the conversion price then in effect for at least 20 trading days during any consecutive 30 trading day period ending within five trading days prior to the notice of auto-conversion. We refer to this as an “auto-conversion” and the date upon which the new notes are auto-converted as the “auto-conversion date.”	None.

Additional interest upon voluntary or auto-conversion prior to February 10, 2010

If we elect to automatically convert, or if you elect to voluntarily convert, some or all of your new notes on or prior to February 10, 2010, we will pay or provide for additional interest equal to four years’ worth of interest less any interest paid or provided for, on the principal amount so converted, prior to the date of conversion. Additional interest, if any, shall be paid in cash or, solely at our option, subject to the limitation described below under “Limitation on our ability to pay additional interest in common shares,” in our common shares. If we pay

None.

	New Notes	Existing Notes
additional interest with our common shares, such shares will be valued at the conversion price then in effect.

Limitation on our ability to pay additional interest in common shares

We may not elect to pay any additional interest in our common shares if at any such time the sum of (i) the aggregate amount of our common shares previously issued in payment of additional interest since the original issuance date of the new notes, and (ii) the aggregate amount of our common shares proposed to be issued as additional interest on the conversion date would exceed a cap amount equal to the difference between (x) the aggregate number of shares issuable at an assumed conversion rate equal to the closing price of our common shares on The Nasdaq National Market on the date of acceptance of the existing notes in connection with the exchange offer and (y) the aggregate number of shares issuable upon conversion of the new notes issued under the indenture at the conversion rate then in effect. In the event that we obtain shareholder approval to issue common shares in excess of the cap amount, the above limitation shall not apply. Whether we seek shareholder approval for such purpose is at our sole discretion, and no decision with respect to this issue has been reached at this time.

None.

Make-whole premium upon a fundamental change	In the event of a fundamental change, we may be required to pay a make-whole payment on notes converted in connection with the fundamental change. See	In the event of a fundamental change, we may be required to pay a make-whole payment on notes converted in connection with the fundamental change. See

	New Notes	Existing Notes
	“Description of New Notes—Make-Whole.” The make-whole payment will be payable in our common shares, or in certain circumstances, the consideration into which our common shares has been converted or exchanged in connection with such fundamental change.	“Description of Existing Notes—Make-Whole.” The make-whole payment will be payable in our common shares, or in certain circumstances, the consideration into which our common shares has been converted or exchanged in connection with such fundamental change.

If a holder would otherwise be entitled to receive additional interest as described under “—Additional interest upon voluntary or auto-conversion prior to February 10, 2010” above in connection with new notes converted upon a fundamental change requiring payment of the make-whole premium, such holder will receive the greater of (i) the additional interest, or (ii) the make-whole payment of additional shares. In no event will a holder be entitled to receive both a make-whole payment of additional shares and additional interest on new notes that are converted in connection with a fundamental change.

Election of consideration	In connection with certain mergers and other transactions, if the holders of common shares have the right to elect the form of consideration into which our common shares are to be converted or exchanged in such transaction, holders of the new notes will also have such rights.	None.

Optional redemption	Prior to February 10, 2010, the new notes are not redeemable.	Prior to February 6, 2008, the existing notes are not redeemable.

	On or after February 10, 2010, we may redeem some or all of the notes at 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest.	On or after February 6, 2008, we may redeem for cash some or all of the existing notes for a price equal to 100% of the principal amount of the existing notes to be redeemed, plus accrued and unpaid interest

	New Notes	Existing Notes
and liquidated damages, if any, to but excluding the redemption date, if the closing price of our common shares has exceeded 150% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day prior to the date on which we mail the provisional redemption notice, which date shall be at least 20 days but no more than 60 days prior to the redemption date.
Repurchase at holder’s option upon a fundamental change	You may require us to repurchase your new notes upon a fundamental change, as described in “Description of New Notes,” in cash at 100% of the principal amount, plus accrued and unpaid interest.

You may require us to repurchase your existing notes upon a fundamental change, as described in “Description of Existing Notes,” in cash at 100% of the principal amount, plus accrued and unpaid interest.

Ranking	The new notes will be unsecured and unsubordinated obligations and will rank equal in priority with all of our existing and future unsecured and unsubordinated indebtedness, including the existing notes and senior in right of payment to all of our future subordinated indebtedness. The new notes will effectively rank junior to any of our secured indebtedness and any of our indebtedness that is guaranteed by our subsidiaries. The new notes will be structurally subordinated to all liabilities of our subsidiaries. The indenture under which the new notes will be issued will not prevent us or our existing subsidiary or any future subsidiary from incurring additional indebtedness, which may be secured by some or all of our assets, or other obligations.	The existing notes are unsecured and unsubordinated obligations and rank equal in priority with all of our existing and future unsecured and unsubordinated indebtedness, including the new notes and senior in right of payment to all of our future subordinated indebtedness. The existing notes effectively rank junior to any of our secured indebtedness and any of our indebtedness that is guaranteed by our subsidiaries. The existing notes are structurally subordinated to all liabilities of our subsidiaries. The indenture under which the existing notes were issued does not prevent us or our existing subsidiary or any future subsidiary from incurring additional indebtedness, which may be secured by some or all of our assets, or other obligations.

Questions and Answers About the Exchange Offer and New Money Offering

Why is the company doing the exchange offer and the new money offering?

We believe the exchange offer is an important step in re-calibrating our capital structure to be better suited for the current market environment. If the exchange offer is fully subscribed, it will:

•	position us to automatically convert all of our debt into common shares if the closing price of our common shares exceeds 150% of the conversion price; and

•	leave the annual interest payment unchanged, but will reduce our total aggregate interest payments if we call the notes for redemption after February 10, 2010.

In addition, the new money offering gives us the opportunity to raise up to $10 million of additional capital on the same terms as the new notes to be issued in the exchange offer.

What will I receive in exchange for my existing notes?

If you tender your existing notes in the exchange offer, you will receive new notes with the following characteristics:

•	For each $1,000 in principal amount of your existing notes exchanged, you will receive $1,000 in principal amount of our new notes;

•	Interest will accrue on the new notes at a rate of 6.50% per year;

•	Each $1,000 in principal amount of new notes will be convertible at an initial conversion rate of 533.4756 shares per $1,000 principal amount of notes (equal to a conversion price of approximately $1.87 per share), subject to adjustment, at any time prior to the close of business on the maturity date;

•	We have the right to automatically convert some or all of the new notes any time prior to maturity if the closing price of our common shares has exceeded 150% of the conversion price then in effect for at least 20 trading days during any consecutive 30 trading day period ending within five trading days prior to the notice of auto-conversion;

•	If we elect to automatically convert, or if you elect to voluntarily convert, some or all of the new notes before February 10, 2010, we will pay additional interest in cash or, at our option, subject to certain limitations, in our common shares, equal to four full years of interest on the converted notes, less any interest actually paid or provided for on the notes. If we elect to pay the additional interest in our common shares, the common shares will be valued at the conversion price then in effect. In connection with a conversion upon certain fundamental changes, you will receive the greater of a make-whole payment or such additional interest, but not both; and

•	After February 10, 2010, we may redeem some or all of the notes at 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest.

These are only some of the material terms of the new notes, and you should read the detailed description of the new notes under “Description of New Notes” for further information.

Will my interest payment change?

The interest rate and payment dates on the new notes are the same as the existing notes; however, because we may redeem some or all of the new notes after February 10, 2010, without regard to the closing price of our common shares, you may receive only four years of total interest payments compared to a total of 6.3 years of interest payments if we elect to redeem the new notes and the price of our common shares would not have satisfied the call provisions under the existing notes.

Is the exchange offer conditioned upon a minimum number of existing notes being tendered in the exchange or new notes being purchased for cash?

No, the exchange offer is not conditioned upon any minimum number of existing notes being tendered or new notes being purchased for cash. The exchange offer is subject to customary conditions, which we may waive.

How soon must I act if I decide to participate in the exchange offer?

Unless we extend the expiration date, the exchange offer will expire on February 8, 2006 at 12:00 midnight, New York City time. The exchange agent must receive all required documents and instructions on or before February 8, 2006 or you will not be able to participate in the exchange offer.

What happens if I do not participate in the exchange offer?

The decision of a holder of existing notes not to participate in the exchange offer will not affect his or her eligibility to indicate interest for new notes in the new money offering. If a significant number of the existing notes are tendered and accepted in the exchange offer, the liquidity and the trading market for existing notes that remain outstanding will likely be impaired. We and the placement agents will not consider whether or not a holder of the existing notes participates in the exchange offer as a relevant factor when determining the allocation of the new notes in the new money offering.

How do I indicate my interest for new notes for cash in the new money offering?

If you are interested in purchasing new notes for cash, please contact Simon Manning or Brian Sullivan at Piper Jaffray & Co. at (415) 984-5141. If we and the placement agents decide to go forward with the new money offering, allocations of new notes will be made by the placement agents, after consultation with us, in their sole discretion. The closing of the new money offering is anticipated to occur on the same day as the closing of the exchange offer.

What should I do if I have additional questions about the exchange offer or the new money offering?

If you have any questions, need additional copies of the offering material, or otherwise need assistance, please contact the information agent for the offering:

Georgeson Shareholder Communications Inc.

17 State Street, 10th Floor

New York, New York 10004

(888) 867-6963

To receive copies of our recent SEC filings, you can contact us by mail or refer to the other sources described under “Where You Can Find More Information.”

RISK FACTORS

You should carefully consider the risks described below before, you decide to exchange your existing notes for new notes or buy for cash additional new notes. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties that we do not presently know or that we currently deem immaterial may also impair our business operations.

If any of the following risks actually occur, they could materially, adversely affect our business, financial condition or operating results. In that case, the trading price of our common shares, the existing notes and the new notes could decline.

Risk Related to Our Business

Our revenues currently rely significantly on RAPTIVA® sales.

Currently, our revenues rely significantly upon sales of RAPTIVA®, the only pharmaceutical product in which we have a royalty interest that has received regulatory approval. RAPTIVA® was approved by the FDA on October 27, 2003, for the treatment of chronic moderate-to-severe plaque psoriasis in adults who are candidates for systemic therapy or phototherapy. Genentech and Serono, Genentech’s international marketing partner for RAPTIVA®, are responsible for the marketing and sales effort in support of this product. In September of 2004, Serono announced that RAPTIVA® had received approval for use in the European Union and the product was launched in several European Union countries in the fourth quarter of 2004. We have no role in marketing and sales efforts, and neither Genentech nor Serono has an express contractual obligation to us regarding the marketing or sales of RAPTIVA®. Under our current arrangement with Genentech, we are entitled to receive royalties on worldwide sales of RAPTIVA®. Successful commercialization of this product is subject to a number of risks, including, but not limited to:

•	Genentech’s and Serono’s willingness and ability to implement their marketing and sales effort and achieve sales;

•	the strength of competition from other products being marketed or developed to treat psoriasis;

•	the occurrence of adverse events which may give rise to safety concerns;

•	physicians’ and patients’ acceptance of RAPTIVA® as a treatment for psoriasis;

•	Genentech’s ability to provide manufacturing capacity to meet demand for the product; and

•	pricing and reimbursement issues.

According to Genentech, United States sales of RAPTIVA® for the third quarter of 2005 were $20.9 million, compared to $21.3 million for the second quarter of 2005. According to Serono, sales of RAPTIVA® outside of the United States for the third quarter of 2005 were $10.0 million, compared to $7.4 million for the second quarter of 2005. Given our current reliance on RAPTIVA® as one of the principal sources of our revenue, any material adverse developments with respect to the commercialization of RAPTIVA® may cause our revenue to decrease and may cause us to incur losses in the future.

Because our products are still being developed, we will require substantial funds to continue; we cannot be certain that funds will be available and, if they are not available, we may have to take actions which could adversely affect your investment.

If adequate funds are not available, we may have to raise additional funds in a manner that may dilute or otherwise adversely affect the rights of existing shareholders, curtail or cease operations, or file for bankruptcy protection in extreme circumstances. We have spent, and we expect to continue to spend, substantial funds in connection with:

•	research and development relating to our products and production technologies,

•	expansion of our production capabilities,

•	various human clinical trials and

•	protection of our intellectual property.

Based on current spending levels, anticipated revenues, collaborator funding, proceeds from the offering of the existing notes in February of 2005 and other sources of funding we believe to be available, we estimate that we have sufficient cash resources to meet our anticipated net cash needs through at least 2008. Any significant revenue shortfalls, increases in planned spending on development programs or more rapid progress of development programs than anticipated, as well as the unavailability of anticipated sources of funding, could shorten this period. Progress or setbacks by potentially competing products may also affect our ability to raise new funding on acceptable terms. As a result, we do not know when or whether:

•	operations will generate meaningful funds,

•	additional agreements for product development funding can be reached,

•	strategic alliances can be negotiated or

•	adequate additional financing will be available for us to finance our own development on acceptable terms, or at all.

Cash balances and operating cash flow are influenced primarily by the timing and level of payments by our licensees and development partners, as well as by our operating costs.

Most of our therapeutic products have not received regulatory approval. If these products do not receive regulatory approval, neither our third party collaborators nor we will be able to manufacture and market them.

Our products cannot be manufactured and marketed in the United States and other countries without required regulatory approvals. Only one of our therapeutic products, RAPTIVA®, has received regulatory approval. The United States government and governments of other countries extensively regulate many aspects of our products, including:

•	testing,

•	manufacturing,

•	promotion and marketing and

•	exporting.

In the United States, the FDA regulates pharmaceutical products under the Federal Food, Drug, and Cosmetic Act and other laws, including, in the case of biologics, the Public Health Service Act. At the present time, we believe that most of our products will be regulated by the FDA as biologics. The review of therapeutic biologic products has been transferred within the FDA from the Center for Biologics Evaluation and Research to the Center for Drug Evaluation and Research, the body that reviews drug products. Because this transition may not be complete, we do not know when or how this change will affect us. Changes in the regulatory approval policy during the development period, changes in, or the enactment of, additional regulations or statutes or changes in regulatory review for each submitted product application may cause delays in the approval or rejection of an application. Even if the FDA or other regulatory agency approves a product candidate, the approval may impose significant restrictions on the indicated uses, conditions for use, labeling, advertising, promotion, marketing and/or production of such product. Even for approved products such as RAPTIVA®, the FDA may impose ongoing requirements for post-approval studies, including additional research and development and clinical trials, and may subsequently withdraw approval based on these additional trials. The FDA and other agencies also may impose various civil or criminal sanctions for failure to comply with regulatory requirements, including withdrawal of product approval. State regulations may also affect our proposed products.

The FDA has substantial discretion in both the product approval process and manufacturing facility approval process and, as a result of this discretion and uncertainties about outcomes of testing, we cannot predict at what point, or whether, the FDA will be satisfied with our or our collaborators’ submissions or whether the FDA will raise questions which may be material and delay or preclude product approval or manufacturing facility approval. As we accumulate additional clinical data, we will submit it to the FDA, which may have a material impact on the FDA product approval process.

We face uncertain results of clinical trials of our potential products.

Our potential products will require significant additional research and development, extensive preclinical studies and clinical trials and regulatory approval prior to any commercial sales. This process is lengthy and expensive, often taking a number of years. As clinical results are frequently susceptible to varying interpretations that may delay, limit or prevent regulatory approvals, the length of time necessary to complete clinical trials and to submit an application for marketing approval for a final decision by a regulatory authority varies significantly. As a result, it is uncertain whether:

•	our future filings will be delayed,

•	our preclinical and clinical studies will be successful,

•	we will be successful in generating viable product candidates to targets,

•	we will be able to provide necessary additional data,

•	results of future clinical trials will justify further development or

•	we will ultimately achieve regulatory approval for any of these products.

For example,

•	In 1996, in conjunction with Genentech, we began testing RAPTIVA® in patients with moderate-to-severe plaque psoriasis. In April of 2002, we announced with Genentech that a pharmacokinetic study conducted on RAPTIVA® comparing XOMA-produced material and Genentech-produced material did not achieve the pre-defined statistical definition of comparability, and the FDA requested that another Phase III study be completed before the filing of a Biologics License Application for RAPTIVA®, delaying the filing beyond the previously-planned time frame of the summer of 2002. In March of 2003, we announced completion of enrollment in a Phase II study of RAPTIVA® in patients suffering from rheumatoid arthritis. In May of 2003, Genentech and we announced our decision to terminate Phase II testing of RAPTIVA® in patients suffering from rheumatoid arthritis based on an evaluation by an independent Data Safety Monitoring Board that suggested no overall net clinical benefit in patients receiving the study drug. We also completed enrollment in a Phase II study of RAPTIVA® as a possible treatment for patients with psoriatic arthritis. In March of 2004, we announced that the study did not reach statistical significance.

•	In December of 1992, we began human testing of our NEUPREX® product, a genetically engineered fragment of a particular human protein, and licensed certain worldwide rights to Baxter Healthcare Corporation (Baxter) in January of 2000. In April of 2000, members of the FDA and representatives of XOMA and Baxter discussed results from the Phase III trial that tested NEUPREX® in pediatric patients with a potentially deadly bacterial infection called meningococcemia, and senior representatives of the FDA indicated that the data presented were not sufficient to support the filing of an application for marketing approval at that time.

•	In 2003, we completed two Phase I trials of XMP.629, a BPI-derived topical peptide compound targeting acne, evaluating the safety, skin irritation and pharmacokinetics. In January of 2004, we announced the initiation of Phase II clinical testing in patients with mild-to-moderate acne. In August of 2004, we announced the results of a Phase II trial with XMP.629 gel. The results were inconclusive in terms of clinical benefit of XMP.629 compared with vehicle gel.

Because all of our products are still being developed, we have sustained losses in the past and we expect to sustain losses in the future.

We have experienced significant losses and, as of September 30, 2005, we had an accumulated deficit of $666.0 million.

For the nine months ended September 30, 2005, as a result of the restructuring of our Genentech arrangement and subsequent extinguishment of our obligation to pay $40.9 million under a development loan and related one-time credit to other income, we had net income of approximately $12.5 million or $0.15 per common share (basic) and $0.13 per common share (diluted). For the year ended December 31, 2004, we had a net loss of approximately $78.9 million, or $0.93 per common share (basic and diluted). We expect to incur additional losses in the future.

Our ability to achieve profitability is dependent in large part on the success of our development programs, obtaining regulatory approval for our products and entering into new agreements for product development, manufacturing and commercialization, all of which are uncertain. Our ability to fund our ongoing operations is dependent on the foregoing factors and on our ability to secure additional funds. Because our products are still being developed, we do not know whether we will ever achieve sustained profitability or whether cash flow from future operations will be sufficient to meet our needs.

Our agreements with third parties, many of which are significant to our business, expose us to numerous risks.

Our financial resources and our marketing experience and expertise are limited. Consequently, our ability to successfully develop products depends, to a large extent, upon securing the financial resources and/or marketing capabilities of third parties.

•	In April of 1996, we entered into an agreement with Genentech whereby we agreed to co-develop Genentech’s humanized monoclonal antibody product RAPTIVA®. In April of 1999, March of 2003, and January of 2005, the companies amended the agreement. In October of 2003, RAPTIVA® was approved by the FDA for the treatment of adults with chronic moderate-to-severe plaque psoriasis who are candidates for systemic therapy or phototherapy and, in September of 2004, Serono announced the product’s approval in the European Union. In January of 2005, we entered into a restructuring of our collaboration agreement with Genentech which ended our existing cost and profit sharing arrangement related to RAPTIVA® in the United States and entitles us to a royalty interest on worldwide net sales.

•	In November of 2001, we entered into a collaboration with Millennium to develop two of Millennium’s products for certain vascular inflammation indications. In October of 2003, we announced that we had discontinued one of these products, MLN2201. In December of 2003, we announced the initiation of Phase I testing on the other product, MLN2222.

•

In March of 2004, we announced we had agreed to collaborate with Chiron for the development and commercialization of antibody products for the treatment of cancer. Under the terms of the agreement, the companies will jointly research, develop, and commercialize multiple antibody product candidates. In April of 2005, we announced the initiation of clinical testing of the first product candidate out of the collaboration, CHIR-12.12, an anti-CD40 antibody, in patients with advanced CLL. In October 2005, we announced the initiation of the second clinical trial of CHIR-12.12 in patients with multiple myeloma.

•	In September of 2004, we entered into a collaboration with Aphton for the treatment of gastrointestinal and other gastrin-sensitive cancers using anti-gastrin monoclonal antibodies.

•	In October of 2004, we announced the licensing of our ING-1 product to Triton BioSystems, Inc. (Triton) for use with their TNT™ System.

•	In March of 2005, we entered into a contract with the NIAID, a part of the National Institutes of Health, to produce three botulinum neurotoxin monoclonal antibodies designed to protect United States citizens against the harmful effects of biological agents used in bioterrorism.

•	In June of 2005, we announced the formation of a collaboration to jointly develop and commercialize antibody drugs for certain targets discovered by Lexicon.

•	We have licensed our bacterial cell expression (BCE) technology, an enabling technology used to discover and screen, as well as develop and manufacture, recombinant antibodies and other proteins for commercial purposes, to approximately 40 companies. As of September 30, 2005, we were aware of two antibody products in late-stage clinical testing which are manufactured using our BCE technology: Celltech Group plc’s CIMZIA™(CDP870) anti-TNF alpha antibody fragment for rheumatoid arthritis and Crohn’s disease and Genentech’s Lucentis™ (ranibizumab) antibody fragment to vascular endothelial growth factor for wet age-related macular degeneration.

•	In September of 2005, we signed a letter agreement with Cubist to develop production processes and to manufacture a novel two-antibody biologic in quantities sufficient to conduct Phase III clinical trials; financial terms were not disclosed.

Because our collaborators and licensees are independent third parties, they may be subject to different risks than we are and have significant discretion in determining the efforts and resources they will apply. If these collaborators and licensees do not successfully develop and market these products, we may not have the capabilities, resources or rights to do so on our own. We do not know whether our collaborators or licensees will successfully develop and market any of the products that are or may become the subject of one of our collaboration or licensing arrangements. In particular, each of these arrangements provides for either sharing of collaboration expenses, which means that not only we but our collaborators must have sufficient available funds for the collaborations to continue, or funding solely by our collaborators or licensees. In addition, our collaboration with Chiron provides for funding by it in the form of a line of credit to us, and we cannot be certain that Chiron will have the necessary funds available when we attempt to draw on the line of credit. Furthermore, our contract with NIAID contains numerous standard terms and conditions provided for in the applicable federal acquisition regulations and customary in many government contracts. Uncertainty exists as to whether we will be able to comply with these terms and conditions in a timely manner, if at all. In addition, given that this contract is our first with NIAID or any other governmental agency, we are uncertain as to the extent of NIAID’s demands and the flexibility that will be granted to us in meeting those demands. Lastly, neither CIMZIA™(CDP870) nor Lucentis™ has received marketing approval from the FDA or any foreign governmental agency, and therefore we cannot assure you that either product will prove to be safe and effective, will be approved for marketing or will be successfully commercialized.

In October of 2005, Chiron announced that it has entered into a definitive merger agreement with Novartis under which Novartis will acquire all of the shares of Chiron that it does not currently own and that the merger is expected to be completed in the first half of 2006. We do not know what effect, if any, this transaction will have on our collaboration with Chiron.

Even when we have a collaborative relationship, other circumstances may prevent it from resulting in successful development of marketable products.

•	In January of 2001, we entered into a strategic process development and manufacturing alliance with Onyx Pharmaceuticals, Inc. (Onyx) to scale-up production to commercial volume of one of Onyx’s cancer products. In June of 2003, Onyx notified us that it was discontinuing development of the product and terminating the agreement so that it could focus on another of its anticancer compounds.

•	In December of 2003, we agreed to collaborate with Alexion Pharmaceuticals, Inc. (Alexion) for the development and commercialization of an antibody to treat chemotherapy-induced thrombocytopenia. The TPO mimetic antibody was designed to mimic the activity of human thrombopoietin, a naturally occurring protein responsible for platelet production. In November of 2004, in conjunction with Alexion, we determined that the lead molecule in our TPO mimetic collaboration did not meet the criteria established in the program for continued development. In the first quarter of 2005, the companies determined not to continue with this development program and in the second quarter of 2005, the collaboration was terminated.

•	In November of 2004, we announced the licensing of our BPI product platform, including our NEUPREX® product, to Zephyr. In July of 2005, we announced our decision to terminate the license agreement with Zephyr due to Zephyr not meeting the financing requirements of the license agreement.

Although we continue to evaluate additional strategic alliances and potential partnerships, we do not know whether or when any such alliances or partnerships will be entered into.

Certain of our technologies are relatively new and are in-licensed from third parties, so our capabilities using them are unproven and subject to additional risks.

We license technologies from third parties. These technologies include but are not limited to phage display technologies licensed to us in connection with our BCE technology licensing program. However, our experience with some of these technologies remains relatively limited and, to varying degrees, we are still dependent on the licensing parties for training and technical support for these technologies. In addition, our use of these technologies is limited by certain contractual provisions in the licenses relating to them and, although we have obtained numerous licenses, intellectual property rights in the area of phage display are particularly complex. If the owners of the patent rights underlying the technologies we license do not properly maintain or enforce those patents, our competitive position and business prospects could be harmed. Our success will depend in part on the ability of our licensors to obtain, maintain and enforce our licensed intellectual property. Our licensors may not successfully prosecute the patent applications to which we have licenses, or our licensors may fail to maintain existing patents. They may determine not to pursue litigation against other companies that are infringing these patents, or they may pursue such litigation less aggressively than we would. Our licensors may also seek to terminate our license, which could cause us to lose the right to use the licensed intellectual property and adversely affect our ability to commercialize our technologies, products or services.

Our share price may be volatile and there may not be an active trading market for our common shares.

There can be no assurance that the market price of our common shares will not decline below its present market price or that there will be an active trading market for our common shares. The market prices of biotechnology companies have been and are likely to continue to be highly volatile. Fluctuations in our operating results and general market conditions for biotechnology stocks could have a significant impact on the volatility of our common share price. We have experienced significant volatility in the price of our common shares. From January 1, 2005 through January 9, 2006, our share price has ranged from a high of $2.74 to a low of $0.98. On January 9, 2006, the closing price of the common shares as reported on the Nasdaq National Market was $1.78 per share. Factors contributing to such volatility include, but are not limited to:

•	sales and estimated or forecasted sales of products,

•	results of preclinical studies and clinical trials,

•	information relating to the safety or efficacy of products,

•	developments regarding regulatory filings,

•	announcements of new collaborations,

•	failure to enter into collaborations,

•	developments in existing collaborations,

•	our funding requirements and the terms of our financing arrangements,

•	technological innovations or new indications for our therapeutic products,

•	introduction of new products or technologies by us or our competitors,

•	government regulations,

•	developments in patent or other proprietary rights,

•	the number of shares issued and outstanding,

•	the number of shares trading on an average trading day,

•	announcements regarding other participants in the biotechnology and pharmaceutical industries and

•	market speculation regarding any of the foregoing.

We or our third party collaborators or licensees may not have adequate manufacturing capacity sufficient to meet market demand.

Genentech is responsible for manufacturing or arranging for the manufacturing of commercial quantities of RAPTIVA®. Should Genentech have difficulty in providing manufacturing capacity to produce RAPTIVA® in sufficient quantities, we do not know whether they will be able to meet market demand. If not, we will not realize revenues from the sales of RAPTIVA® or other products. If any of our other products are approved, because we have never commercially introduced any pharmaceutical products, we do not know whether the capacity of our existing manufacturing facilities can be increased to produce sufficient quantities of our products to meet market demand. Also, if we or our third party collaborators or licensees need additional manufacturing facilities to meet market demand, we cannot predict that we will successfully obtain those facilities because we do not know whether they will be available on acceptable terms. In addition, any manufacturing facilities acquired or used to meet market demand must meet the FDA’s quality assurance guidelines.

We do not know whether there will be a viable market for RAPTIVA® or our other products.

Even though Genentech and we received approval in the United States in October of 2003 to market RAPTIVA® and in the European Union in 2004 and even if we receive regulatory approval for our other products, our products may not be accepted in the marketplace. In addition, we may experience difficulties in launching new products, many of which are novel and based on technologies that are unfamiliar to the healthcare community. We have no assurance that healthcare providers and patients will accept such products, if developed. For example, physicians and/or patients may not accept a product for a particular indication because it has been biologically derived (and not discovered and developed by more traditional means) or if no biologically derived products are currently in widespread use in that indication. Similarly, physicians may not accept RAPTIVA® if they believe other products to be more effective or are more comfortable prescribing other products. Safety concerns may also arise in the course of on-going clinical trials or patient treatment as a result of adverse events or reactions. Furthermore, government agencies, as well as private organizations involved in healthcare, from time to time publish guidelines or recommendations to healthcare providers and patients. Such guidelines or recommendations can be very influential and may adversely affect the usage of any products we may develop directly (for example, by recommending a decreased dosage of a product in conjunction with a concomitant therapy or a government entity withdrawing its recommendation to screen blood donations for certain viruses) or indirectly (for example, by recommending a competitive product over our product). Consequently, we do not know if physicians or patients will adopt or use our products for their approved indications.

Products and technologies of other companies may render some or all of our products noncompetitive or obsolete.

Developments by others may render our products or technologies obsolete or uncompetitive. Technologies developed and utilized by the biotechnology and pharmaceutical industries are continuously and substantially changing. Competition in the areas of genetically engineered DNA-based and antibody-based technologies is intense and expected to increase in the future as a number of established biotechnology firms and large chemical and pharmaceutical companies advance in these fields. Many of these competitors may be able to develop products and processes competitive with or superior to our own for many reasons, including that they may have:

•	significantly greater financial resources,

•	larger research and development and marketing staffs,

•	larger production facilities,

•	entered into arrangements with, or acquired, biotechnology companies to enhance their capabilities or

•	extensive experience in preclinical testing and human clinical trials.

These factors may enable others to develop products and processes competitive with or superior to our own or those of our collaborators. In addition, a significant amount of research in biotechnology is being carried out in universities and other non-profit research organizations. These entities are becoming increasingly interested in the commercial value of their work and may become more aggressive in seeking patent protection and licensing arrangements.

Furthermore, positive or negative developments in connection with a potentially competing product may have an adverse impact on our ability to raise additional funding on acceptable terms. For example, if another product is perceived to have a competitive advantage, or another product’s failure is perceived to increase the likelihood that our product will fail, then investors may choose not to invest in us on terms we would accept or at all.

Without limiting the foregoing, we are aware that:

•	in April of 2004, Amgen Inc. and its partner Wyeth Pharmaceuticals, a division of Wyeth, announced that their rheumatoid arthritis and psoriatic arthritis drug, Enbrel®, had been approved by the FDA for the same psoriasis indication as RAPTIVA® and, in September of 2004, they announced that the product received approval in the European Union in this same indication;

•	Biogen Idec Inc. has been marketing Amevive® in the United States to treat the same psoriasis indication as RAPTIVA® and announced in October of 2004 that it had received approval in Canada;

•	Biogen Idec Inc. and Fumapharm AG have taken their psoriasis-treating pill, BG-12, through a Phase III trial in Germany in which, according to the companies, the product significantly reduced psoriasis symptoms in patients;

•	Centocor, Inc., a unit of Johnson & Johnson, has tested its rheumatoid arthritis and Crohn’s disease drug, Remicade®, in a phase III clinical trial of patients with moderate to severe plaque psoriasis, achieving the primary endpoint, and has announced that the drug has been approved to treat plaque psoriasis in the European Union, psoriatic arthritis in the United States and, in combination with methotrexate, in the European Union;

•	Abbott Laboratories has presented data from a Phase II psoriasis trial showing clinical benefits of its rheumatoid arthritis drug Humira™ for the treatment of psoriasis;

•	Isotechnika, Inc. has begun a Canadian Phase III trial of ISA247, a trans-isomer of a cyclosporine analog, in 400 patients with moderate to severe psoriasis; and

•	other companies are developing monoclonal antibody or other products for treatment of inflammatory skin disorders.

It is possible that other companies may be developing other products based on the same human protein as our NEUPREX® product, and these products may prove to be more effective than NEUPREX®.

There are at least two competitors developing a complement inhibitor which may compete with MLN2222. TP10 is a complement inhibitor developed by AVANT Immunotherapeutics Inc. (AVANT) for applications including the limitation of complement-mediated damage following surgery on cardiopulmonary by-pass. AVANT has completed enrollment in a Phase IIb study in 200-300 women undergoing cardiac bypass surgery. AVANT is also working closely with its partner, Lonza Biologics plc, to complete process development and scale-up efforts in preparation for the production of Phase III clinical materials and the start of that trial by year-end 2005.

Currently, there are at least two companies developing topical peptide treatments for acne which may compete with XMP.629. Migenix Inc., formerly Micrologix Biotech, Inc., is developing MBI 594AN, a topical peptide that has completed a Phase IIB trial for the treatment of acne, and Helix Biomedix, Inc. is developing several peptide compounds.

In collaboration with Chiron, we are co-developing the monoclonal antibody target CD40, and, at the current time, there are several CD40-related programs under development, mostly focused on the development of CD40 ligand products. For example, SGN-40 is a humanized monoclonal antibody under development by Seattle Genetics, Inc. which is targeting CD40 antigen. SGN-40 is currently in Phase I studies in multiple myeloma and non-Hodgkin’s lymphoma, with an additional Phase I study in chronic lymphocytic leukemia to begin in 2005. Another example is 5d12, an anti-CD40 antibody under development by Tanox, Inc. for Crohn’s disease. Chiron licensed the antibody to Tanox, Inc. in 1995 and retains some commercialization and technology rights.

Even if we or our third party collaborators or licensees bring products to market, we may be unable to effectively price our products or obtain adequate reimbursement for sales of our products, which would prevent our products from becoming profitable.

If we or our third party collaborators or licensees succeed in bringing our product candidates to the market, they may not be considered cost-effective, and reimbursement to the patient may not be available or may not be sufficient to allow us to sell our products on a competitive basis. In both the United States and elsewhere, sales of medical products and treatments are dependent, in part, on the availability of reimbursement to the patient from third-party payors, such as government and private insurance plans. Third-party payors are increasingly challenging the prices charged for pharmaceutical products and services. Our business is affected by the efforts of government and third-party payors to contain or reduce the cost of health care through various means. In the United States, there have been and will continue to be a number of federal and state proposals to implement government controls on pricing. In addition, the emphasis on managed care in the United States has increased and will continue to increase the pressure on the pricing of pharmaceutical products. We cannot predict whether any legislative or regulatory proposals will be adopted or the effect these proposals or managed care efforts may have on our business.

If we and our partners are unable to protect our intellectual property, in particular our patent protection for our principal products and processes, and prevent its use by third parties, our ability to compete in the market will be harmed, and we may not realize our profit potential.

We rely on patent protection, as well as a combination of copyright, trade secret, and trademark laws to protect our proprietary technology and prevent others from duplicating our products. However, these means may afford only limited protection and may not:

•	prevent our competitors from duplicating our products;

•	prevent our competitors from gaining access to our proprietary information and technology; or

•	permit us to gain or maintain a competitive advantage.

Because of the length of time and the expense associated with bringing new products to the marketplace, we and our partners hold and are in the process of applying for a number of patents in the United States and abroad to protect our products and important processes and also have obtained or have the right to obtain exclusive licenses to certain patents and applications filed by others. However, the mere issuance of a patent is not conclusive as to its validity or its enforceability. The United States federal courts or equivalent national courts or patent offices elsewhere may invalidate our patents or find them unenforceable. In addition, the laws of foreign countries may not protect our intellectual property rights effectively or to the same extent as the laws of the United States. If our intellectual property rights are not adequately protected, we may not be able to commercialize our technologies, products, or services, and our competitors could commercialize our technologies, which could result in a decrease in our sales and market share that would harm our business and operating results. Specifically, the patent position of biotechnology companies generally is highly uncertain and involves complex legal and factual questions. The legal standards governing the validity of biotechnology patents are in transition, and current defenses as to issued biotechnology patents may not be adequate in the future. Accordingly, there is uncertainty as to:

•	whether any pending or future patent applications held by us will result in an issued patent, or that if patents are issued to us, that such patents will provide meaningful protection against competitors or competitive technologies,

•	whether competitors will be able to design around our patents or develop and obtain patent protection for technologies, designs or methods that are more effective than those covered by our patents and patent applications or

•	the extent to which our products could infringe on the intellectual property rights of others, which may lead to costly litigation, result in the payment of substantial damages or royalties, and/or prevent us from using technology that is essential to our products.

We have established an extensive portfolio of patents and applications, both United States and foreign, related to our BPI-related products, including novel compositions, their manufacture, formulation, assay and use. We have also established a portfolio of patents, both United States and foreign, related to our BCE technology, including claims to novel promoter sequences, secretion signal sequences, compositions and methods for expression and secretion of recombinant proteins from bacteria, including immunoglobulin gene products.

If certain patents issued to others are upheld or if certain patent applications filed by others issue and are upheld, we may require licenses from others in order to develop and commercialize certain potential products incorporating our technology or we may become involved in litigation to determine the proprietary rights of others. These licenses, if required, may not be available on acceptable terms, and any such litigation may be costly and may have other adverse effects on our business, such as inhibiting our ability to compete in the marketplace and absorbing significant management time.

Due to the uncertainties regarding biotechnology patents, we also have relied and will continue to rely upon trade secrets, know-how and continuing technological advancement to develop and maintain our competitive position. All of our employees have signed confidentiality agreements under which they have agreed not to use or disclose any of our proprietary information. Research and development contracts and relationships between us and our scientific consultants and potential customers provide access to aspects of our know-how that are protected generally under confidentiality agreements. These confidentiality agreements may be breached or may not be enforced by a court. To the extent proprietary information is divulged to competitors or to the public generally, such disclosure may adversely affect our ability to develop or commercialize our products by giving others a competitive advantage or by undermining our patent position.

Litigation regarding intellectual property can be costly and expose us to risks of counterclaims against us.

We may be required to engage in litigation or other proceedings to protect our intellectual property. The cost to us of this litigation, even if resolved in our favor, could be substantial. Such litigation could also divert management’s attention and resources. In addition, if this litigation is resolved against us, our patents may be declared invalid, and we could be held liable for significant damages. In addition, we may be subject to a claim that we are infringing another party’s patent. If such claim is resolved against us, we or our collaborators may be enjoined from developing, manufacturing, selling or importing products, processes or services unless we obtain a license from the other party. Such license may not be available on reasonable terms, thus preventing us from using these products, processes or services and adversely affecting our revenue.

The financial terms of future collaborative or licensing arrangements could result in dilution of our share value.

Funding from collaboration partners and others has in the past and may in the future involve issuance by us of our shares. Because we do not currently have any such arrangements, we cannot be certain how the purchase price of such shares, the relevant market price or premium, if any, will be determined or when such determinations will be made. Any such issuance could result in dilution in the value of our issued and outstanding shares.

Because many of the companies we do business with are also in the biotechnology sector, the volatility of that sector can affect us indirectly as well as directly.

As a biotechnology company that collaborates with other biotech companies, the same factors that affect us directly can also adversely impact us indirectly by affecting the ability of our collaborators, partners and others we do business with to meet their obligations to us and reduce our ability to realize the value of the consideration provided to us by these other companies.

For example, in connection with our licensing transactions relating to our BCE technology, we have in the past and may in the future agree to accept equity securities of the licensee in payment of license fees.

The future value of these or any other shares we receive is subject both to market risks affecting our ability to realize the value of these shares and more generally to the business and other risks to which the issuer of these shares may be subject.

As we do more business internationally, we will be subject to additional political, economic and regulatory uncertainties.

We may not be able to successfully operate in any foreign market. We believe that, because the pharmaceutical industry is global in nature, international activities will be a significant part of our future business activities and that, when and if we are able to generate income, a substantial portion of that income will be derived from product sales and other activities outside the United States. Foreign regulatory agencies often establish standards different from those in the United States, and an inability to obtain foreign regulatory approvals on a timely basis could put us at a competitive disadvantage or make it uneconomical to proceed with a product’s development. International operations and sales may be limited or disrupted by:

•	imposition of government controls,

•	export license requirements,

•	political or economic instability,

•	trade restrictions,

•	changes in tariffs,

•	restrictions on repatriating profits,

•	exchange rate fluctuations,

•	withholding and other taxation and

•	difficulties in staffing and managing international operations.

Because we are a relatively small biopharmaceutical company with limited resources, we may not be able to attract and retain qualified personnel, and the loss of key personnel could delay or prevent achieving our objectives.

Our success in developing marketable products and achieving a competitive position will depend, in part, on our ability to attract and retain qualified scientific and management personnel, particularly in areas requiring specific technical, scientific or medical expertise. There is intense competition for such personnel. Our research, product development and business efforts could be adversely affected by the loss of one or more key members of our scientific or management staff, particularly our executive officers: John L. Castello, our Chairman of the Board, President and Chief Executive Officer; Patrick J. Scannon, M.D., Ph.D., our Senior Vice President and Chief Scientific and Medical Officer; J. David Boyle II, our Vice President, Finance and Chief Financial Officer; and Christopher J. Margolin, our Vice President, General Counsel and Secretary. We currently have no key person insurance on any of our employees.

We had approximately 208 employees as of September 30, 2005, and we anticipate that we will require additional experienced executive, accounting, research and development, legal, administrative and other personnel in the future. There is intense competition for the services of these personnel, especially in California. Moreover, we expect that the high cost of living in the San Francisco Bay Area, where our headquarters and manufacturing facilities are located, may impair our ability to attract and retain employees in the future. If we do not succeed in attracting new personnel and retaining and motivating existing personnel, our operations may suffer and we may be unable to implement our current initiatives or grow effectively.

Calamities, power shortages or power interruptions at our Berkeley headquarters and manufacturing facility could disrupt our business and adversely affect our operations, and could disrupt the businesses of our customers.

Our principal operations are located in Northern California, including our corporate headquarters and manufacturing facility in Berkeley, California. In addition, many of our collaborators and licensees are located in California. All of these locations are in areas of seismic activity near active earthquake faults. Any earthquake, terrorist attack, fire, power shortage or other calamity affecting our facilities or our customers’ facilities may disrupt our business and could have material adverse effect on our business and results of operations.

We are exposed to an increased risk of product liability claims.

The testing, marketing and sales of medical products entails an inherent risk of allegations of product liability. In the event of one or more large, unforeseen awards of damages against us, our product liability insurance may not provide adequate coverage. A significant product liability claim for which we were not covered by insurance would have to be paid from cash or other assets. To the extent we have sufficient insurance coverage, such a claim would result in higher subsequent insurance rates. In addition, product liability claims can have various other ramifications including loss of future sales opportunities, increased costs associated with replacing products, and a negative impact on our goodwill and reputation, which could also adversely affect our business and operating results.

We may be subject to increased risks because we are a Bermuda company.

Alleged abuses by certain companies that have changed their legal domicile from jurisdictions within the United States to Bermuda have created an environment where, notwithstanding that we changed our legal domicile in a transaction that was approved by our shareholders and fully taxable to our company under United States law, we may be exposed to various prejudicial actions, including:

•	“blacklisting” of our common shares by certain pension funds;

•	legislation restricting certain types of transactions; and

•	punitive tax legislation.

We do not know whether any of these things will happen, but if implemented one or more of them may have an adverse impact on our future operations or our share price.

If you were to obtain a judgment against us, it may be difficult to enforce against us because we are a foreign entity.

We are a Bermuda company. All or a substantial portion of our assets, including substantially all of our intellectual property, may be located outside the United States. As a result, it may be difficult for shareholders and others to enforce in United States courts judgments obtained against us. We have irrevocably agreed that we may be served with process with respect to actions based on offers and sales of securities made hereby in the United States by serving Christopher J. Margolin, c/o XOMA Ltd., 2910 Seventh Street, Berkeley, California 94710, our United States agent appointed for that purpose. Uncertainty exists as to whether Bermuda courts would enforce judgments of United States courts obtained in actions against us or our directors and officers that are predicated upon the civil liability provisions of the United States securities laws or entertain original actions brought in Bermuda against us or such persons predicated upon the United States securities laws. There is no treaty in effect between the United States and Bermuda providing for such enforcement, and there are grounds upon which Bermuda courts may not enforce judgments of United States courts. Certain remedies available under the United States federal securities laws may not be allowed in Bermuda courts as contrary to that nation’s policy.

Our shareholder rights agreement or bye-laws may prevent transactions that could be beneficial to our shareholders and may insulate our management from removal.

In February of 2003, we adopted a new shareholder rights agreement (to replace the shareholder rights agreement that had expired), which could make it considerably more difficult or costly for a person or group to acquire control of us in a transaction that our board of directors opposes.

Our bye-laws:

•	require certain procedures to be followed and time periods to be met for any shareholder to propose matters to be considered at annual meetings of shareholders, including nominating directors for election at those meetings;

•	authorize our board of directors to issue up to 1,000,000 preference shares without shareholder approval and to set the rights, preferences and other designations, including voting rights, of those shares as the board of directors may determine; and

•	contain provisions, similar to those contained in the Delaware General Corporation Law that may make business combinations with interested shareholders more difficult.

These provisions of our shareholders rights agreement and our bye-laws, alone or in combination with each other, may discourage transactions involving actual or potential changes of control, including transactions that otherwise could involve payment of a premium over prevailing market prices to holders of common shares, could limit the ability of shareholders to approve transactions that they may deem to be in their best interests, and could make it considerably more difficult for a potential acquirer to replace management.

Risks Related to This Offering

After giving effect to this offering, our level of leverage and debt service obligations could adversely affect our financial condition and prevent us from fulfilling our obligations to you under the notes.

As of September 30, 2005, after giving effect to this offering and assuming it occurred on that date, we (including our subsidiaries) would have had approximately $63.3 million of indebtedness outstanding. We may not be able to generate cash sufficient to pay the principal of, interest on and other amounts due in respect of our indebtedness when due. We and our subsidiaries may also incur additional debt that may be secured. In connection with our collaboration with Chiron, Chiron has extended a line of credit to us (through our United States subsidiary) for $50.0 million to fund up to 75% of our expenses thereunder, of which $8.8 million was drawn as of September 30, 2005. This line of credit is secured by a pledge of our interest in the collaboration.

Our level of debt and debt service obligations could have important effects on your investment in the notes. These effects may include:

•	making it more difficult for us to satisfy our obligations to you with respect to the notes and our obligations to other persons with respect to our other debt;

•	limiting our ability to obtain additional financing or renew existing financing at maturity on satisfactory terms to fund our working capital requirements, capital expenditures, acquisitions, investments, debt service requirements and other general corporate requirements;

•	increasing our vulnerability to general economic downturns, competition and industry conditions, which could place us at a competitive disadvantage compared to our competitors that are less leveraged;

•	increasing our exposure to rising interest rates to the extent any of our borrowings are at variable interest rates;

•	reducing the availability of our cash flow to fund our working capital requirements, capital expenditures, acquisitions, investments and other general corporate requirements because we will be required to use a substantial portion of our cash flow to service debt obligations; and

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate.

Our ability to pay principal and interest on the notes and to satisfy our other debt obligations will depend upon our future operating performance and the availability of refinancing debt. If we are unable to service our debt and fund our business, we may be forced to reduce or delay capital expenditures, seek additional debt financing or equity capital, restructure or refinance our debt or sell assets. We cannot assure you that we would be able to obtain additional financing, refinance existing debt or sell assets on satisfactory terms or at all.

The new notes are effectively subordinated to any secured debt we may incur in the future and structurally subordinated to any liabilities of our subsidiaries.

The new notes are not secured by any of our assets or those of our subsidiaries. As a result, the new notes will be effectively subordinated to any existing secured debt and any secured debt that we may incur in the future. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of our secured debt may assert rights against the secured assets in order to receive full payment of their debt before the assets may be used to pay the holders of the new notes. In addition, the new notes will be structurally subordinated to any existing and future liabilities of our subsidiaries. As of September 30, 2005, our subsidiaries had approximately $8.9 million of indebtedness (consisting of capital lease obligations and notes payable) recorded on their balance sheets. In connection with our collaboration with Chiron, Chiron has extended a line of credit to our United States subsidiary for $50 million to fund up to 75% of our expenses thereunder, of which $8.8 million was drawn as of September 30, 2005. This line of credit is secured by a pledge of our interest in the collaboration. The indebtedness owed to Chiron is structurally senior to the indebtedness evidenced by the new notes and effectively senior to such indebtedness to the extent of the assets securing the line of credit.

Our cash flow and consequent ability to meet our debt obligations depends in part on the earnings of our subsidiaries, and on dividends and other payments from our subsidiaries.

Under certain circumstances, contractual and legal restrictions, as well as the financial condition and operating requirements of our subsidiaries, could limit our ability to obtain cash from our subsidiaries for the purpose of meeting debt service obligations, including the payment of principal and interest on the new notes. In addition, substantially all of our operating revenues are earned by and held in our subsidiaries, and substantially all of our material operating agreements have been entered into by our subsidiaries. Any rights to receive assets of any subsidiary upon its liquidation or reorganization and the consequent right of the holders of the new notes to participate in those assets will be subject to the claims of that subsidiary’s creditors, including trade creditors, except to the extent that we are recognized as a creditor of that subsidiary, in which case our claims would still be subordinate to any security interests in the assets of that subsidiary.

There is a limited market for the new notes and you may not be able to sell the new notes at a price acceptable to you.

There is no public market for the new notes. We cannot assure you of the liquidity of any markets that may develop for the new notes, your ability to sell the new notes or the price at which you may be able to sell the new notes. If a market for the new notes were to develop, the new notes could trade at prices that may be higher or lower than the principal amount or public offering price. Additionally, there is a risk that the liquidity of, and the trading market for, the new notes will be limited if few new notes are issued in the exchange offer or the new money offering. If only a limited number of new notes are outstanding after the completion of the exchange offer and the new money offering, it may be more difficult for a market to develop in the new notes. Furthermore, any market that does exist may be less liquid than would be the case if more new notes were outstanding. Future trading prices of the new notes will depend on many factors, including:

•	our operating results;

•	the price of our common shares;

•	prevailing interest rates;

•	credit spreads for comparable debt instruments; and

•	the market for similar securities.

We do not intend to apply for listing of the new notes on any national exchange or quotation system.

If you do not exchange your existing notes, they may be difficult to resell.

To the extent any existing notes are tendered and accepted in the exchange offer, the trading market, if any, for the existing notes that remain outstanding after the exchange offer would be adversely affected due to a reduction in market liquidity.

We expect the trading price of the new notes and the underlying common shares to be highly volatile, which could adversely affect the market price of our new notes and underlying common shares.

The trading price of the new notes and the underlying common shares will fluctuate in response to variations in such factors as:

•	our operating results;

•	announcements by us or our competitors of technological innovations or new products; and

•	general economic and market conditions.

In addition, stock markets have experienced extreme price volatility in recent years, particularly for development-stage pharmaceutical companies. Broad market fluctuations may also adversely affect the market price of our new notes and the underlying common shares.

The trading price of the new notes and the underlying common shares may also fluctuate in response to the exercise by us of our various rights under the terms of the new notes, including our ability to automatically convert the new notes. These fluctuations may adversely affect the value of your new notes or the underlying common shares into which the new notes may be converted.

We have broad discretion in determining how to use the proceeds of the new money offering.

We have not determined the amounts we plan to spend on any of the areas listed in “Use of Proceeds” or the timing of such expenditures. As a result, our management will have broad discretion to allocate the net proceeds from the new money offering, and may spend the proceeds in ways with which our shareholders may not agree. Pending application of the net proceeds as described in “Use of Proceeds”, we intend to invest the net proceeds of the new money offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our shareholders.

If we auto-convert the new notes, there is a risk of fluctuation in the price of our common shares from the date we elect to auto-convert the new notes to the auto-conversion date.

We may elect to auto-convert the new notes on or prior to maturity if the daily closing price of our common shares has exceeded 150% of the conversion price of the new notes then in effect for at least 20 trading days during any 30 consecutive trading day period ending within five trading days prior to the notice of auto-conversion. The auto-conversion price on the new notes is approximately $1.87, subject to adjustment. However, there is a risk of fluctuation in the price of our common shares between the time when we may first elect to auto-convert the new notes and the auto-conversion date. This period must be at least 20 days and not more than 30 days prior to the date of automatic conversion. As a result of any such fluctuation in the price of our common shares, the aggregate conversion value you actually receive upon any auto-conversion of the new notes may be less than the principal amount of the notes.

If, upon a voluntary conversion or an auto-conversion of the new notes, we pay additional interest in our common shares, the value of the shares you receive could be different than the closing price of our common shares on the date the conversion takes place.

If you elect to voluntarily convert, or we elect to auto-convert, all or any portion of your new notes, prior to February 10, 2010, we will pay or provide for additional interest equal to four years’ worth of interest, less any interest paid or provided for, on the principal amount so converted prior to the conversion date. We may pay additional interest in cash or, solely at our election, subject to certain limitations, in our common shares. If we pay additional interest in our common shares, we will generally determine the number of shares you will receive by valuing our common shares at the conversion price then in effect. The conversion price of the new notes is initially approximately $1.87, and is subject to adjustment. That value could be different than the closing price of our common shares on the conversion date.

We may not have the financial resources to repurchase the new notes in the event of a fundamental change.

We may be unable to repurchase the new notes in the event of a fundamental change. Upon a fundamental change, you may require us to repurchase all or a portion of your new notes. If a fundamental change were to occur, we may not have enough funds to pay the repurchase price for all tendered new notes. Any future credit agreements or other debt agreements may prohibit repurchase of the new notes for cash, or expressly prohibit the repurchase of the new notes upon a fundamental change or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when we are prohibited from repurchasing the new notes, we could seek the consent of our lenders to repurchase the new notes or could attempt to finance the debt agreements. If we do not obtain consent, we could not repurchase the new notes. Our failure to repurchase the new notes would constitute an event of default under the new notes indenture, which might constitute an event of default under the terms of our other debt. Our obligation to offer to repurchase the new notes upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction.

If you hold new notes, you will not be entitled to any rights with respect to our common shares, but you will be subject to any changes made with respect to our common shares.

If you hold new notes, you will not be entitled to any rights with respect to our common shares (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common shares), but you will be subject to all changes affecting our common shares. You will only be entitled to rights on the common shares if and when we deliver common shares to you in connection with conversion of your new notes. For example, in the event that an amendment is proposed to our memorandum of continuance or bye-laws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to delivery to you of the common shares, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common shares.

We may issue additional equity securities and thereby materially and adversely affect the price of our common shares.

We are not restricted from issuing additional equity securities during the life of the new notes. We are authorized to issue, without shareholder approval, 1,000,000 preference shares, of which 2,959 were issued and outstanding as of January 9, 2006, which may give other shareholders dividend, conversion, voting, and liquidation rights, among other rights, which may be superior to the rights of holders of our common shares. In addition, we are authorized to issue, without shareholder approval, up to 210,000,000 common shares, of which 86,312,712 were issued and outstanding as of January 9, 2006. If we issue additional equity securities, the price of our common shares and, in turn, the price of the new notes may be materially and adversely affected.

If the trading price of our common shares fails to comply with the continued listing requirements of The Nasdaq National Market, we would face possible delisting, which would result in a limited public market for our common shares and make obtaining future debt or equity financing more difficult for us.

If we do not continue to comply with the continued listing requirements for The Nasdaq National Market, then Nasdaq may provide written notification regarding the delisting of our securities. At that time, we would have the right to request a hearing to appeal The Nasdaq determination and would also have the option to apply to transfer our securities to The Nasdaq SmallCap Market.

We cannot be sure that our price will comply with the requirements for continued listing of our common shares on The Nasdaq National Market, or that any appeal of a decision to delist our common shares will be successful. If our common shares lose their status on The Nasdaq National Market and we are not successful in obtaining a listing on The Nasdaq SmallCap Market, our common shares would likely trade in the over-the-counter market.

If our common shares are neither listed for trading on a United States national or regional securities exchange nor approved for trading on The Nasdaq National Market, Nasdaq SmallCap Market or any other established United State system of automated dissemination or quotations of securities prices, it would be deemed a “fundamental change” under the indenture governing the new notes, giving the holders thereof the right to require us to repurchase such notes. Our failure to repurchase the new notes would constitute an event of default under the new notes indenture, which might constitute an event of default under the terms of our other debt.

If our shares were to trade on the over-the-counter market, selling our common shares could be more difficult because smaller quantities of shares would likely be bought and sold, transactions could be delayed, and security analysts’ coverage of us may be reduced. In addition, in the event our common shares are delisted, broker-dealers have certain regulatory burdens imposed upon them, which may discourage broker-dealers from effecting transactions in our common shares, further limiting the liquidity thereof. These factors could result in lower prices and larger spreads in the bid and ask prices for common shares.

Such delisting from The Nasdaq National Market or future declines in our share price could also greatly impair our ability to raise additional necessary capital through equity or debt financing, and could significantly increase the ownership dilution to shareholders caused by our issuing equity in financing or other transactions. Consent under the Exchange Control Act 1972 (and its related regulations) has been obtained from the Bermuda Monetary Authority for the issue and transfer of our shares, notes and other securities to and between non-residents of Bermuda for exchange control purposes, but this consent is conditional on our shares remaining listed on an appointed stock exchange. We cannot assure you that the Bermuda Monetary Authority will give the same or a similar consent in the event our common shares are no longer listed on The Nasdaq National Market or another appointed stock exchange. In the absence of such a general consent, specific consents of the Bermuda Monetary Authority would be required for certain issues and transfers of our shares, notes and other securities.

You may experience significant adverse tax consequences by participating in the exchange offer or the new money offering.

The new notes will be characterized by us as contingent payment debt instruments for U.S. federal income tax purposes and will be subject to U.S. federal income tax regulations applicable to contingent payment debt instruments. These regulations generally require a holder that is a U.S. taxpayer to accrue original issue discount at a hypothetical interest rate that will be substantially higher than the actual stated interest rate on the new notes. In addition, these regulations recharacterize as interest income (taxable at ordinary income rates) virtually all of the payments made under the new notes and any gain realized upon the sale or other disposition (including a redemption or conversion) of the new notes.

For a more detailed summary of these potential adverse tax consequences, see “United States Federal Income Tax Considerations.” Investors considering the exchange of existing notes for new notes and the purchase of new notes in the new money offering should consult with their own tax advisors concerning such consequences and the potential impact in their particular circumstances.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus, including the sections entitled “Summary” and “Risk Factors,” contains forward-looking information that is subject to risks and uncertainties including the factors listed under “Risk Factors,” as well as elsewhere in this prospectus. In some cases, you can identify forward-looking information by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. In addition, any information that refers to expectations, projections, plans, objectives, goals, strategies or other characterizations of future events or circumstances is forward-looking information. This information is only a prediction and may be inaccurate. Actual events or results may differ materially. In evaluating this information, you should specifically consider various factors, including the risks outlined under “Risk Factors.” These factors may cause our actual results to differ materially from any forward-looking information. Although we believe that the expectations reflected in the forward-looking information is reasonable, we cannot guarantee future results, levels of activity, performance or achievements. This forward-looking information speaks only as of the date stated.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges and the amount of deficiency for periods in which the ratio indicates less than one-to-one coverage:

	Nine Months Ended September 30, 2005	Year Ended December 31, (in thousands)
		2004		2003		2002		2001		2000
Ratio of earnings to fixed charges(1)	4.20x	N/A	(2)	N/A	(2)	N/A	(2)	N/A	(2)	N/A	(2)

(1)	For these purposes, earnings are defined as income before income taxes and fixed charges and fixed charges are defined as interest expense and the portion of rental expense which is deemed to represent interest.
(2)	Earnings were insufficient to cover fixed charges by $78.9 million, $58.7 million, $33.2 million, $28.0 million and $29.4 million for the years ended December 31, 2004, 2003, 2002, 2001 and 2000, respectively.

USE OF PROCEEDS

We intend to use the net proceeds from the new money offering for general corporate purposes, including current research and development projects, the development of new products or technologies, equipment acquisitions, general working capital and operating expenses.

We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from this offering. Pending application of the net proceeds as described above, we intend to invest the net proceeds of the offering in short-term, investment-grade, interest-bearing securities.

PRICE RANGE OF COMMON SHARES

Our common shares are traded on the National Market segment of The Nasdaq Stock Market under the symbol “XOMA.” The following table sets forth the high and low sale prices as quoted on The Nasdaq National Market by quarter for each of 2004 and 2005 and through January 9, 2006.

	High	Low

Year ended December 31, 2004
First Quarter	$7.71	$4.24
Second Quarter	$5.51	$3.75
Third Quarter	$4.67	$1.94
Fourth Quarter	$3.02	$1.86

Year ended December 31, 2005
First Quarter	$2.74	$1.00
Second Quarter	$2.09	$0.98
Third Quarter	$1.97	$1.28
Fourth Quarter	$1.94	$1.45

Year ended December 31, 2006
First Quarter (through January 9)	$1.79	$1.61

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common shares. Any future determination to pay dividends will be at the discretion of our board of directors and will be dependent on then existing conditions, including our financial condition, results of operations, contractual restrictions, capital requirements, business and other factors our board of directors deems relevant.

CAPITALIZATION

The following table sets forth our consolidated capitalization at September 30, 2005,

•	as adjusted to give effect to the issuance of new notes in the exchange offer, assuming all of the outstanding existing notes were validly tendered and accepted for exchange;

•	as adjusted to give effect to the issuance for cash of an additional aggregate principal amount of $10.0 million of new notes.

We will apply guidance as set forth in Emerging Issues Task Force (“EITF”) Issue No. 96-19, Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended (“SFAS 133”), EITF Issue No. 05-7, EITF Issue No. 00-19, and EITF Issue No. 01-6 as follows. The exchange offer is a modification of existing debt, rather than extinguishment. The additional interest payment upon conversion is an embedded derivative requiring separate accounting. We considered the provisions of EITF 05-2 and concluded that this is not conventional convertible debt.

In accordance with SFAS 133, we are required to separately account for the additional interest payment feature as an embedded derivative instrument, which must be measured at fair value and reflected on the balance sheet in “other liabilities.” Changes in the fair value of the embedded derivative will be recognized in earnings as a component of other income (expense). For purposes of the “as adjusted” numbers in this document, we have estimated the fair value of the additional interest payment feature to be $6.7 million, including approximately $1 million related to the new notes, based on current information including share price. Actual accounting values will be based on facts and circumstances, including the market price of our common shares, as of the date the exchange becomes effective (the “Commitment Date”). For the notes issued in the exchange offer, this amount will be subtracted from the carrying value of the debt, reflected as a debt discount, which will be amortized as interest expense using the effective interest method through the date the notes are scheduled to mature and separately reported as a derivative liability. For the new notes issued in the new money offering, this amount will be deducted from the proceeds.

We will apply the guidance set forth in EITF Issue No. 05-7, which specifies the appropriate basis to account for the auto-conversion feature within the exchange offer as it is a change to the initial conversion option. Under this guidance, the change in fair value of the auto-conversion feature before and after the modification will be reflected as a debt discount/premium and additional paid-in capital over the life of the exchange notes. The debt discount/premium will be amortized to earnings over the life of the debt. For purposes of the “as adjusted” numbers in this document, we have estimated the fair value change of the auto-conversion feature to be $0.0 million based on current information including share price, which is reflected as a debt premium.

We will also apply the guidance set forth in EITF Issue No. 00-27, which specifies the appropriate basis to account for contingent beneficial conversion premiums. Under this guidance, the existing notes will be reassessed for a beneficial conversion feature based on the share price on the original Commitment Date of $1.63 because the basic conversion is settled separately from the additional interest payment. The new notes have features that could lead to a beneficial conversion premium at issuance. A beneficial conversion premium may arise if and when, upon issuance of the new notes, the market price of our common shares exceeds the effective conversion price, after separating the additional interest payment feature embedded derivative. The beneficial conversion premium, if any, would be recorded as a discount on the new notes issued in the exchange offer and will be accreted to par value through semi-annual interest charges up to the maturity date of the new notes.

To the extent that existing notes are not validly tendered or accepted in the exchange offer, the amount attributed to the new notes would decrease and the amount attributed to the existing notes would increase. The financial data at September 30, 2005 in the following table are derived from our unaudited consolidated financial statements as of and for the quarter ended September 30, 2005.

	September 30, 2005
(in thousands)	Actual	As adjusted
Cash, cash equivalents and short-term investments	$45,778	$55,618
6.50% Convertible Senior Notes due 2012	60,000	—
6.50% Convertible SNAPsSM due 2012(1)	—	63,292
Other liabilities(2)	—	9,008
Total liabilities	85,017	97,317

Shareholders’ equity (net capital deficiency):
Preference shares	1	1
Common shares	43	43
Additional paid-in capital	654,965	654,965
Accumulated comprehensive (loss) income	(32)	(32)
Accumulated deficit	(665,967)	(667,891)
Total shareholders’ equity (net capital deficiency)	(10,990)	(12,914)

Total liabilities and shareholders’ equity	$74,027	$84,403

(1)	If we elect to automatically convert, or a holder elects to voluntarily convert, some or all of the new notes into our common shares prior to four years after the Commitment Date, we will make an additional payment equal to the aggregate amount of interest payments that would have been payable on the new notes through and including four years after the Commitment Date, less any interest payments already paid on the new notes. This additional payment is payable in cash or, at our option (subject to certain limitations), in our common shares, or a combination of cash and our common shares. If paid in our common shares, the share will have a fixed value equivalent to the stated conversion price. The number of shares we may elect to pay is limited based on the share price at the commitment date. Any amount payable that cannot be satisfied by delivery of shares must be paid in cash. This additional interest payment feature is considered to be an embedded derivative and has been recorded on the balance sheet at fair value as a current liability. We will be required to recognize changes in the derivative’s fair value from period to period in other income (expense) in our statements of operations. This additional interest payment that may be settled in shares is considered to be a conversion and will result in recognizing as expense any amounts paid by share settlement upon conversion under the additional interest payment.

(2)	Other liabilities consists of the bifurcated embedded derivative on the new notes which we plan to present as a component of our debt balance on the balance sheet in our financial statements, debt issuance costs for the exchange offer and the new money offering, premium on auto-conversion feature, and the premium anticipated on the issuance of the new notes in the new money offering. The accounting for derivatives is complex, and requires significant judgments and estimates in determining the fair value in the absence of quoted market values. These estimates are based on valuation methodologies and assumptions deemed appropriate in the circumstances. The fair value of the additional interest payment feature is based on various assumptions, including the estimated market volatility and discount rates used in determination of fair value. The use of different assumptions may have a material effect on the estimated fair value amount and our results of operations.

We also may be required to recognize additional gains or losses based upon changes in the fair value of our derivative liability, which resulted from the additional interest payment feature of the new notes.

SELECTED CONSOLIDATED FINANCIAL DATA

The following tables set forth our selected consolidated financial data. The selected consolidated financial data as of and for the years ended December 31, 2004, 2003 and 2002 have been derived from our audited consolidated financial statements, which are incorporated by reference from Part II, Item 6 of our most recent annual report on Form 10-K filed with the Commission. The selected consolidated financial data as of and for the nine months ended September 30, 2005 and 2004 are derived from our unaudited consolidated financial statements incorporated by reference from Part I, Item 1 of our most recent quarterly report on Form 10-Q filed with the Commission. This data should be read in conjunction with the consolidated financial statements, related notes and other financial information incorporated by reference in this prospectus. The results of operations for the nine months ended September 30, 2005 should not be considered indicative of results to be expected for a full fiscal year. The historical results are not necessarily indicative of results to be expected in any future period. The selected consolidated financial data for the years ended December 31, 2001 and 2000 are derived from our audited consolidated financial statements not included or incorporated by reference in this prospectus.

	Nine Months Ended September 30,		Year Ended December 31,
(in thousands, except per share amounts)	2005	2004	2004	2003	2002	2001	2000
Statement of Operations Data:
Total revenues	$12,578	$1,507	$3,665	$24,412 (1)	$29,949	$17,279	$6,659
Operating costs and expenses:
Research and development	28,932	38,439	49,784	61,063	42,817	33,261	30,817
Marketing, general and administrative	10,703	11,538	15,604	13,436	16,491	7,985	6,068
Collaboration arrangement	—	12,286	16,373	7,451	2,718	3,364	(800)
Total	39,635	62,263	81,761	81,950	62,026 (2)	44,610 (2)	36,085

Loss from operations	(27,057)	(60,756)	(78,096)	(57,538)	(32,077)	(27,331)	(29,426)
Other income (expense), net	39,601	(598)	(846)	(1,115)	(1,170)	(709)	12

Net income (loss) from operations before income taxes	$12,544	$(61,354)	$(78,942)	$(58,653)	$(33,247)	$(28,040)	$(29,414)

Provision for income taxes	40	0	0	0	0	0	0
Net income (loss)	$12,504	$(61,354)	$(78,942)	$(58,653)	$(33,247)	$(28,040)	$(29,414)
Basic net income (loss) per common share	$0.15	$(0.73)	$(0.93)	$(0.78)	$(0.47)	$(0.41)	$(0.45)
Diluted net income (loss) per common share	$0.13	$(0.73)	$(0.93)	$(0.78)	$(0.41)	$(0.41)	$(0.45)

(1)	In 2003, revenues include a $10.0 million termination fee from Baxter as a result of the termination of our agreement with Baxter related to the licensing and development of our NEUPREX® product. Our 2003 revenues also include license fees from several BCE technology license arrangements.
(2)	In 2002 and 2001, includes approximately $7.0 million and $1.9 million, respectively, in legal expenses related to our litigation with Biosite Incorporated and certain shareholder litigation. The litigation matters to which these expenses related were settled or otherwise resolved in 2002.

	September 30, 2005	December 31, 2004
Balance Sheet Data:
Cash, cash equivalents and short-term investments	$45,778	$23,808
Current assets	$52,262	$26,607

Working capital	$40,922	$3,004
Total assets	$74,027	$46,260
Current liabilities	$11,340	$23,603
Long-term liabilities	$68,844	$47,267
Accumulated deficit	$(665,967)	$(678,471)
Total shareholders’ equity (net capital deficiency)(1)	$(10,990)	$(24,610)

(1)	Book values per common share for the periods identified in the table are not disclosed because they would have been negative amounts.

THE EXCHANGE OFFER

Terms of the Exchange Offer; Period for Tendering Existing Notes

We are offering to exchange your existing notes for new notes as follows: $1,000 principal amount of new notes for each $1,000 principal amount of existing notes for up to 100% of the aggregate outstanding principal amount of existing notes. The new notes will be issued in denominations of $1,000 and any integral multiple of $1,000.

Based on the principal amount of existing notes outstanding as of the date of this prospectus, we are offering to acquire up to $60,000,000 aggregate principal amount of existing notes that are validly tendered on the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal.

You may tender all, some or none of your existing notes, subject to the terms and conditions of the exchange offer. Holders of existing notes must tender their existing notes in a minimum $1,000 principal amount and multiples thereof.

The exchange offer is not being made to, and we will not accept tenders for exchange from, holders of existing notes in any jurisdiction in which the exchange offer or the acceptance of the offer would not be in compliance with the securities or blue sky laws of that jurisdiction.

Our board of directors and officers do not make any recommendation to the holders of existing notes as to whether or not to exchange all or any portion of their existing notes. In addition, we have not authorized anyone to make any recommendation. You must make your own decision whether to tender your existing notes for exchange and, if so, the amount of existing notes to tender.

Expiration Date

The expiration date for the exchange offer is 12:00 midnight, New York City time, on February 8, 2006, unless we extend the offer. We may extend this expiration date for any reason. The last date on which tenders will be accepted, whether on February 8, 2006 or any later date to which the exchange offer may be extended, is referred to as the expiration date.

Extensions; Amendments

We expressly reserve the right, in our discretion, for any reason to:

•	delay the acceptance of existing notes tendered for exchange, for example, in order to allow for the rectification of any irregularity or defect in the tender of existing notes, provided that in any event we will promptly issue new notes or return tendered existing notes after expiration or withdrawal of the exchange offer;

•	extend the time period during which the exchange offer is open, by giving oral or written notice of an extension to the holders of existing notes in the manner described below; during any extension, all existing notes previously tendered and not withdrawn will remain subject to the exchange offer;

•	waive any condition or amend any of the terms or conditions of the exchange offer, other than the condition that the registration statement or, if applicable, a post-effective amendment, becomes effective under the Securities Act, as amended; and

•	terminate the exchange offer, as described under “—Conditions for Completion of the Exchange Offer” below.

If we consider an amendment to the exchange offer to be material, or if we waive a material condition of the exchange offer, we will promptly disclose the amendment or waiver in a prospectus supplement, and if required by law, we will extend the exchange offer for a period of five to twenty business days.

We will promptly give oral or written notice of any (1) extension, (2) amendment, (3) non-acceptance or (4) termination of the offer to the holders of the existing notes. In the case of any extension, we will issue a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. In the case of an amendment, we will issue a press release or other public announcement.

Procedures for Tendering Existing Notes

Your tender to us of existing notes and our acceptance of your tender will constitute a binding agreement between you and us upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. For the procedures regarding the new money offering, see “New Money Offering of New Notes.”

Tender of Existing Notes Held Through a Custodian.    If you are a beneficial holder of the existing notes that are held of record by a custodian bank, depository institution, broker, dealer, trust company or other nominee, you must instruct the custodian, or such other record holder, to tender the existing notes on your behalf. Your custodian will provide you with its instruction letter, which you must use to give these instructions.

Tender of Existing Notes Held Through DTC.    Any beneficial owner of existing notes held of record by The Depository Trust Company, or DTC, or its nominee, through authority granted by DTC, may direct the DTC participant through which the beneficial owner’s existing notes are held in DTC, to tender on such beneficial owner’s behalf. To effectively tender existing notes that are held through DTC, DTC participants should transmit their acceptance through the Automated Tender Offer Program, or ATOP, for which the transaction will be eligible, and DTC will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. Delivery of tendered existing notes must be made to the exchange agent pursuant to the book-entry delivery procedures set forth below or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below. No letters of transmittal will be required to tender existing notes through ATOP.

In addition, the exchange agent must receive:

•	a completed and signed letter of transmittal or an electronic confirmation pursuant to DTC’s ATOP system indicating the principal amount of existing notes to be tendered and any other documents, if any, required by the letter of transmittal; and

•	prior to the expiration date, a confirmation of book-entry transfer of such existing notes, into the exchange agent’s account at DTC, in accordance with the procedure for book-entry transfer described below; or

•	the holder must comply with the guaranteed delivery procedures described below.

Your existing notes must be tendered by book-entry transfer. The exchange agent will establish an account with respect to the existing notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC must make book-entry delivery of existing notes by having DTC transfer such existing notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Although your existing notes will be tendered through the DTC facility, the letter of transmittal, or facsimile, or an electronic confirmation pursuant to DTC’s ATOP system, with any required signature guarantees and any other required documents, if any, must be transmitted to and received or confirmed by the exchange agent at its address set forth below under “—Exchange Agent,” prior to 12:00 midnight, New York City time, on the expiration date of the exchange offer. You or your broker must ensure that the exchange agent receives an agent’s message from DTC confirming the book-entry transfer of your existing notes. An agent’s message is a message transmitted by DTC and received by the exchange agent that forms a part of the book-entry confirmation which states that DTC has received an express acknowledgement from the participant in DTC tendering existing notes that such participant agrees to be bound by the terms of the letter of transmittal. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

If you are an institution which is a participant in DTC’s book-entry transfer facility, you should follow the same procedures that are applicable to persons holding existing notes through a financial institution.

Do not send letters of transmittal or other exchange offer documents to us or to Piper Jaffray & Co. or Canaccord Adams Inc., the dealer managers.

It is your responsibility to ensure that all necessary materials get to Wells Fargo Bank, National Association, the exchange agent, before the expiration date. If the exchange agent does not receive all of the required materials before the expiration date, your existing notes will not be validly tendered.

Any existing notes not accepted for exchange for any reason will be promptly returned, without expense, to the tendering holder after the expiration or termination of the exchange offer.

We will have accepted the validity of tendered existing notes if and when we give oral or written notice to the exchange agent. The exchange agent will act as the tendering holders’ agent for purposes of receiving the new notes from us. If we do not accept any tendered existing notes for exchange because of an invalid tender or the occurrence of any other event, the exchange agent will return those existing notes to you without expense, promptly after the expiration date via book-entry transfer through DTC.

Binding Interpretations

We will determine in our sole discretion, all questions as to the validity, form, eligibility and acceptance of existing notes tendered for exchange. We reserve the absolute right to reject any and all tenders of any particular existing notes not properly tendered or to not accept any particular existing notes which acceptance might, in our reasonable judgment or our counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities in the tender of existing notes. Unless waived, any defects or irregularities in connection with tenders of existing notes for exchange must be cured within such reasonable period of time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of existing notes for exchange, nor shall any of them incur any liability for failure to give such notification.

Acceptance of Existing Notes for Exchange; Delivery of New Notes

Once all of the conditions to the exchange offer are satisfied or waived, we will accept, promptly after the expiration date, all existing notes properly tendered, and will issue the new notes promptly after acceptance of the existing notes. The discussion under the heading “—Conditions for Completion of the Exchange Offer” provides further information regarding the conditions to the exchange offer. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered existing notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly after giving such notice.

The new notes will be issued in denominations of $1,000 and any integral multiples of $1,000. The new notes will bear interest from the date of issuance of the new notes. Existing notes accepted for exchange will accrue interest up to but excluding the closing date of the exchange offer. We will pay such accrued and unpaid interest at closing to holders whose existing notes are tendered in the exchange offer and accepted by us.

In all cases, issuance of new notes for existing notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of:

•	a timely book-entry confirmation of such existing notes into the exchange agent’s account at the DTC book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal or an electronic confirmation of the submitting holder’s acceptance through DTC’s ATOP system; and

•	all other required documents, if any.

Return of Existing Notes Accepted for Exchange

If we do not accept any tendered existing notes for any reason set forth in the terms and conditions of the exchange offer, or if existing notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged existing notes tendered by book-entry transfer into the exchange agent’s account at the book-entry transfer facility will be returned in accordance with the book-entry procedures described above, and the existing notes that are not to be exchanged will be credited to an account maintained with DTC, promptly after the expiration or termination of the exchange offer.

Guaranteed Delivery Procedures

If you desire to tender your existing notes and you cannot complete the procedures for book-entry transfer set forth above on a timely basis, you may still tender your existing notes if:

•	your tender is made through an eligible institution;

•	prior to the expiration date, the exchange agent received from the eligible institution a properly completed and duly executed letter of transmittal, or a facsimile of such letter of transmittal or an electronic confirmation pursuant to DTC’s ATOP system and notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery, that:

(1) sets forth the name and address of the holder of the existing notes tendered;

(2) states that the tender is being made thereby;

(3) guarantees that within two trading days after the expiration date a book-entry confirmation and any other documents required by the letter of transmittal, if any, will be deposited by the eligible institution with the exchange agent; and

•	book-entry confirmation and all other documents, if any, required by the letter of transmittal are received by the exchange agent within two trading days after the expiration date.

Withdrawal Rights

You may withdraw your tender of existing notes at any time prior to 12:00 midnight, New York City time, on the expiration date. In addition, if we have not accepted your tendered existing notes for exchange, you may withdraw your existing notes after March 10, 2006.

For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, set forth below under the heading “—Exchange Agent” prior to 12:00 midnight, New York City time, on the expiration date. Any notice of withdrawal must:

•	specify the name of the person who tendered the existing notes to be withdrawn;

•	contain a statement that you are withdrawing your election to have your existing notes exchanged;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the existing notes were tendered, including any required signature guarantees; and

•	if you have tendered your existing notes in accordance with the procedure for book-entry transfer described above, specify the name and number of the account at DTC to be credited with the withdrawn existing notes and otherwise comply with the procedures of such facility.

Any existing notes that have been tendered for exchange, but which are not exchanged for any reason, will be credited to an account maintained with the book-entry transfer facility for the existing notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn existing notes may be retendered by following the procedures described under the heading “—Procedures for Tendering Existing Notes” above, at any time on or prior to 12:00 midnight, New York City time, on the expiration date.

Conditions for Completion of the Exchange Offer

We will not accept existing notes for new notes and may terminate or not complete the exchange offer if the registration statement or, if applicable, a post-effective amendment, covering the exchange offer is not effective under the Securities Act.

We may elect not to accept existing notes for exchange and may terminate or not complete the exchange offer if:

•	any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the exchange offer or otherwise relating in any manner to the exchange offer is instituted or threatened;

•	any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the exchange offer, any of which would restrain, prohibit or delay completion of the exchange offer or prohibit any of the material terms of the new notes;

•	any of the following occurs and the adverse effect of such occurrence shall, in our reasonable judgment, be continuing:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

•	any extraordinary or material adverse change in United States financial markets generally, including, without limitation, a decline of at least twenty percent in either the Dow Jones Average of Industrial Stocks or Standard & Poor’s 500 Index from the date of this prospectus;

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

•	any material disruption has occurred in commercial banking or securities settlement or clearance services in the United States;

•	any limitation, whether or not mandatory, by any governmental entity on, or any other event that would reasonably be expected to materially adversely affect, the extension of credit by banks or other lending institutions:

•	a commencement of a war, an act of terrorism or other national or international calamity directly or indirectly involving the United States, which would reasonably be expected to affect materially and adversely, or to delay materially, the completion of the exchange offer; or

•	if any of the situations described above existed at the time of commencement of the exchange offer and that situation deteriorates materially after commencement of the exchange offer;

•	any tender or exchange offer, other than this exchange offer by us, with respect to some or all of our issued and outstanding common shares or any amalgamation, merger, acquisition or other business combination proposal involving us shall have been proposed, announced or made by any person or entity;

•	any event or events occur that have resulted or may result, in our reasonable judgment, in material adverse change in the business condition, income, operations, share ownership or prospects of us or of us and our subsidiaries, taken as a whole;

•	the occurrence of any of the following:

•	any person, entity or group acquires more than 5% of our issued and outstanding common shares after the commencement of the exchange offer;

•	any person, entity or group which owned more than 5% of our issued and outstanding common shares before the commencement of the exchange offer shall acquire additional common shares constituting more than 2% of our issued and outstanding shares after the commencement of the exchange offer; or

•	any new group shall have been formed that beneficially owns more than 5% of our issued and outstanding common shares which in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the exchange offer or with such acceptance for exchange of shares; or

•	the registration statement of which this prospectus is a part shall have not become effective under the Securities Act or shall be the subject of any stop order.

If any of the above events occur, we may:

•	terminate the exchange offer and promptly return all tendered existing notes to tendering existing note holders;

•	extend the exchange offer and, subject to the withdrawal rights described in “Withdrawal Rights,” above, retain all tendered existing notes until the extended exchange offer expires;

•	amend the terms of the exchange offer; or

•	waive the unsatisfied condition and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.

These conditions are for our sole benefit. We may assert these conditions with respect to all or any portion of the exchange offer regardless of the circumstances giving rise to them. We may waive any condition, other than those subject to applicable law, in whole or in part in our discretion. We may not assert or waive any condition in a manner that would violate Rule 13e-4(f)(8)(i). Our failure to exercise our rights under any of the above conditions does not represent a waiver of these rights. Each right is an ongoing right which may be asserted at any time prior to the expiration of the exchange offer. There are no federal or state regulatory requirements that must be met, except for requirements under applicable securities laws. Satisfaction or waiver of these conditions, other than those that relate to applicable securities laws, will be determined as of February 8, 2006, the expiration date of the exchange offer.

We confirm to you that if we make a material change in the terms of the exchange offer or the information concerning the exchange offer, or if we waive a material condition of the exchange offer, we will promptly disclose the amendment or waiver in a prospectus supplement and will extend the exchange offer to the extent required under the Exchange Act.

Fees and Expenses

Piper Jaffray and Canaccord Adams are acting as dealer managers in connection with the exchange offer. Each of Piper Jaffray and Canaccord Adams will receive a fee in the manner described below for its services as dealer manager.

Each of Piper Jaffray’s and Canaccord Adams’ fees will be calculated based on a sliding scale based on the principal amount of existing notes tendered. Based on the foregoing fee structure, if all of the existing notes are exchanged in the exchange offer, Piper Jaffray and Canaccord Adams will receive an aggregate fee of approximately $810,000. Piper Jaffray’s and Canaccord Adams’ fees will be payable if and when the exchange offer is completed.

Piper Jaffray and Canaccord Adams will also be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the exchange offer (including reasonable fees and disbursements of counsel), whether or not the transaction closes.

We have agreed to indemnify Piper Jaffray and Canaccord Adams against specified liabilities relating to or arising out of the offer, including civil liabilities under the federal securities laws, and to contribute to payments which Piper Jaffray or Canaccord Adams may be required to make in respect thereof. However, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Piper Jaffray or Canaccord Adams may from time to time hold existing notes, new notes and our common shares in their proprietary accounts, and to the extent they own existing notes in these accounts at the time of the exchange offer, Piper Jaffray and Canaccord Adams may tender these existing notes.

We have retained Georgeson Shareholder Communications Inc. to act as information agent and Wells Fargo Bank, National Association to act as the exchange agent in connection with the exchange offer. The information agent may contact holders of existing notes by mail, telephone, facsimile transmission and personal interviews and may request brokers, dealers and other nominee existing note holders to forward materials relating to the exchange offer to beneficial owners. The information agent and the exchange agent will receive an aggregate of approximately $7,500 and $5,000, respectively, in compensation for their respective services, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against liabilities in connection with their services, including liabilities under the federal securities laws.

Neither the information agent nor the exchange agent has been retained to make solicitations or recommendations. The fees they receive will not be based on the principal amount of existing notes tendered under the exchange offer.

We will not pay any fees or commissions to any broker or dealer, or any other person, other than Piper Jaffray and Canaccord Adams, for soliciting tenders of existing notes under the exchange offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

We estimate that the aggregate fees and expenses to be incurred in connection with the exchange offer and the new money offering, assuming maximum existing note holder participation, will be approximately $1.3 million and will be paid by us.

Exchange Agent

Wells Fargo Bank, National Association has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of its addresses as set forth below. Questions about the tender of existing notes, requests for assistance, and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

By Mail or Overnight Courier:

Wells Fargo Bank, National Association

707 Wilshire Blvd, 17th Floor

Los Angeles, CA 90017

If you deliver the letter of transmittal to an address other than as set forth above or transmit instructions via facsimile other than as set forth above, then such delivery or transmission does not constitute a valid delivery of such letter of transmittal. If you need additional copies of this prospectus or the letter of transmittal, please contact the information agent at the address or telephone number set forth on the back cover of this prospectus.

THE NEW MONEY OFFERING

We are offering up to $10.0 million aggregate principal amount of new notes for cash in the new money offering. Neither we nor our placement agents will consider whether or not you are a holder of the existing notes or participate in the exchange offer as a relevant factor when determining the allocation of the new notes in the new money offering. The new notes that we are offering in the new money offering are identical in all respects to the new notes provided in the exchange offer as described in this document under the heading “Description of New Notes.”

Indications of interest in purchasing new notes must be in denominations of principal amount of $1,000 and any integral multiple of $1,000. The public offering price of the new notes offered in the new money offering will be determined by indications of interest received.

You may indicate your interest for new notes in the new money offering by giving your indication of interest to Piper Jaffray at (415) 984-5141, attention Simon Manning or Brian Sullivan.

DESCRIPTION OF NEW NOTES

The new notes will be issued under an indenture, dated as of the date of issuance between us and Wells Fargo Bank, National Association, as trustee, which we refer to in this section as the “new notes indenture.” The following summarizes the material provisions of the new notes and the new notes indenture. The new notes indenture is an exhibit to the registration statement of which this prospectus is a part. The terms of the new notes include those stated in the new notes indenture and those made part of each indenture by reference to the Trust Indenture Act of 1939. As used in this section, the words “we,” “us,” “our” or “XOMA” refer to XOMA Ltd. and not our subsidiaries.

The following description of provisions of the new notes is not complete and is subject to, and qualified in its entirety by reference to, the new notes and the new notes indenture. We urge you to read the new notes indenture because it will define your rights as a holder of the new notes. You may request a copy of the new notes indenture from the trustee.

General

We are offering to issue up to $70,000,000 aggregate principal amount of new notes, which amount includes:

•	$60,000,000 aggregate principal amount to be issued in the exchange offer assuming 100% of the outstanding existing notes are tendered and accepted in the exchange offer; and

•	up to an additional $10,000,000 aggregate principal amount of new notes to be issued in the new money offering.

The new notes are our general unsecured and unsubordinated obligations and are convertible into our common shares as described under “—Conversion Rights” and “—Automatic Conversion” below. The new notes will be issued in fully-registered form and in denominations of $1,000 and multiples of $1,000. The new notes are initially limited to $70.0 million aggregate principal amount and will mature on February 1, 2012, unless earlier converted or repurchased by us at our option beginning on February 10, 2010, or at the option of the holder upon the occurrence of a fundamental change (as defined below).

The new notes bear interest from their date of issuance at the rate of 6.50% per year. Interest is payable semi-annually on February 1 and August 1 of each year beginning August 1, 2006, to holders of record at the close of business on the preceding January 15 and July 15, respectively. We may pay interest on new notes represented by certificated new notes by check mailed to such holders. However, a holder of new notes with an aggregate principal amount in excess of $5.0 million will be paid by wire transfer in immediately available funds at the election of such holder. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest will cease to accrue on a note upon its maturity, conversion or purchase by us.

Principal is payable, and the new notes may be presented for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York City, which shall initially be the office or agency of the trustee in New York, New York. See “—Form, Denomination and Registration” below.

We may, without the consent of the holders, increase the principal amount of the new notes by issuing additional new notes under the new notes indenture in the future on the same terms and conditions, except for any differences in the issue price and interest accrued prior to the issue date of the additional new notes, and with the same CUSIP number as the new notes offered hereby, provided that such additional new notes must be part of the same issue as the new notes offered hereby for United States federal income tax purposes. The new notes offered by this prospectus and any additional new notes would rank equally and ratably and would be treated as a single class for all purposes under the new notes indenture.

The new notes indenture does not contain any financial covenants or any restrictions on the payment of dividends, the repurchase of our securities, or our ability to incur additional indebtedness. The new notes indenture also does not contain any covenants or other provisions that afford protection to holders of new notes in the event of a highly leveraged transaction or a fundamental change of us except to the extent described under “—Fundamental Change Permits Purchase of New Notes at the Option of the Holder” below.

Conversion rights

The holders of new notes may, at any time prior to the close of business on the final maturity date of the new notes, convert any outstanding new notes (or portions thereof) into our common shares, initially convertible at a conversion rate of 533.4756 of our common shares per $1,000 principal amount of new notes, which is equal to an initial conversion price of approximately $1.87 per share.

If you elect to voluntary convert some or all of the new notes before February 10, 2010, we will pay additional interest in cash or, at our option subject to the limitation described below under “—Limitation on Company’s Ability to Pay Additional Interest in Common Shares,” in common shares, equal to four full years of interest on the converted new notes, less any interest actually paid or provided for on the new notes. If we elect to pay the additional interest in common shares, the common shares will be valued at the conversion price then in effect.

The conversion rate is subject to adjustment upon the occurrence of those events described below under “—Adjustments to Conversion Rate.” Holders may convert new notes only in denominations of $1,000 and whole multiples of $1,000. If we call new notes for redemption, you may convert the new notes only until the close of business on the second business day immediately preceding the redemption date unless we fail to pay the redemption price. Except as described below, no adjustment will be made on conversion of any new notes for interest accrued thereon or dividends paid on any common shares. Our delivery to the holder of the full number of our common shares into which a note is convertible, together with any cash payment for such holder’s fractional shares, will be deemed to satisfy our obligation to pay the principal amount of the note and any accrued and unpaid interest. Any accrued and unpaid interest will be deemed paid in full rather than canceled, extinguished or forfeited. In addition, a holder may be entitled to receive a make-whole premium as described under “—Make-Whole” in connection with certain transactions described below under “—Fundamental Change Permits Purchase of New Notes at the Option of the Holders.”

If new notes are converted after a record date but prior to the next succeeding interest payment date, holders of such new notes at the close of business on the record date will receive the interest payable on such new notes on the corresponding interest payment date notwithstanding the conversion. Such new notes, upon surrender for conversion, must be accompanied by funds equal to the amount of interest payable on the principal amount of new notes so converted. We are not required to issue fractional common shares upon conversion of new notes and instead will pay a cash adjustment based upon the market price of the common shares on the last trading day before the date of the conversion.

A holder may exercise the right of conversion by delivering the note to be converted to the specified office of a conversion agent, with a completed notice of conversion, together with any funds that may be required as described in the preceding paragraph. The conversion date will be the date on which the new notes, the notice of conversion and any required funds have been so delivered. A holder delivering a note for conversion will not be required to pay any taxes or duties relating to the issuance or delivery of the common shares for such conversion, but will be required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the common shares in a name other than the holder of the note. Certificates representing common shares will be issued or delivered only after all applicable taxes and duties, if any, payable by the holder have been paid.

Ranking

The new notes will be our unsecured and unsubordinated obligations. The new notes will rank equal in priority with all of our existing and future unsecured and unsubordinated indebtedness, including the existing notes. However, the new notes will be effectively subordinated to our existing and future secured indebtedness to the extent of the assets securing such indebtedness. As of September 30, 2005, after giving effect to this offering and assuming it had occurred on that date, we (including our subsidiaries) would have had approximately $63.3 million of debt outstanding. In addition, the new notes are structurally subordinated to all existing and future liabilities of our subsidiaries. Our cash flow and consequent ability to meet our debt obligations depends in part on the earnings of our subsidiaries, and on dividends and other payments from our subsidiaries. Under certain circumstances, contractual and legal restrictions, as well as the financial condition and operating requirements of our subsidiaries, could limit our ability to obtain cash from our subsidiaries for the purpose of meeting debt service obligations, including the payment of principal and interest on the new notes. Any rights to receive assets of any subsidiary upon its liquidation or reorganization and the consequent right of the holders of the new notes to participate in those assets will be subject to the claims of that subsidiary’s creditors, including trade creditors, except to the extent that we are recognized as a creditor of that subsidiary, in which case our claims would still be subordinate to any security interests in the assets of that subsidiary. As of September 30, 2005, our subsidiaries had liabilities for capital leases and new notes payable of approximately $8.9 million.

Automatic Conversion

We may elect to automatically convert some or all of the new notes at any time on or prior to maturity if the closing price of our common shares has exceeded 150% of the conversion price for at least 20 trading days during any consecutive 30-day trading period ending within five trading days prior to the notice of automatic conversion. We refer to this as an “automatic conversion.” The notice of automatic conversion must be given not more than 30 and not less than 20 days prior to the date of automatic conversion.

If an automatic conversion occurs on or prior to February 10, 2010, we will pay additional interest in cash or, at our option subject to the limitations described below under “—Limitation on Company’s Ability to Pay Additional Interest in Common Shares,” in our common shares to holders of new notes being converted. This additional interest shall be equal to four years’ worth of interest less any interest actually paid or provided for prior to the date of automatic conversion. We will specify in the automatic conversion notice whether we will pay the additional interest in cash or common shares. If we elect to pay the additional interest in common shares, the common shares will be valued at the conversion price then in effect.

If we do not automatically convert all of the new notes, the trustee will select the new notes to be automatically converted in principal amount of $1,000 or in whole multiples thereof, by lot or on a pro rata basis or by another method that the trustee considers fair and appropriate. If any new notes are to be automatically converted in part only, we will issue a new note or new notes with a principal amount equal to the unredeemed principal portion thereof. If a portion of your new notes is selected for partial auto-conversion and you voluntarily convert a portion of your new notes, the voluntarily converted portion will be deemed to be taken from the portion selected for auto-conversion.

You will not be required to pay any stamp, transfer, documentary or similar taxes or duties upon conversion but will be required to pay any stamp or transfer tax or duty if the common shares issued upon conversion of the new notes is in a name other than your name. Certificates representing common shares will not be issued or delivered unless all stamp or transfer taxes and duties, if any, payable by the holder have been paid.

Limitation on Our Ability to Pay Additional Interest in Common Shares

We may not, without the approval of a resolution of our shareholders, elect to pay additional interest in our common shares to the extent that the sum of (i) the aggregate amount of our common shares issued as additional interest since the original issuance date of the new notes, and (ii) the aggregate amount of our common shares proposed to be issued as additional interest at such time would exceed the “Cap Amount” determined in accordance with the following formula:

A	= D
(B+C)

where:

A	=	the aggregate principal amount of the new notes issued under the new notes indenture;

B	=	the aggregate number of shares issuable upon conversion of the new notes at the conversion rate then in effect;

C	=	the Cap Amount;

D	=	the closing price of our common shares on The Nasdaq National Market on the date of acceptance of the existing notes tendered in connection with the exchange offer;

In the event that we obtain shareholder approval to issue common shares in excess of the Cap Amount, the above limitation shall not apply. Whether we seek shareholder approval for such purpose is at our sole discretion. No decision with respect to this issue has been reached at this time.

Optional Redemption

At any time on or after February 10, 2010, we may redeem some or all of the new notes, at our option, upon not less than 20 or more than 60 days’ prior notice, at the redemption price equal to 100% of the principal amount of the new notes.

In each case we will also pay accrued and unpaid interest to, but excluding, the redemption date. If the redemption date is an interest payment date, we will pay interest to the record holders as of the relevant record date.

No sinking fund will be provided for the new notes, which means that the new notes indenture will not require us to redeem or retire the notes periodically. We may not redeem the new notes if there is a default under the new notes indenture.

If we do not redeem all of the new notes, the trustee will select the new notes to be redeemed in principal amount of $1,000 or in whole multiples thereof, by lot or on a pro rata basis or by another method that the trustee considers fair and appropriate. If any new notes are to be redeemed in part only, we will issue a new note or new notes with a principal amount equal to the unredeemed principal portion thereof. If a portion of your new notes is selected for partial redemption and you convert a portion of your new notes, the converted portion will be deemed to be taken from the portion selected for redemption.

Make-Whole

If and only to the extent you elect to convert your new notes in connection with a transaction described under the second bullet point of the change of control definition as described below under “—Fundamental Change Permits Purchase of New Notes at the Option of the Holder” that occurs on or prior to February 1, 2012, pursuant to which 5% or more of the consideration for our common shares

(other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in such fundamental change transaction consists of cash or securities (or other property) that are not traded or scheduled to be traded immediately following such transaction on a United States national securities exchange or The Nasdaq National Market, we will increase the conversion rate for the new notes surrendered for conversion by a number of additional shares (the “additional shares”) as described below.

The number of additional shares will be determined by reference to the table below, based on the date on which such change of control transaction becomes effective (the “effective date”) and the price paid per share for our common shares in such fundamental change transaction (the “share price”). If holders of our common shares receive only cash in such fundamental change transaction, the share price shall be the cash amount paid per share. Otherwise, the share price shall be the average of the closing prices of our common shares on the five trading days prior to but not including the effective date of such fundamental change transaction.

The additional shares will be delivered to holders who elect to convert their new notes on the later of (1) the fifth business day following the effective date and (2) the third business day following the final day of the cash settlement averaging period.

The share prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion rate of the new notes is adjusted, as described above below “—Adjustments to Conversion Rate.” The adjusted share prices will equal the share prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the share price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “—Adjustments to Conversion Rate.”

The following table sets forth the hypothetical share price and number of additional shares to be issuable per $1,000 principal amount of new notes:

	$1.63	$1.75	$2.25	$2.75	$3.25	$3.75	$4.25	$4.75	$5.25	$5.75	$6.25	$6.75
Effective Date
February 1, 2005	50.00	50.00	50.00	50.00	50.00	20.89	16.56	13.25	10.65	8.58	6.90	0.00
February 1, 2006	50.00	50.00	50.00	50.00	21.09	16.47	13.15	10.61	8.61	7.00	5.67	0.00
February 1, 2007	50.00	50.00	50.00	18.07	12.78	9.81	7.85	6.41	5.28	4.35	3.58	0.00
February 1, 2008	50.00	50.00	18.02	1.72	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
February 1, 2009	50.00	50.00	16.87	0.87	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
February 1, 2010	50.00	50.00	16.32	0.60	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
February 1, 2011	50.00	50.00	14.03	0.52	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
February 1, 2012	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

The exact share prices and effective dates may not be set forth in the table above, in which case:

•	If the share price is between two share price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower share price amounts and the two dates, as applicable, based on a 365-day year.

•	If the share price is in excess of $6.75 per share (subject to adjustment), no additional shares will be issuable upon conversion.

•	If the share price is less than the share price on the date of issuance (subject to adjustment), no additional shares will be issuable upon conversion.

Notwithstanding the foregoing, in no event will the total number of common shares issuable upon conversion per $1,000 principal amount of new notes exceed 583.4756, subject to adjustments in the same manner as the conversion rate as set forth under “—Adjustments to Conversion Rate.” If a holder would otherwise be entitled to receive additional interest as described under “—Conversion rights” above in connection with notes converted upon a fundamental change requiring payment at the make-whole premium, such holder will receive the greater of (i) the additional interest, or (ii) the make-whole payment of additional shares. In no event will a holder be entitled to receive both a make-whole payment of additional shares and additional interest on new notes that are converted in connection with a fundamental change.

Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Conversion After a Public Acquirer Change of Control

Notwithstanding the foregoing, in the case of a public acquirer change of control (as defined below), we may, in lieu of paying a make-whole premium as described in “—Make-Whole” above, elect to adjust the conversion rate and the related conversion obligation such that from and after the effective date of such public acquirer change of control, holders of the new notes will be entitled to convert their new notes (subject to the satisfaction of the conditions to conversion described under “—Conversion Rights”) into a number of shares of public acquirer common shares (as defined below) by adjusting the conversion rate in effect immediately before the public acquirer change of control by a fraction:

•	the numerator of which will be (i) in the case of a consolidation, amalgamation, merger or binding share exchange, pursuant to which our common shares are converted into cash, securities or other property, the average value of all cash and any other consideration (as determined by our board of directors) paid or payable per share of our common shares or (ii) in the case of any other public acquirer change of control, the average of the last reported sale price of our common shares for the five consecutive trading days prior to but excluding the effective date of such public acquirer change of control, and

•	the denominator of which will be the average of the last reported sale prices of the public acquirer common shares for the five consecutive trading days commencing on the trading day next succeeding the effective date of such public acquirer change of control.

A “public acquirer change of control” means any event constituting a “change of control” that would otherwise obligate us to pay a make-whole premium as described above under “—Make-Whole” and the acquirer (or any entity that is a directly or indirectly wholly-owned subsidiary of the acquirer or of which the acquirer is a directly or indirectly wholly-owned subsidiary) has a class of common shares traded on a national securities exchange or quoted on The Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with such event (the “public acquirer common shares”).

After the adjustment of the conversion rate in connection with a public acquirer change of control, the conversion rate will be subject to further similar adjustments in the event that any of the events described in “—Conversion rights” above occur thereafter.

Upon a public acquirer change of control, if we so elect, holders may convert their new notes at the adjusted conversion rate described in the third preceding paragraph but will not be entitled to the make-whole premium described under “—Make-Whole.” We are required to notify holders of our election in our notice to holders of such transaction. As described under “—Adjustments to Conversion Rate,” holders may convert their new notes upon a public acquirer change of control during the period specified therein. In addition, the holder can also, subject to certain conditions, require us to repurchase all or a portion of its new notes as described under “—Fundamental Change Permits Purchase of New Notes at the Option of the Holder” below.

Adjustments to Conversion Rate

The initial conversion rate will be adjusted for certain events, including:

•	the issuance of our common shares as a dividend, bonus issue or other distribution on our common shares and certain subdivisions and consolidations of our common shares;

•	the issuance to all holders of our common shares of certain rights or warrants entitling them for a period of not more than 45 days to purchase our common shares at less than the market price of our common shares on the trading day immediately preceding the time of announcement of such issuance;

•	the dividend, bonus issue or other distribution to all holders of our common shares of shares of our share capital (other than common shares), evidences of indebtedness or assets (including securities, but excluding (A) those rights and warrants referred to above, (B) dividends, bonus issues and other distributions in connection with a reclassification, amalgamation, consolidation, statutory share exchange, merger, combination, sale or conveyance resulting in a change in the conversion consideration pursuant to the second succeeding paragraph or (C) dividends or distributions paid exclusively in cash);

•	dividends or other distributions consisting exclusively of cash to all holders of our common shares; and

•	the purchase of our common shares pursuant to a tender offer or exchange offer made by us or any of our subsidiaries to the extent that the same involves an aggregate consideration that, together with any cash and the fair market value of any other consideration paid in any other tender offer by us or any of our subsidiaries for our common shares expiring within the 12 months preceding the expiration of such tender offer for which no adjustment has been made, exceeds the last reported sale price of our common shares on the trading day next succeeding the last date on which tenders or exchanges may be made.

No adjustment in the conversion rate will be required unless such adjustment would require a change of at least 1% in the conversion rate then in effect at such time. Any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion rate will not be adjusted for the issuance of our common shares or any securities convertible into or exchangeable for our common shares or carrying the right to purchase any of the foregoing. We will not make any adjustment if holders of new notes are entitled to participate in the transactions described above.

In the case of:

•	any reclassification or change of our common shares (other than a change in par value, or from no par value to par value, or as a result of a subdivision or consolidation),

•	an amalgamation, consolidation, statutory share exchange, merger or combination involving us, or

•	a sale or conveyance to another corporation of all or substantially all of our property and assets,

in each case as a result of which holders of our common shares are entitled to receive shares, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common shares, the holders of the new notes then outstanding will be entitled thereafter to convert those new notes into the kind and amount of shares of shares, other securities or other property or assets (including cash or any combination thereof) which they would have owned or been entitled to receive upon such reclassification, amalgamation, consolidation, merger, combination, sale or conveyance had such new notes been converted into our common shares immediately prior to such reclassification, amalgamation, consolidation, merger, combination, sale or conveyance (subject to our right to elect to adjust the conversion rate and the related conversion obligation as set forth in “—Conversion After a Public Acquirer Change of Control”).

We may not become a party to any such transaction unless its terms are consistent with the foregoing.

If a taxable distribution to holders of our common shares or other transaction occurs which results in any adjustment of the conversion rate, the holders of new notes may, in certain circumstances, be deemed to have received a distribution subject to United States income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of common shares. See the section of this prospectus entitled “United States Federal Income Tax Considerations.”

Subject to applicable Nasdaq Marketplace rules regarding shareholder approval, we may from time to time, to the extent permitted by law, increase the conversion rate of the new notes by any amount for any period of at least 20 days. In that case we will give at least 15 days’ notice of such increase. We may make such increases in the conversion rate, in addition to those set forth above, as the board of directors deems advisable to avoid or diminish any income tax to holders of our common shares resulting from any dividend or distribution of shares (or rights to acquire shares) or from any event treated as such for income tax purposes.

Holders of the new notes will receive, upon conversion of the new notes, in addition to our common shares, the rights under our existing rights plan or, if we amend our rights plan or adopt a new rights plan while new notes remain outstanding, the rights under that rights plan as so amended or replaced unless, prior to the conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from our common shares, in which case the applicable conversion rate will be adjusted at the time of separation as if we had distributed to all holders of our common shares, evidences of indebtedness or assets described in the third bullet point of the first paragraph of this section, subject to readjustment upon the subsequent expiration, termination or redemption of the rights.

Fundamental Change Permits Purchase of New Notes at the Option of the Holder

If a fundamental change (as defined below) occurs, each holder of new notes will have the right to require us to repurchase all of that holder’s new notes, or any portion of those new notes that is equal to $1,000 or a whole multiple of $1,000, on the date that is 45 days after the date we give notice of a fundamental change at a repurchase price equal to 100% of the aggregate principal amount of the new notes to be repurchased, together with interest and additional interest, if any, accrued and unpaid to, but excluding, the repurchase date. If such purchase date is after a record date but on or prior to an interest payment date, however, then the interest payable on such date will be paid to the holder of record of the new notes on the relevant record date.

Within 30 days after the occurrence of a fundamental change, we are required to give notice to all holders of record of new notes, as provided in the new notes indenture, stating among other things, the occurrence of a fundamental change and of their resulting purchase right. We must also deliver a copy of our notice to the trustee.

In order to exercise the purchase right upon a fundamental change, a holder must deliver prior to the fundamental change purchase date a fundamental change purchase notice stating among other things:

•	if certificated new notes have been issued, the certificate numbers of the new notes to be delivered for purchase;

•	the portion of the principal amount of new notes to be purchased, in integral multiples of $1,000; and

•	that the new notes are to be purchased by us pursuant to the applicable provisions of the new notes and the new notes indenture.

If the new notes are not in certificated form, a holder’s fundamental change purchase notice must comply with appropriate DTC procedures.

A holder may withdraw any fundamental change purchase notice upon a fundamental change by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change purchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn new notes;

•	if certificated new notes have been issued, the certificate numbers of the withdrawn new notes; and

•	the principal amount, if any, of the new notes which remains subject to the fundamental change purchase notice.

In connection with any purchase offer in the event of a fundamental change, we will, if required:

•	comply with the provisions of Rule 13e-4, Rule 14e-1, and any other tender offer rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) which may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

Payment of the fundamental change purchase price for a note for which a fundamental change purchase notice has been delivered and not validly withdrawn is conditioned upon book-entry transfer or delivery of the note, together with necessary endorsements, to the paying agent at any time after delivery of such fundamental change purchase notice. Payment of the fundamental change purchase price for the note will be made promptly following the later of the fundamental change purchase date or the time of book-entry transfer or delivery of the note.

If the paying agent holds money sufficient to pay the fundamental change purchase price of the note on the fundamental change purchase date in accordance with the terms of the new notes indenture, then, immediately after the fundamental change purchase date, the note will cease to be outstanding and interest on such note will cease to accrue, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder will terminate, other than the right to receive the fundamental change purchase price upon delivery of the note.

A “fundamental change” will be deemed to have occurred upon a change of control or a termination in trading.

A “change of control” will be deemed to have occurred at such time after the original issuance of the new notes when the following has occurred:

•	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) acquires the beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, through a purchase, amalgamation, merger or other acquisition transaction, of 50% or more of the total voting power of our total issued and outstanding voting shares other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans;

•	we consolidate with, or amalgamate or merge with or into, another person or convey, transfer, lease or otherwise dispose of all or substantially all of our assets to any person, or any person consolidates with or amalgamates or merges with or into us, other than:

•	any transaction (A) that does not result in any reclassification, conversion, exchange or cancellation of our issued and outstanding share capital and (B) pursuant to which holders of our share capital immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all our share capital entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction;

•	any amalgamation or merger solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of issued and outstanding common shares solely into shares of common equity of the surviving or continuing entity; or

•	any transaction in which at least 95% of the consideration for the common shares (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in the transaction or transactions otherwise constituting a change of control consists of shares of common equity traded on a United States national securities exchange or quoted on The Nasdaq National Market, or which will be so traded or quoted when issued or exchanged in connection with the fundamental change, and as a result of such transaction or transactions the new notes become convertible solely into such shares of common equity; or

•	during any consecutive two-year period, individuals who at the beginning of that two-year period constituted our board of directors (together with any new directors whose election to our board of directors, or whose nomination for election by shareholders, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our board of directors then in office; or

•	our shareholders pass a special resolution approving a liquidation or dissolution and no additional approvals of shareholders are required under applicable law to cause a liquidation or dissolution.

The definition of change of control includes a phrase relating to the conveyance, transfer, lease, or other disposition of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of new notes to require us to repurchase such new notes as a result of a conveyance, transfer, lease, or other disposition of less than all of our assets may be uncertain.

A “termination in trading” will be deemed to have occurred if our common shares (or other common shares into which the new notes are then convertible) are neither listed for trading on a United States national or regional securities exchanges nor approved for trading on The Nasdaq National Market, Nasdaq SmallCap Market or any other established United States system of automated dissemination of quotations of securities prices.

Beneficial ownership will be determined in accordance with Rule 13d-3 promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Exchange Act. The term “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

In some circumstances, the fundamental change purchase feature of the new notes may make more difficult or discourage a takeover of us and thus the removal of incumbent management. The fundamental change purchase feature, however, is not the result of management’s knowledge of any specific effort to accumulate common shares or to obtain control of us by means of an amalgamation, merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change purchase feature is the result of negotiations between us and the placement agents.

We may, to the extent permitted by applicable law, at any time purchase the new notes in the open market or by tender at any price or by private agreement. Any new notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

The foregoing provisions would not necessarily protect holders of the new notes if highly leveraged or other transactions involving us occur that may adversely affect holders. Our ability to repurchase new notes upon the occurrence of a fundamental change is subject to important limitations. The occurrence of a fundamental change could cause an event of default under, or be prohibited or limited by, the terms of indebtedness that we may incur in the future. Further, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the new notes that might be delivered by holders of new notes seeking to exercise the repurchase right. Any failure by us to repurchase the new notes when required following a fundamental change would result in an event of default under the new notes indenture. Any such default may, in turn, cause a default under indebtedness that we may incur in the future.

No new notes may be purchased by us at the option of holders upon the occurrence of a fundamental change if there has occurred and is continuing an event of default with respect to the new notes, other than a default in the payment of the fundamental change purchase price with respect to the new notes.

Events of Default

Each of the following will constitute an event of default under the new notes indenture:

•	our failure to pay when due the principal on any of the new notes at maturity or exercise of a repurchase right or otherwise;

•	our failure to pay an installment of interest (including additional interest, if any) on any of the new notes for 30 days after the date when due;

•	failure by us to deliver our common shares (including any common shares issued as a Make-Whole payment or additional interest), together with cash instead of fractional shares when those common shares, or cash instead of fractional shares are required to be delivered following conversion of a note, and that default continues for 10 days;

•	failure by us to give a fundamental change notice within 30 days of the occurrence of the fundamental change;

•	our failure to perform or observe any other term, covenant or agreement contained in the new notes or the new notes indenture for a period of 60 days after written notice of such failure, requiring us to remedy the same, shall have been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the new notes then outstanding;

•	either (a) our failure or the failure of any of our significant subsidiaries to make any payment by the end of the applicable grace period, if any, after the final scheduled payment date for such payment with respect to any indebtedness for borrowed money in an aggregate principal amount in excess of $10.0 million, or (b) the acceleration of indebtedness for borrowed money of the company or any of our significant subsidiaries in an aggregate amount in excess of $10.0 million because of a default with respect to such indebtedness, without such indebtedness referred to in either (a) or (b) above having been discharged, cured, waived, rescinded or annulled, for a period of 30 days after written notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of the new notes then outstanding;

•	our failure or the failure of any of our significant subsidiaries to make any payment on a final judgment aggregating in excess of $10.0 million, without such judgment having been paid, discharged or stayed for a period of 60 days; and

•	certain events of our bankruptcy, insolvency or reorganization.

The term “significant subsidiary” means a subsidiary, including its subsidiaries, that meets any of the following conditions:

•	our and our other subsidiaries’ investments in and advances to the subsidiary exceed 10% of the total assets of us and our subsidiaries consolidated as of the end of the most recently completed fiscal year,

•	our and our other subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the subsidiary exceeds 10% of our total assets and our subsidiaries consolidated as of the end of the most recently completed fiscal year, or

•	our and our other subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the subsidiary exceeds 10% of such income of us and our subsidiaries consolidated for the most recently completed fiscal year.

The new notes indenture provides that the trustee shall, within 90 days of the occurrence of a default, give to the registered holders of the new notes notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest on, any of the new notes when due or in the payment of any repurchase obligation.

If an event of default specified in the eighth bullet point in the first paragraph under the caption “—Events of Default” above occurs and is continuing, then automatically the principal of all the new notes and the interest thereon shall become immediately due and payable. If an event of default shall occur and be continuing, other than with respect to the eighth bullet point in the first paragraph under the caption “—Events of Default” above (the default not having been cured or waived as provided under “—Modifications and Waiver” below), the trustee or the holders of at least 25% in aggregate principal amount of the new notes then outstanding may declare the new notes due and payable at their principal amount together with accrued interest, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of new notes by appropriate judicial proceedings. Such declaration may be rescinded or annulled with the written consent of the holders of a majority in aggregate principal amount of the new notes then outstanding upon the conditions provided in the new notes indenture. However, if an event of default is cured prior to such declaration by the trustee or holders of the new notes as discussed above, the trustee and the holders of the new notes will not be able to make such declaration as a result of that cured event of default.

Overdue payments of interest, additional interest and premium, if any, and principal shall accrue interest at 7.0%.

The new notes indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of new notes before proceeding to exercise any right or power under the new notes indenture at the request of such holders. The new notes indenture provides that the holders of a majority in aggregate principal amount of the new notes then outstanding through their written consent may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

We are required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the new notes indenture.

Consolidation, Amalgamation, Merger or Assumption

We may, without the consent of the holders of new notes, consolidate or amalgamate with, merge or convert into or transfer all or substantially all of our assets to any other entity organized under the laws of Bermuda or the United States or any of its political subdivisions provided that:

•	the surviving or continuing entity remains liable for or assumes all our obligations under the new notes indenture and the new notes;

•	at the time of such transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing; and

•	certain other conditions are met.

Modifications and Waiver

The new notes indenture (including the terms and conditions of the new notes) may be modified or amended by us and the trustee, without the consent of the holder of any note, for the purposes of, among other things:

•	adding to our covenants for the benefit of the holders of new notes;

•	surrendering any right or power conferred upon us, including, without limitation, the right to pay the repurchase price in our common shares;

•	providing for the continuation or assumption of our obligations to the holders of new notes in the case of an amalgamation, merger, consolidation, conveyance, transfer or lease;

•	increasing the conversion rate or reducing the conversion price, provided that the increase or reduction will not adversely affect the interests of holders of new notes in any material respect;

•	complying with the requirements of the SEC in order to effect or maintain the qualification of the new notes indenture under the Trust Indenture Act of 1939, as amended;

•	curing any ambiguity or correcting or supplementing any defective provision contained in the new notes indenture; provided that such modification or amendment does not adversely affect the interests of the holders of the new notes in any material respect; provided, however, that any change to conform the new notes indenture to the description of the new notes contained in this prospectus shall be deemed not to adversely affect the interests of the holders of the new notes in any material respect;

•	establish the forms or terms of the new notes;

•	evidence the acceptance of appointment by a successor trustee;

•	adding or modifying any other provisions which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of new notes in any material respect;

•	complying with the requirements regarding amalgamation, merger or transfer of assets; or

•	providing for uncertified new notes in addition to the certificated new notes so long as such uncertificated new notes are in registered form for the purposes of the Internal Revenue Code of 1986, as amended.

Modifications and amendments to the new notes indenture or to the terms and conditions of the new notes may also be made, and any past default by us may be waived with the written consent of the holders of at least a majority in aggregate principal amount of the new notes at the time outstanding. However, no such modification, amendment or waiver may, without the written consent or the affirmative vote of the holder of each note so affected:

•	change the payment date of the principal of or any installment of interest on that note (including any payment of additional interest or make-whole premium);

•	reduce the principal amount of, or any make-whole premium or interest on (including any payment of additional interest), any note;

•	change the currency of payment of such note or interest thereon;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any note;

•	except as otherwise permitted or contemplated by provisions concerning corporate reorganizations, adversely affect the repurchase option of holders upon a fundamental change or the conversion rights of holders of the new notes; or

•	reduce the percentage in aggregate principal amount of new notes outstanding necessary to modify or amend the new notes indenture or to waive any past default.

Satisfaction and Discharge

We may discharge our obligations under the new notes indenture while new notes remain outstanding, subject to certain conditions, if we have deposited with the trustee an amount sufficient to pay and discharge all outstanding new notes on the date of their scheduled maturity together with any interest payable thereon. However, we will remain obligated to issue our common shares upon conversion of the new notes until such maturity as described under “—Conversion Rights.”

Form, Denomination and Registration

The new notes will be issued in fully registered form, without coupons, in denominations of $1,000 principal amount and whole multiples of $1,000.

Global Notes: Book-Entry Form.    Except as provided below, the new notes will be evidenced by one or more global notes deposited with the trustee as custodian for DTC, and registered in the name of Cede & Co. as DTC’s nominee. Record ownership of the global notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC’s rules and will be settled in same-day funds. So long as Cede & Co., as nominee of DTC, is the registered owner of the global notes, Cede & Co. for all purposes will be considered the sole holder of the global notes. Except as provided below, owners of beneficial interests in the global notes will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered holders thereof. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer a beneficial interest in the global notes to such persons may be limited. We will wire, through the facilities of the trustee, principal, premium, if any, and interest payments on the global notes to Cede & Co., the nominee for DTC, as the registered owner of the global notes. We, the trustee and any paying agent will have no responsibility or liability for paying amounts due on the global notes to owners of beneficial interests in the global notes. It is DTC’s current practice, upon receipt of any payment of principal of and premium, if any, and interest on the global notes, to credit participants’ accounts on the payment date in amounts proportionate to their respective beneficial interests in the new notes represented by the global notes, as shown on the records of DTC, unless DTC believes that it will not receive payment on the payment date. Payments by DTC participants to owners of beneficial interests in new notes represented by the global notes held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in “street name.”

If you would like to convert your new notes into our common shares pursuant to the terms of the new notes, you should contact your broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests. Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, your ability to pledge your interest in the new notes represented by global notes to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate. Neither we nor the trustee (nor any registrar, paying agent or conversion agent under the new notes indenture) will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of new notes, including, without limitation, the presentation of new notes for conversion as described below, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global notes are credited and only for the principal amount of the new notes for which directions have been given.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the initial purchasers. Certain DTC participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly. Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will cause new notes to be issued in definitive form in exchange for the global notes. None of us, the trustee or any of their respective agents will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global notes. According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Certificated new notes may be issued in exchange for beneficial interests in new notes represented by the global notes only in the limited circumstances set forth in the new notes indenture.

Governing Law

The new notes indenture and the new notes are governed by, and construed in accordance with, the law of the State of New York.

Concerning the Trustee

Wells Fargo Bank, National Association, as trustee under the new notes indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the new notes. The trustee or its affiliates has provided and may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Transfer Agent and Registrar

The transfer agent and branch registrar for our common shares is Mellon Investor Services LLC, and its telephone number is (800) 356-2017.

DESCRIPTION OF EXISTING NOTES

The existing notes were issued under an existing notes indenture between us and Wells Fargo Bank, National Association, as trustee, on February 7, 2005. The terms of the existing notes include those provided in the indenture governing the existing notes, which we refer to as the “existing notes indenture,” and those provided in the registration rights agreement, which we entered into with the initial purchasers of the existing notes. As used in this section, the words “we,” “us,” “our” or “XOMA” refer to XOMA Ltd. and not our subsidiaries.

The following description of provisions of the existing notes is not complete and is subject to, and qualified in its entirety by reference to, the existing notes, the existing notes indenture and the registration rights agreement. You may request a copy of any of the foregoing documents from the trustee.

General

The existing notes are our general unsecured and unsubordinated obligations and are convertible into our common shares as described under “—Conversion Rights” below. The existing notes were initially limited to $60.0 million aggregate principal amount and will mature on February 1, 2012, unless earlier repurchased by us at our option beginning on February 6, 2008 or at the option of the holder upon the occurrence of a fundamental change (as defined below).

The existing notes bear interest from February 7, 2005 at the rate of 6.50% per year. Interest is payable semi-annually on February 1 and August 1 of each year beginning August 1, 2005, to holders of record at the close of business on the preceding January 15 and July 15, respectively. We may pay interest on existing notes represented by certificated existing notes by check mailed to such holders. However, a holder of existing notes with an aggregate principal amount in excess of $5.0 million will be paid by wire transfer in immediately available funds at the election of such holder. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest will cease to accrue on a note upon its maturity, conversion or purchase by us.

Principal is payable, and the existing notes may be presented for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York City, which shall initially be the office or agency of the trustee in New York, New York. See “—Form, Denomination and Registration” below.

We may, without the consent of the holders, increase the principal amount of the existing notes by issuing additional existing notes under the existing notes indenture in the future on the same terms and conditions, except for any differences in the issue price and interest accrued prior to the issue date of the additional existing notes, and with the same CUSIP number as the existing notes offered hereby, provided that such additional existing notes must be part of the same issue as the existing notes offered hereby for United States federal income tax purposes. The existing notes and any additional existing notes would rank equally and ratably and would be treated as a single class for all purposes under the existing notes indenture.

The existing notes indenture does not contain any financial covenants or any restrictions on the payment of dividends, the repurchase of our securities or the incurrence of indebtedness. The existing notes indenture also does not contain any covenants or other provisions that afford protection to holders of existing notes in the event of a highly leveraged transaction or a fundamental change of XOMA except to the extent described under “—Fundamental Change Permits Purchase of Existing Notes at the Option of the Holder” below.

Conversion rights

The holders of existing notes may, at any time prior to the close of business on the final maturity date of the existing notes, convert any outstanding existing notes (or portions thereof) into our common shares, initially convertible at a conversion rate of 533.4756 of our common shares per $1,000 principal amount of existing notes, which is equal to an initial conversion price of approximately $1.87 per share.

The conversion rate is subject to adjustment upon the occurrence of those events described below under “—Adjustments to Conversion Rate.” Holders may convert existing notes only in denominations of $1,000 and whole multiples of $1,000. If we call existing notes for redemption, you may convert the existing notes only until the close of business on the second business day immediately preceding the redemption date unless we fail to pay the redemption price. Except as described below, no adjustment will be made on conversion of any existing notes for interest accrued thereon or dividends paid on any common shares. Our delivery to the holder of the full number of our common shares into which a note is convertible, together with any cash payment for such holder’s fractional shares, will be deemed to satisfy our obligation to pay the principal amount of the note and any accrued and unpaid interest. Any accrued and unpaid interest will be deemed paid in full rather than canceled, extinguished or forfeited. In addition, a holder may be entitled to receive a make-whole premium as described under “—Make-Whole.”

If existing notes are converted after a record date but prior to the next succeeding interest payment date, holders of such existing notes at the close of business on the record date will receive the interest payable on such existing notes on the corresponding interest payment date notwithstanding the conversion. Such existing notes, upon surrender for conversion, must be accompanied by funds equal to the amount of interest payable on the principal amount of existing notes so converted. We are not required to issue fractional common shares upon conversion of existing notes and instead will pay a cash adjustment based upon the market price of the common shares on the last trading day before the date of the conversion.

A holder may exercise the right of conversion by delivering the note to be converted to the specified office of a conversion agent, with a completed notice of conversion, together with any funds that may be required as described in the preceding paragraph. The conversion date will be the date on which the existing notes, the notice of conversion and any required funds have been so delivered. A holder delivering a note for conversion will not be required to pay any taxes or duties relating to the issuance or delivery of the common shares for such conversion, but will be required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the common shares in a name other than the holder of the note. Certificates representing common shares will be issued or delivered only after all applicable taxes and duties, if any, payable by the holder have been paid.

Ranking

The existing notes are our unsecured and unsubordinated obligations. The existing notes rank equal in priority with all of our existing and future unsecured and unsubordinated indebtedness, including the new notes. However, the existing notes are effectively subordinated to our existing and future secured indebtedness to the extent of the assets securing such indebtedness. As of September 30, 2005, after giving effect to this offering and assuming it had occurred on that date, we (including our subsidiaries) would have had approximately $63.3 million of debt outstanding. In addition, the existing notes are structurally subordinated to all existing and future liabilities of our subsidiaries. Our cash flow and consequent ability to meet its debt obligations depends in part on the earnings of its subsidiaries, and on dividends and other payments from its subsidiaries. Under certain circumstances, contractual and legal restrictions, as well as the financial condition and operating requirements of our subsidiaries, could limit our ability to obtain cash from our subsidiaries for the purpose of meeting debt service obligations, including the payment of principal and interest on the existing notes. Any rights to receive assets of any subsidiary upon its liquidation or reorganization and the consequent right of the holders of the existing notes to participate in those assets will be subject to the claims of that subsidiary’s creditors, including trade creditors, except to the extent that we are recognized as a creditor of that subsidiary, in which case our claims would still be subordinate to any security interests in the assets of that subsidiary. As of September 30, 2005, our subsidiaries had liabilities for capital leases and existing notes payable of approximately $8.9 million.

Optional Redemption by Us

Prior to February 6, 2008, the existing notes are not redeemable at our option. Beginning on February 6, 2008, we may redeem the existing notes in whole or in part for cash at any time at a redemption price equal to 100% of the principal amount of the existing notes plus any accrued and unpaid interest on the existing notes to but not including the redemption date, if the closing price of the common shares has exceeded 150% of the conversion price then in effect for at least 20 trading days in any consecutive 30 trading day period.

In addition, if on any interest payment date occurring after February 6, 2008, the aggregate principal amount of the existing notes outstanding is less than 15% of the aggregate principal amount of existing notes outstanding at issuance, we may redeem the existing notes, in whole but not in part, at a redemption price equal to 100% of the principal amount of the existing notes plus any accrued and unpaid interest on the existing notes to but not including the redemption date.

The “conversion price” as of any day will equal $1,000 divided by the conversion rate. If we redeem the existing notes, we will make an additional payment equal to the total value of the aggregate amount of the interest otherwise payable on the existing notes from the last day through which interest was paid on the existing notes through the date of redemption. We must make these payments on all existing notes called for redemption, including existing notes converted after the date we mailed the notice.

If we redeem the existing notes, we will pay accrued and unpaid interest on all existing notes called for redemption, including existing notes converted after the date we mailed the notice.

We will give at least 20 days but not more than 60 days notice of redemption by mail to holders of existing notes. existing notes or portions of existing notes called for redemption will be convertible by the holder until the close of business on the business day prior to the redemption date.

If we do not redeem all of the existing notes, the trustee will select the existing notes to be redeemed in principal amount of $1,000 or in whole multiples thereof, by lot or on a pro rata basis or by another method that the trustee considers fair and appropriate. If any existing notes are to be redeemed in part only, we will issue a new note or existing notes with a principal amount equal to the unredeemed principal portion thereof. If a portion of your existing notes is selected for partial redemption and you convert a portion of your existing notes, the converted portion will be deemed to be taken from the portion selected for redemption.

Make-Whole

If and only to the extent you elect to convert your existing notes in connection with a transaction described under the second bullet point of the change of control definition as described below under “—Fundamental Change Permits Purchase of Existing Notes at the Option of the Holder” that occurs on or prior to February 1, 2012, pursuant to which 5% or more of the consideration for our common shares (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in such fundamental change transaction consists of cash or securities (or other property) that are not traded or scheduled to be traded immediately following such transaction on a United States national securities exchange or The Nasdaq National Market, we will increase the conversion rate for the existing notes surrendered for conversion by a number of additional shares (the additional shares) as described below.

The number of additional shares will be determined by reference to the table below, based on the date on which such change of control transaction becomes effective (the effective date) and the price paid per share for our common shares in such fundamental change transaction (the share price). If holders of our common shares receive only cash in such fundamental change transaction, the share price shall be the cash amount paid per share. Otherwise, the share price shall be the average of the closing prices of our common shares on the five trading days prior to but not including the effective date of such fundamental change transaction.

The additional shares will be delivered to holders who elect to convert their existing notes on the later of (1) the fifth business day following the effective date and (2) the third business day following the final day of the cash settlement averaging period.

The share prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion rate of the existing notes is adjusted, as described below under “—Adjustments to Conversion Rate.” The adjusted share prices will equal the share prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the share price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “—Adjustments to Conversion Rate.”

The following table sets forth the hypothetical share price and number of additional shares to be issuable per $1,000 principal amount of existing notes:

	$1.63	$1.75	$2.25	$2.75	$3.25	$3.75	$4.25	$4.75	$5.25	$5.75	$6.25	$6.75
Effective Date
February 1, 2005	50.00	50.00	50.00	50.00	50.00	20.89	16.56	13.25	10.65	8.58	6.90	0.00
February 1, 2006	50.00	50.00	50.00	50.00	21.09	16.47	13.15	10.61	8.61	7.00	5.67	0.00
February 1, 2007	50.00	50.00	50.00	18.07	12.78	9.81	7.85	6.41	5.28	4.35	3.58	0.00
February 1, 2008	50.00	50.00	18.02	1.72	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
February 1, 2009	50.00	50.00	16.87	0.87	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
February 1, 2010	50.00	50.00	16.32	0.60	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
February 1, 2011	50.00	50.00	14.03	0.52	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
February 1, 2012	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

The exact share prices and effective dates may not be set forth in the table above, in which case:

•	If the share price is between two share price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower share price amounts and the two dates, as applicable, based on a 365-day year.

•	If the share price is in excess of $6.75 per share (subject to adjustment), no additional shares will be issuable upon conversion.

•	If the share price is less than the share price on the date of issuance (subject to adjustment), no additional shares will be issuable upon conversion.

Notwithstanding the foregoing, in no event will the total number of common shares issuable upon conversion per $1,000 principal amount of existing notes exceed 583.4756, subject to adjustments in the same manner as the conversion rate as set forth under “—Adjustments to Conversion Rate.”

Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Conversion After a Public Acquirer Change of Control

Notwithstanding the foregoing, in the case of a public acquirer change of control (as defined below), we may, in lieu of paying a make-whole premium as described in “—Make-Whole” above, elect to adjust the conversion rate and the related conversion obligation such that from and after the effective date of such public acquirer change of control, holders of the existing notes will be entitled to convert their existing notes (subject to the satisfaction of the conditions to conversion described under “—Conversion Rights”) into a number of shares of public acquirer common shares (as defined below) by adjusting the conversion rate in effect immediately before the public acquirer change of control by a fraction:

•	the numerator of which will be (i) in the case of a consolidation, amalgamation, merger or binding share exchange, pursuant to which our common shares are converted into cash, securities or other property, the average value of all cash and any other consideration (as determined by our board of directors) paid or payable per share of our common shares or (ii) in the case of any other public acquirer change of control, the average of the last reported sale price of our common shares for the five consecutive trading days prior to but excluding the effective date of such public acquirer change of control, and

•	the denominator of which will be the average of the last reported sale prices of the public acquirer common shares for the five consecutive trading days commencing on the trading day next succeeding the effective date of such public acquirer change of control.

A “public acquirer change of control” means any event constituting a “change of control” that would otherwise obligate us to pay a make-whole premium as described above under “—Make-Whole” and the acquirer (or any entity that is a directly or indirectly wholly-owned subsidiary of the acquirer or of which the acquirer is a directly or indirectly wholly-owned subsidiary) has a class of common shares traded on a national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with such event (the public acquirer common shares).

After the adjustment of the conversion rate in connection with a public acquirer change of control, the conversion rate will be subject to further similar adjustments in the event that any of the events described in “—Conversion rights” above occur thereafter.

Upon a public acquirer change of control, if we so elect, holders may convert their existing notes at the adjusted conversion rate described in the third preceding paragraph but will not be entitled to the make-whole premium described under “—Make-Whole.” We are required to notify holders of our election in our notice to holders of such transaction. As described under “—Conversion Rights,” holders may convert their existing notes upon a public acquirer change of control during the period specified therein. In addition, the holder can also, subject to certain conditions, require us to repurchase all or a portion of its existing notes as described under “—Fundamental Change Permits Purchase of Existing Notes at the Option of the Holder” below.

Adjustments to Conversion Rate

The initial conversion rate will be adjusted for certain events, including:

•	the issuance of our common shares as a dividend, bonus issue or other distribution on our common shares and certain subdivisions and consolidations of our common shares;

•	the issuance to all holders of our common shares of certain rights or warrants entitling them for a period of not more than 45 days to purchase our common shares at less than the market price of our common shares on the trading day immediately preceding the time of announcement of such issuance;

•	the dividend, bonus issue or other distribution to all holders of our common shares of shares of our share capital (other than common shares), evidences of indebtedness or assets (including securities, but excluding (A) those rights and warrants referred to above, (B) dividends, bonus issue and other distributions in connection with a reclassification, amalgamation, consolidation, statutory share exchange, merger, combination, sale or conveyance resulting in a change in the conversion consideration pursuant to the second succeeding paragraph or (C) dividends or distributions paid exclusively in cash);

•	dividends or other distributions consisting exclusively of cash to all holders of our common shares; and

•	the purchase of our common shares pursuant to a tender offer or exchange offer made by us or any of our subsidiaries to the extent that the same involves an aggregate consideration that, together with any cash and the fair market value of any other consideration paid in any other tender offer by us or any of our subsidiaries for our common shares expiring within the 12 months preceding the expiration of such tender offer for which no adjustment has been made, exceeds the last reported sale price of our common shares on the trading day next succeeding the last date on which tenders or exchanges may be made.

No adjustment in the conversion rate will be required unless such adjustment would require a change of at least 1% in the conversion rate then in effect at such time. Any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion rate will not be adjusted for the issuance of our common shares or any securities convertible into or exchangeable for our common shares or carrying the right to purchase any of the foregoing. We will not make any adjustment if holders of existing notes are entitled to participate in the transactions described above.

In the case of:

•	any reclassification or change of our common shares (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or consolidation) or

•	an amalgamation, consolidation, statutory share exchange, merger or combination involving us or

•	a sale or conveyance to another corporation of all or substantially all of our property and assets,

in each case as a result of which holders of our common shares are entitled to receive shares, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common shares, the holders of the existing notes then outstanding will be entitled thereafter to convert those existing notes into the kind and amount of shares of shares, other securities or other property or assets (including cash or any combination thereof) which they would have owned or been entitled to receive upon such reclassification, amalgamation, consolidation, merger, combination, sale or conveyance had such existing notes been converted into our common shares immediately prior to such reclassification, amalgamation, consolidation, merger, combination, sale or conveyance (subject to our right to elect to adjust the conversion rate and the related conversion obligation as set forth in “—Conversion After a Public Acquirer Change of Control”).

We may not become a party to any such transaction unless its terms are consistent with the foregoing.

If a taxable distribution to holders of our common shares or other transaction occurs which results in any adjustment of the conversion rate, the holders of existing notes may, in certain circumstances, be deemed to have received a distribution subject to United States income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of common shares. See the section of this prospectus entitled “United States Federal Income Tax Considerations.”

Subject to applicable Nasdaq Marketplace rules regarding shareholder approval, we may from time to time, to the extent permitted by law, increase the conversion rate of the existing notes by any amount for any period of at least 20 days. In that case we will give at least 15 days’ notice of such increase. We may make such increases in the conversion rate, in addition to those set forth above, as the board of directors deems advisable to avoid or diminish any income tax to holders of our common shares resulting from any dividend or distribution of shares (or rights to acquire shares) or from any event treated as such for income tax purposes.

Holders of the existing notes will receive, upon conversion of the existing notes, in addition to our common shares, the rights under our existing rights plan or, if we amend our rights plan or adopt a new rights plan while existing notes remain outstanding, the rights under that rights plan as so amended or replaced unless, prior to the conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from our common shares, in which case the applicable conversion rate will be adjusted at the time of separation as if we had distributed to all holders of our common shares, evidences of indebtedness or assets described in the third bullet point of the first paragraph of this section, subject to readjustment upon the subsequent expiration, termination or redemption of the rights.

Fundamental Change Permits Purchase of Existing Notes at the Option of the Holder

If a fundamental change (as defined below) occurs, each holder of existing notes will have the right to require us to repurchase all of that holder’s existing notes, or any portion of those existing notes that is equal to $1,000 or a whole multiple of $1,000, on the date that is 45 days after the date we give notice of a fundamental change at a repurchase price equal to 100% of the aggregate principal amount of the existing notes to be repurchased, together with interest accrued and unpaid to, but excluding, the repurchase date. If such purchase date is after a record date but on or prior to an interest payment date, however, then the interest payable on such date will be paid to the holder of record of the existing notes on the relevant record date.

Within 30 days after the occurrence of a fundamental change, we are required to give notice to all holders of record of existing notes, as provided in the existing notes indenture, stating among other things, the occurrence of a fundamental change and of their resulting purchase right. We must also deliver a copy of our notice to the trustee.

In order to exercise the purchase right upon a fundamental change, a holder must deliver prior to the fundamental change purchase date a fundamental change purchase notice stating among other things:

•	if certificated existing notes have been issued, the certificate numbers of the existing notes to be delivered for purchase;

•	the portion of the principal amount of existing notes to be purchased, in integral multiples of $1,000; and

•	that the existing notes are to be purchased by us pursuant to the applicable provisions of the existing notes and the existing notes indenture.

If the existing notes are not in certificated form, a holder’s fundamental change purchase notice must comply with appropriate DTC procedures.

A holder may withdraw any fundamental change purchase notice upon a fundamental change by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change purchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn existing notes;

•	if certificated existing notes have been issued, the certificate numbers of the withdrawn existing notes; and

•	the principal amount, if any, of the existing notes which remains subject to the fundamental change purchase notice.

In connection with any purchase offer in the event of a fundamental change, we will, if required:

•	comply with the provisions of Rule 13e-4, Rule 14e-1, and any other tender offer rules under the Securities Exchange Act of 1934, as amended, (the Exchange Act) which may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

Payment of the fundamental change purchase price for a note for which a fundamental change purchase notice has been delivered and not validly withdrawn is conditioned upon book-entry transfer or delivery of the note, together with necessary endorsements, to the paying agent at any time after delivery of such fundamental change purchase notice. Payment of the fundamental change purchase price for the note will be made promptly following the later of the fundamental change purchase date or the time of book-entry transfer or delivery of the note.

If the paying agent holds money sufficient to pay the fundamental change purchase price of the note on the fundamental change purchase date in accordance with the terms of the existing notes indenture, then, immediately after the fundamental change purchase date, the note will cease to be outstanding and interest on such note will cease to accrue, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder will terminate, other than the right to receive the fundamental change purchase price upon delivery of the note.

A “fundamental change” will be deemed to have occurred upon a change of control or a termination in trading.

A “change of control” will be deemed to have occurred at such time after the original issuance of the existing notes when the following has occurred:

•

any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act acquires the beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, through a purchase, amalgamation, merger or other acquisition transaction, of 50% or more of our total voting power of our total outstanding voting shares other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans;

•	we consolidate with, or amalgamate or merge with or into, another person or convey, transfer, lease or otherwise dispose of all or substantially all of our assets to any person, or any person consolidates with or amalgamates or merges with or into us, other than:

•	any transaction (A) that does not result in any reclassification, conversion, exchange or cancellation of our outstanding share capital and (B) pursuant to which holders of our share capital immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all our share capital entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction;

•	any amalgamation or merger solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding common shares solely into shares of common equity of the surviving or continuing entity; or

•	any transaction in which at least 95% of the consideration for the common shares (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in the transaction or transactions otherwise constituting a change of control consists of shares of common equity traded on a United States national securities exchange or quoted on The Nasdaq National Market, or which will be so traded or quoted when issued or exchanged in connection with the fundamental change, and as a result of such transaction or transactions the existing notes become convertible solely into such shares of common equity; or

•	during any consecutive two-year period, individuals who at the beginning of that two-year period constituted our board of directors (together with any new directors whose election to our board of directors, or whose nomination for election by shareholders, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our board of directors then in office;

•	our shareholders pass a special resolution approving a liquidation or dissolution and no additional approvals of shareholders are required under applicable law to cause a liquidation or dissolution.

The definition of change of control includes a phrase relating to the conveyance, transfer, lease, or other disposition of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of existing notes to require us to repurchase such existing notes as a result of a conveyance, transfer, lease, or other disposition of less than all of our assets may be uncertain.

A “termination in trading” will be deemed to have occurred if our common shares (or other common shares into which the existing notes are then convertible) are neither listed for trading on a United States national or regional securities exchange nor approved for trading on the Nasdaq National Market, Nasdaq SmallCap Market or any other established United States system of automated dissemination of quotations of securities prices.

Beneficial ownership will be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

In some circumstances, the fundamental change purchase feature of the existing notes may make more difficult or discourage a takeover of us and thus the removal of incumbent management. The fundamental change purchase feature, however, is not the result of management’s knowledge of any specific effort to accumulate common shares or to obtain control of us by means of an amalgamation, merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change purchase feature was the result of negotiations between us and the initial purchasers of the existing notes.

We may, to the extent permitted by applicable law, at any time purchase the existing notes in the open market or by tender at any price or by private agreement. Any existing notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

The foregoing provisions would not necessarily protect holders of the existing notes if highly leveraged or other transactions involving us occur that may adversely affect holders. Our ability to repurchase existing notes upon the occurrence of a fundamental change is subject to important limitations. The occurrence of a fundamental change could cause an event of default under, or be prohibited or limited by, the terms of indebtedness that we may incur in the future. Further, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the existing notes that might be delivered by holders of existing notes seeking to exercise the repurchase right. Any failure by us to repurchase the existing notes when required following a fundamental change would result in an event of default under the existing notes indenture. Any such default may, in turn, cause a default under indebtedness that we may incur in the future.

No existing notes may be purchased by us at the option of holders upon the occurrence of a fundamental change if there has occurred and is continuing an event of default with respect to the existing notes, other than a default in the payment of the fundamental change purchase price with respect to the existing notes.

Events of Default

Each of the following will constitute an event of default under the existing notes indenture:

•	our failure to pay when due the principal on any of the existing notes at maturity or exercise of a repurchase right or otherwise;

•	our failure to pay an installment of interest on any of the existing notes for 30 days after the date when due;

•	failure by us to deliver our common shares, together with cash instead of fractional shares when those common shares, or cash instead of fractional shares are required to be delivered following conversion of a note, and that default continues for 10 days;

•	failure by us to give a fundamental change notice within 30 days of the occurrence of the fundamental change;

•	our failure to perform or observe any other term, covenant or agreement contained in the existing notes or the existing notes indenture for a period of 60 days after written notice of such failure, requiring us to remedy the same, shall have been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the existing notes then outstanding;

•

either (a) our failure or the failure of any of our significant subsidiaries to make any payment by the end of the applicable grace period, if any, after the final scheduled payment date for such payment with respect to any indebtedness for borrowed money in an aggregate principal amount in excess of $10.0 million, or (b) the acceleration of indebtedness for borrowed money of the company or any of our significant subsidiaries in an aggregate amount in excess of $10.0 million because of a default with respect to such indebtedness, without such indebtedness referred to in either (a) or (b) above having been discharged, cured, waived, rescinded or annulled, for a period of 30 days after written notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of the existing notes then outstanding;

•	our failure or the failure of any of our significant subsidiaries to make any payment on a final judgment aggregating in excess of $10.0 million, without such judgment having been paid, discharged or stayed for a period of 60 days; and

•	certain events of our bankruptcy, insolvency or reorganization.

The term “significant subsidiary” means a subsidiary, including its subsidiaries, that meets any of the following conditions:

•	Our and our other subsidiaries’ investments in and advances to the subsidiary exceed 10% of our total assets and our subsidiaries consolidated as of the end of the most recently completed fiscal year,

•	Our and our other subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the subsidiary exceeds 10% of our total assets and our subsidiaries consolidated as of the end of the most recently completed fiscal year, or

•	Our and our other subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the subsidiary exceeds 10% of such income of us and our subsidiaries consolidated for the most recently completed fiscal year.

The existing notes indenture provides that the trustee shall, within 90 days of the occurrence of a default, give to the registered holders of the existing notes notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest on, any of the existing notes when due or in the payment of any repurchase obligation.

If an event of default specified in the eighth bullet point in the first paragraph under the caption “—Events of Default” above occurs and is continuing, then automatically the principal of all the existing notes and the interest thereon shall become immediately due and payable. If an event of default shall occur and be continuing, other than with respect to the eighth bullet point in the first paragraph under the caption “—Events of Default” above (the default not having been cured or waived as provided under “—Modifications and Waiver” below), the trustee or the holders of at least 25% in aggregate principal amount of the existing notes then outstanding may declare the existing notes due and payable at their principal amount together with accrued interest, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of existing notes by appropriate judicial proceedings. Such declaration may be rescinded or annulled with the written consent of the holders of a majority in aggregate principal amount of the existing notes then outstanding upon the conditions provided in the existing notes indenture. However, if an event of default is cured prior to such declaration by the trustee or holders of the existing notes as discussed above, the trustee and the holders of the existing notes will not be able to make such declaration as a result of that cured event of default.

Overdue payments of interest and premium, if any, and principal shall accrue interest at 7.0%.

The existing notes indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of existing notes before proceeding to exercise any right or power under the existing notes indenture at the request of such holders. The existing notes indenture provides that the holders of a majority in aggregate principal amount of the existing notes then outstanding through their written consent may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

We are required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the existing notes indenture.

Consolidation, Amalgamation, Merger or Assumption

We may, without the consent of the holders of existing notes, consolidate or amalgamate with, merge or convert into or transfer all or substantially all of our assets to any other entity organized under the laws of Bermuda or the United States or any of its political subdivisions provided that:

•	the surviving or continuing entity remains liable for or assumes all our obligations under the existing notes indenture and the existing notes;

•	at the time of such transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing; and

•	certain other conditions are met.

Modifications and Waiver

The existing notes indenture (including the terms and conditions of the existing notes) may be modified or amended by us and the trustee, without the consent of the holder of any note, for the purposes of, among other things:

•	adding to our covenants for the benefit of the holders of existing notes;

•	surrendering any right or power conferred upon us, including, without limitation, the right to pay the repurchase price in our common shares;

•	providing for the continuation or assumption of our obligations to the holders of existing notes in the case of an amalgamation, merger, consolidation, conveyance, transfer or lease;

•	increasing the conversion rate or reducing the conversion price, provided that the increase or reduction will not adversely affect the interests of holders of existing notes in any material respect;

•	complying with the requirements of the SEC in order to effect or maintain the qualification of the existing notes indenture under the Trust Indenture Act of 1939, as amended;

•	curing any ambiguity or correcting or supplementing any defective provision contained in the existing notes indenture; provided that such modification or amendment does not adversely affect the interests of the holders of the existing notes in any material respect; provided, however, that any change to conform the existing notes indenture to the description of the existing notes contained in this prospectus shall be deemed not to adversely affect the interests of the holders of the existing notes in any material respect;

•	establish the forms or terms of the existing notes;

•	evidence the acceptance of appointment by a successor trustee;

•	adding or modifying any other provisions which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of existing notes in any material respect;

•	complying with the requirements regarding amalgamation, merger or transfer of assets; or

•	providing for uncertified existing notes in addition to the certificated existing notes so long as such uncertificated existing notes are in registered form for the purposes of the Internal Revenue Code of 1986, as amended.

Modifications and amendments to the existing notes indenture or to the terms and conditions of the existing notes may also be made, and any past default by us may be waived with the written consent of the holders of at least a majority in aggregate principal amount of the existing notes at the time outstanding. However, no such modification, amendment or waiver may, without the written consent or the affirmative vote of the holder of each note so affected:

•	change the payment date of the principal of or any installment of interest on that note (including any payment of make-whole premium);

•	reduce the principal amount of, or any make-whole premium or interest on (including any payment of liquidated damages), any note;

•	change the currency of payment of such note or interest thereon;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any note;

•	except as otherwise permitted or contemplated by provisions concerning corporate reorganizations, adversely affect the repurchase option of holders upon a fundamental change or the conversion rights of holders of the existing notes; or

•	reduce the percentage in aggregate principal amount of existing notes outstanding necessary to modify or amend the existing notes indenture or to waive any past default.

Satisfaction and Discharge

We may discharge our obligations under the existing notes indenture while existing notes remain outstanding, subject to certain conditions, if we have deposited with the trustee an amount sufficient to pay and discharge all outstanding existing notes on the date of their scheduled maturity together with any interest payable thereon. However, we will remain obligated to issue our common shares upon conversion of the existing notes until such maturity as described under “—Conversion Rights.”

Form, Denomination and Registration

The existing notes were issued in fully registered form, without coupons, in denominations of $1,000 principal amount and whole multiples of $1,000.

Global Notes: Book-Entry Form.    Except as provided below, the existing notes are evidenced by one or more global notes deposited with the trustee as custodian for The Depository Trust Company, New York, New York (DTC), and registered in the name of Cede & Co. as DTC’s nominee. Record ownership of the global notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below. Transfers between direct DTC participants are effected in the ordinary way in accordance with DTC’s rules and will be settled in same-day funds. QIBs may also beneficially own interests in the global notes held by DTC through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly. So long as Cede & Co., as nominee of DTC, is the registered owner of the global notes, Cede & Co. for all purposes will be considered the sole holder of the global notes. Except as provided below, owners of beneficial interests in the global notes are not entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and are not considered holders thereof. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer a beneficial interest in the global notes to such persons may be limited. We will wire, through the facilities of the trustee, principal, premium, if any, and interest payments on the global notes to Cede & Co., the nominee for DTC, as the registered owner of the global notes. We, the trustee and any paying agent will have no responsibility or liability for paying amounts due on the global notes to owners of beneficial interests in the global notes. It is DTC’s current practice, upon receipt of any payment of principal of and premium, if any, and interest on the global notes, to credit participants’ accounts on the payment date in amounts proportionate to their respective beneficial interests in the existing notes represented by the global notes, as shown on the records of DTC, unless DTC believes that it will not receive payment on the payment date. Payments by DTC participants to owners of beneficial interests in existing notes represented by the global notes held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in “street name.”

If you would like to convert your existing notes into our common shares pursuant to the terms of the existing notes, you should contact your broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests. Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, your ability to pledge your interest in the existing notes represented by global notes to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate. Neither we nor the trustee (nor any registrar, paying agent or conversion agent under the existing notes indenture) will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of existing notes, including, without limitation, the presentation of existing notes for conversion as described below, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global notes are credited and only for the principal amount of the existing notes for which directions have been given.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the initial purchasers. Certain DTC participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly. Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will cause existing notes to be issued in definitive form in exchange for the global notes. None of us, the trustee or any of their respective agents will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global notes. According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Certificated existing notes may be issued in exchange for beneficial interests in existing notes represented by the global notes only in the limited circumstances set forth in the existing notes indenture.

Restrictions on Transfer, Legends.    Except to the extent sold pursuant to the shelf registration statement described under “—Registration Rights” below, the existing notes are subject to certain transfer restrictions and certificates evidencing the existing notes bear a restrictive legend to such effect.

Governing Law

The existing notes indenture and the existing notes are governed by, and construed in accordance with, the law of the State of New York.

Concerning the Trustee

Wells Fargo Bank, National Association, as trustee under the existing notes indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the existing notes. The trustee or its affiliates has provided and may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Registration Rights

We filed with the SEC a shelf registration statement on Form S-3 (including various prospectus supplements thereto) covering resales by holders of the existing notes and the common shares issuable upon conversion of the existing notes.

Transfer Agent and Registrar

The transfer agent and branch registrar for our common shares is Mellon Investor Services LLC, and its telephone number is (800) 356-2017.

DESCRIPTION OF SHARE CAPITAL

The following is a summary of certain matters with respect to our share capital. Because it is only a summary, it does not contain all information that may be important to you. Therefore, you should read the more detailed provisions of our memorandum of continuance and bye-laws carefully, which are incorporated as exhibits to the registration statement of which this prospectus is a part.

Common Shares

General

Our memorandum of continuance and our bye-laws provide that our authorized common share capital is limited to 210,000,000 common shares, par value U.S. $.0005 per share. As of January 9, 2006, there were 86,312,712 common shares issued and outstanding.

Voting

The holders of common shares are entitled to one vote per share. Subject to the rights of any series of preference shares issued from time to time, all actions submitted to a vote of shareholders shall be voted on by the holders of common shares, voting together as a single class (together with the Series A preference shares (as described below), if any), except as provided by law.

Dividends

Holders of common shares are entitled to participate, on a share for share basis, with the holders of any other common shares issued and outstanding, with respect to any dividends declared by our board of directors, subject to the rights of holders of preference shares. Dividends will generally be payable in United States dollars. We have not paid cash dividends on the common shares. We currently do not intend to pay dividends and intend to retain any of our earnings for use in our business and the financing of our capital requirements for the foreseeable future. The payment of any future cash dividends on the common shares is necessarily dependent upon our earnings and financial needs, along with applicable legal and contractual restrictions.

Liquidation

Upon our liquidation, holders of our common shares will be entitled to receive any assets remaining after the payment of our debts and the expenses of the liquidation, subject to such special rights as may be attached to any other class of shares.

Redemption

The common shares are not subject to redemption either by us or the holders thereof.

Variation of Rights

Under our bye-laws, if at any time our share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of the issue of the shares of that class) may be varied with the consent in writing of the holders of a majority of the issued shares of that class or with the sanction of a resolution passed by the holders of a majority of such shares at a separate general meeting.

Preference Shares

General

Under our memorandum of continuance and bye-laws, we have the authority to issue 1,000,000 preference shares, par value U.S. $.05 per share. Of these, 135,000 preference shares have been designated Series A

Preference Shares and 8,000 preference shares have been designated Series B Preference Shares. Under our bye-laws, subject to the special rights attaching to any class of our shares not being varied and to any resolution approved by the holders of 75% of the issued shares entitled to vote in respect thereof, our board of directors may establish one or more classes or series of preference shares having the number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations that the board of directors fixes without any shareholder approval.

The Series A Preference Shares

There are no Series A preference shares issued and outstanding. Pursuant to the rights of the Series A preference shares, subject to the rights of holders of any shares of any series of preference shares ranking prior and superior, the holders of Series A preference shares are entitled to receive, when, as and if declared by our board of directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year, commencing on the first dividend payment date after the first issuance of a share or fraction of a share of Series A preference shares, in an amount per share equal to the greater of (a) U.S. $1.00 or (b) 1,000 times the aggregate per share amount of all cash dividends, plus 1,000 times the aggregate per share amount of all non-cash dividends or other distributions, other than a dividend or bonus issue payable in common shares, declared on the common shares since the immediately preceding dividend payment date, or, with respect to the first dividend payment date, since the first issuance of Series A preference shares.

In addition to any other voting rights required by law, holders of Series A preference shares have the right to vote on all matters submitted to a vote of our shareholders with each share of Series A preference shares entitled to 1,000 votes. Except as otherwise provided by law, holders of Series A preference shares, holders of common shares and holders of any other shares having general voting rights vote together as one class on all matters submitted to a vote of our shareholders.

Unless otherwise provided in the rights attaching to a subsequently designated series of our preference shares, the Series A preference shares rank junior to any other series of preference shares subsequently issued as to the payment of dividends and distribution of assets on liquidation, dissolution or winding-up and rank senior to the common shares. Upon any liquidation, dissolution or winding-up of us, no distributions shall be made to holders of our shares ranking junior to the Series A preference shares unless, prior thereto, the holders of Series A preference shares have received an amount equal to accrued and unpaid dividends and distributions, whether or not declared, to the date of such payment, plus an amount equal to the greater of (1) U.S. $100.00 per share or (2) an aggregate amount per share equal to 1,000 times the aggregate amount to be distributed per share to holders of common shares or to the holders of shares ranking on parity with the Series A preference shares, except distributions made ratably on the Series A preference shares and all other such parity shares in proportion to the total amount to which the holders of all such shares are entitled upon such liquidation, dissolution or winding-up.

If we enter into any consolidation, amalgamation, merger, combination or other transaction in which common shares are exchanged for or changed into cash, other securities and/or any other property, then any Series A preference shares issued and outstanding shall at the same time be similarly exchanged or changed in an amount per share equal to 1,000 times the aggregate amount of cash, securities and/or other property, as the case may be, into which or for which each common share is changed or exchanged.

The Series A preference shares are not redeemable.

Preference Share Purchase Rights

Our board of directors has adopted a shareholder rights agreement, or rights agreement, which is substantially identical to our previous shareholder rights agreement.

Pursuant to the rights agreement, we issued one preference share purchase right, or right, for each issued and outstanding common share. Each right entitles the holder to purchase from us a unit consisting of one one-thousandth of a Series A preference share at a cash exercise price of $30.00 per unit, subject to adjustment.

The rights are attached to all issued and outstanding common shares. The rights will separate from the common shares and will be distributed to holders of common shares upon the earliest of (i) ten business days after the first public announcement that a person or group of affiliated or associated persons (a person or group of affiliated or associated persons being referred to as an Acquiring Person) has acquired beneficial ownership of 20% or more of the common shares then issued and outstanding (the date of said announcement being referred to as the Share Acquisition Date), (ii) ten business days following the commencement of a tender offer or exchange offer that would result in a person or group of persons becoming an Acquiring Person or (iii) the declaration by our board of directors that any person is an “Adverse Person” (the earliest of such dates being referred to as the Distribution Date). For purposes of the rights agreement, beneficial ownership of our common shares is generally determined pursuant the applicable rules and regulations under the Exchange Act and beneficial owners of new notes or existing notes will be considered beneficial owners of the common shares into which their notes are convertible.

Our board of directors may generally declare a person to be an Adverse Person after a declaration that such person has become the beneficial owner of 10% or more of the issued and outstanding common shares and a determination that (i) such beneficial ownership by such person is intended to cause or is reasonably likely to cause us to repurchase the common shares owned by such person or to cause us to enter into other transactions not in our best long-term interests or (ii) such beneficial ownership is reasonably likely to cause a material adverse impact on our business or prospects. The rights are not exercisable until the Distribution Date and will expire on December 31, 2012, unless previously redeemed or exchanged by us.

In the event that a person becomes an Acquiring Person or our board of directors determines that a person is an Adverse Person, each holder of a right will thereafter have the right (each right being referred to as a Subscription Right) to receive upon exercise that number of units of Series A preference shares having a market value of two times the exercise price of the rights. In the event that, at any time following the Share Acquisition Date, (i) we consolidate with, or merge or amalgamate with and into, any person, and we are not the surviving corporation; (ii) any person consolidates or amalgamates with us, or merges or amalgamates with and into us and we are the continuing or surviving corporation of such transaction and, in connection with such transaction, all or part of the common shares are changed into or exchanged for other securities of any other person or cash or any other property, or (iii) 50% or more of our assets are sold or otherwise transferred, provision shall be made so that each holder of a right shall thereafter have the right (each right being referred to as a Merger Right) to receive, upon exercise, common shares of the acquiring company having a market value equal to two times the exercise price of the rights. Rights that are beneficially owned by an Acquiring or Adverse Person may, under certain circumstances, become null and void.

At any time after a person becomes an Acquiring Person or our board of directors determines that a person is an Adverse Person, our board of directors may exchange all or any part of the then outstanding and exercisable rights for common shares or units of Series A preference shares at an exchange ratio of one common share or one unit of Series A preference shares per right. Notwithstanding the foregoing, our board of directors generally will not be empowered to effect such exchange at any time after any person becomes the beneficial owner of 50% or more of the common shares then issued and outstanding.

The rights may be redeemed in whole, but not in part, at a price of U.S. $.001 per right by our board of directors at any time prior to the date on which a person is declared to be an Adverse Person, the tenth business day after the Share Acquisition Date, the occurrence of an event giving rise to the Merger Right or the expiration date of the rights agreement.

Prior to the earlier of the Distribution Date and the Share Acquisition Date, our board may amend the rights agreement as we deem necessary or desirable without the approval of any holders of rights or common shares. From and after the earlier of the Distribution Date and the Share Acquisition Date, the rights agreement may be amended without the approval of any holders of rights only to (i) cure an ambiguity, (ii) correct defective or inconsistent provisions, (iii) shorten or lengthen any time period in the rights agreement if directors in office prior to the acquisition of shares continue to represent a majority of the board, or (iv) change provisions as we deem necessary, but that will not adversely affect the interests of holders of the rights. Under no circumstances, however, can the rights agreement be amended to lengthen a time period relating to when the rights may be redeemed if the rights are not then redeemable.

The Series B Preference Shares

8,000 Series B preference shares have been designated for issuance, of which 2,959 Series B preference shares were issued upon conversion of the convertible subordinated loans to us made by Genentech in connection with the funding of our development costs for RAPTIVA® following the regulatory approval of RAPTIVA®. Pursuant to the rights of the Series B preference shares, the holders of Series B preference shares are not entitled to receive any dividends on the Series B preference shares.

The Series B preference shares rank senior with respect to rights on our liquidation, winding-up and dissolution to all classes of common shares. Upon any of our voluntary or involuntary liquidation, dissolution or winding-up, holders of Series B preference shares will be entitled to receive U.S. $10,000 per share of Series B preference shares before any distribution is made on the common shares. The holders of Series B preference shares have no voting rights, except as required under Bermuda law.

The holders of Series B preference shares have the right to convert Series B preference shares into common shares at a conversion price equal to approximately $7.75 per common share, subject to customary anti-dilution adjustments.

The Series B preference shares will be automatically converted into common shares at their then effective conversion rate immediately upon the transfer by the initial holder to any third party which is not an affiliate of such holder.

We will have the right, at any time and from time to time, to redeem any or all Series B preference shares for cash in an amount equal to the conversion price multiplied by the number of common shares into which each such share of Series B preference shares would then be convertible.

Outstanding Warrants

We issued 250,000 common share purchase warrants to Incyte in July of 1998, of which 125,000 remain outstanding. Each Incyte warrant outstanding entitles the holder thereof to purchase one common share, subject to anti-dilution adjustments. A holder may exercise the Incyte warrants at an exercise price of $6.00 per share up until the earlier of July 9, 2008 or a date 10 days after the related license becomes fully paid up. Incyte is the holder of these warrants and received them as part of the consideration for the grant to us of an exclusive license to all of Incyte’s patent rights relating to BPI.

All of the warrants described above were issued in reliance on the exemption from registration provided in Section 4(2) of the Securities Act. None of the warrants described above have been registered under the Securities Act and none may be transferred except pursuant to an effective registration statement under the Securities Act or pursuant to an exception from registration thereunder. Additionally, all of the warrants contain certain restrictions on their transfer. We are not obligated and does not intend to register the warrants under the Securities Act.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is Mellon Investor Services LLC, and its telephone number is (800) 356-2017.

BOOK-ENTRY SYSTEM—THE DEPOSITORY TRUST COMPANY

DTC will act as depository for the new notes. The certificates representing the new notes will be in fully registered, global form without interest coupons registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC (participants) or persons who hold interests through participants. Ownership of beneficial interests in a global note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

So long as DTC or its nominee is the registered owner or holder of the global notes. DTC or such nominee, as the case may be, will be considered the sole record owner or holder of the new notes represented by such global notes for all purposes under the new notes indenture. No beneficial owner of an interest in the global notes will be able to transfer that interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the new notes indenture.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds the new notes that its participants deposit with DTC. DTC also facilitates the settlement among participants of new notes transactions, such as transfers and pledges, in deposited new notes through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of new notes certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange. Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of new notes under the DTC system must be made by or through participants, which will receive a credit for the new notes on DTC’s records. The beneficial ownership interest of each actual purchaser of each new note is in turn to be recorded on the participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but they are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the new notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in new notes, except in the event that use of the book-entry system for the new notes is discontinued.

To facilitate subsequent transfers, all new notes deposited by participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of new notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the new notes; DTC’s records reflect only the identity of the participants to whose accounts such new notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to participants and by participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of new notes may wish to take certain steps to augment transmission to them of notices of significant events with respect to the new notes, such as redemptions, tenders, defaults, and proposed amendments to the new notes documents. Beneficial owners of new notes may wish to ascertain that the nominee holding the new notes for their benefit has agreed to obtain and transmit notices to beneficial owners, or in the alternative, beneficial owners may wish to provide their names and addresses to the registrar and request that copies of the notices be provided directly to them.

Payments of the principal of and interest on the global notes will be made to DTC or its nominee, as the case may be. as the registered owner thereof. We understand that DTC’s practice is to credit participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from us or the new notes trustee on a payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the new notes trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividends to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility or the responsibility of the new notes trustee, disbursement of such payments to participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of participants.

We will send any redemption notices to Cede & Co. We understand that if less than all of the new notes are being redeemed, DTC’s practice is to determine by lot the amount of the holdings of each participant to be redeemed. We also understand that neither DTC nor Cede & Co. will consent or vote with respect to the new notes. We have been advised that under its usual procedures, DTC will mail an “omnibus proxy” to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those participants to whose accounts the new notes are credited on the record date identified in a listing attached to the omnibus proxy.

A beneficial owner shall give notice to elect to have its new notes purchased or tendered, through its participant, to the new notes trustee, and shall effect delivery of such new notes by causing the participant to transfer the participant’s interest in the new notes on DTC’s records, to the new notes trustee. The requirement for physical delivery of new notes in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the new notes are transferred by participants on DTC’s records and followed by a book-entry credit of tendered new notes to the new notes trustee DTC account.

DTC may discontinue providing its services as new notes depositary with respect to the new notes at any time by giving reasonable notice to us or the new notes trustee. If DTC is at any time unwilling or unable to continue as a depositary for the global notes and a successor depositary is not appointed within 90 days, we will issue definitive, certificated original new notes in exchange for the global notes.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax considerations relevant to the purchase of the new notes pursuant to the new money offering, the exchange of existing notes for new notes pursuant to the exchange offer, the ownership and disposition (including a conversion into common shares) of the new notes and the ownership and disposition of common shares received upon a conversion of new notes. It is not, however, a complete analysis of all of the potential tax considerations. This summary is based on the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. There can be no assurance that the U.S. Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to such consequences.

This summary deals only with holders that purchase new notes pursuant to the new money offering or exchange their existing notes for new notes pursuant to the exchange offer and that hold existing notes, new notes and common shares (as the case may be) as “capital assets” (generally, property held for investment). This summary does not deal with all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or special status, nor does it address tax considerations applicable to investors that may be subject to special tax rules, such as certain financial institutions, tax-exempt organizations, S corporations, partnerships or other pass-through entities, insurance companies, broker-dealers, dealers or traders in securities or currencies, certain U.S. expatriates and taxpayers subject to the alternative minimum tax. It also does not discuss existing notes, new notes or common shares held as part of a hedge, straddle, “synthetic security” or other integrated investment or situations in which the functional currency of a U.S. Holder, as defined below, is not the U.S. dollar. Moreover, it does not discuss the effect of any other U.S. federal tax laws (such as estate and gift tax laws) or applicable state, local or foreign tax laws.

As used herein, a “U.S. Holder,” means a beneficial holder of existing notes, new notes or common shares received upon conversion of a new note that is, for U.S. federal income tax purposes: (1) an individual citizen or resident of the United States, (2) a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if (a) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more United States persons have the authority to control all of the trust’s substantial decisions or (b) it has a valid election in effect to be treated as a United States person. A “Non-U.S. Holder” means a beneficial holder of existing notes, new notes or common shares that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder.

If a partnership is a beneficial holder of existing notes, new notes or common shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and investors in such partnerships should consult their own tax advisors.

The following discussion is for general information only and is not intended to be tax advice. Investors considering purchasing new notes pursuant to the new money offering or participating in the exchange offer should consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under other U.S. federal tax laws or the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

U.S. Holders

Treatment of Exchange Offer

The U.S. federal income tax consequences of exchanging existing notes for new notes pursuant to the exchange offer may depend on whether the differences between the new notes and the existing notes constitute a “significant modification.” There will be a significant modification if, based on all the facts and circumstances, and taking into account all modifications collectively, the changes to the legal rights and obligations are “economically significant.” Although not free from doubt, we believe that the changes between the existing notes and new notes should be considered a significant modification and therefore that the exchange of existing notes for new notes should be considered an exchange for U.S. federal income tax purposes (the “Exchange”), and the remainder of this discussion assumes that our position is correct. If, notwithstanding our position, the changes were not considered a significant modification, the exchange of existing notes for new notes would be a non-event for U.S. federal income tax purposes and an exchanging holder’s tax basis and holding period in the new notes would be the same as its adjusted tax basis and holding period in the existing notes exchanged therefor.

The U.S. federal income tax treatment of the Exchange will depend on whether the Exchange qualifies as a recapitalization pursuant to Section 368(a)(1)(E) of the Code as discussed below.

If the Exchange qualifies as a recapitalization, a U.S. Holder will not recognize any gain or loss on the Exchange. A U.S. Holder will take a tax basis in the new notes equal to its adjusted tax basis in the existing notes immediately prior to the exchange and such U.S. Holder’s holding period for the new notes will include its holding period in the existing notes exchanged therefor.

If the Exchange does not qualify as a recapitalization, a U.S. Holder who exchanges existing notes for new notes pursuant to the exchange offer will recognize gain or loss equal to the difference between the issue price of the new notes (as described below) and such U.S. Holder’s adjusted tax basis in the surrendered existing notes immediately prior to the date of the exchange. Any gain or loss recognized by a U.S. Holder will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. Holder’s holding period in the existing notes exceeds one year. However, under the market discount rules, any gain recognized by a U.S. Holder will be ordinary income to the extent of any accrued market discount which has not previously been included in income. If the Exchange does not qualify as a recapitalization, a U.S. Holder’s tax basis in the new notes will equal its issue price and the holding period will begin on the day after the receipt of the new notes.

The Exchange will qualify as a tax-free recapitalization only if the new notes and the existing notes qualify as “securities” for U.S. federal income tax purposes. The term “securities” is not defined in the Code nor in the applicable Treasury Regulations, and it has not been clearly defined by judicial decisions. The classification of a debt instrument as a security is a determination based on all facts and circumstances including, but not limited to: (i) the term (i.e., duration) of the instrument, (ii) whether or not the instrument is secured, (iii) the degree of subordination of the instrument, (iv) the ratio of debt to equity of the issuer, and (v) the riskiness of the business of the issuer. Nevertheless, the term of a debt instrument is often the most significant factor in determining whether it qualifies as a security. A debt instrument with a term of more than five years generally is treated as a security while a debt instrument with a term of five years or less generally is not treated as a security. Because the terms of the existing notes and the new notes are more than five years, both should be considered securities and the Exchange should qualify as a recapitalization. This determination is not free from doubt, however, and it is possible that the IRS could take a contrary view.

Regardless of whether the Exchange qualifies as a recapitalization, cash payments received in respect of accrued and unpaid interest will be taxed as ordinary interest income to the extent not previously includible in income.

Treatment of Ownership and Disposition of New Notes and Common Shares

Treatment of new notes as contingent payment debt instruments

We intend to treat the new notes as contingent payment debt instruments, subject to the Treasury Regulations governing contingent payment debt instruments, which we refer to as the “contingent debt regulations.” Our determination that the new notes are debt instruments subject to the contingent debt regulations, and our application of the contingent debt regulations to the new notes, including our determination of the rate at which interest will be deemed to accrue on the new notes and the related “projected payment schedule” determined by us as described below, generally will be binding on holders unless a holder explicitly discloses to the IRS that it is taking a contrary position.

The proper application of the contingent debt regulations to the new notes is not entirely certain, and no assurance can be given that the IRS will not assert that the new notes should be treated differently. A different treatment from that described below could affect the amount, timing, source and character of income, gain or loss with respect to the new notes. Holders should consult their tax advisors concerning the tax treatment of holding a new note.

The remainder of this discussion assumes that that new notes will be treated as indebtedness subject to the contingent debt regulations.

Accrual of interest on the new notes

Pursuant to the contingent debt regulations, U.S. Holders of the new notes will be required to accrue interest income on the new notes on a constant-yield basis, as described below, regardless of whether such holders use the cash or accrual method of tax accounting.

The contingent debt regulations provide that a U.S. Holder must accrue an amount of ordinary interest income, as original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the new notes that equals (A) the product of (i) the adjusted issue price, as defined below, of the new notes as of the beginning of the accrual period and (ii) the comparable yield to maturity, as defined below, of the new notes, adjusted for the length of the accrual period, (B) divided by the number of days in the accrual period and (C) multiplied by the number of days during the accrual period that the U.S. Holder held the new notes.

The adjusted issue price of the new notes will be their issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the amount of any noncontingent payments and the projected amount of any contingent payments previously made with respect to the new notes.

The issue price of the new notes will depend on whether the amount of new notes being sold for cash pursuant to the new money offering is a “substantial amount” of the total amount of new notes being issued (both for cash and pursuant to the exchange offer). If the portion being sold for cash is considered a “substantial amount,” then the issue price of all the new notes will be the first price at which a substantial amount of the new notes are sold to the public, excluding sales to bond houses, brokers or similar persons acting in the capacity of underwriters, placement agents or wholesalers. While there is no guidance on what constitutes a “substantial amount,” we currently expect to sell an amount of new notes for cash that we believe would be considered a “substantial amount.” If this were not the case, the issue price of all the new notes would be the trading price of the new notes at the time they are issued (if the new notes are considered publicly traded at that time) or the trading price of the existing notes at such time (if only the existing notes are publicly traded).

The term “comparable yield” generally means the annual yield we would pay, as of the initial issue date, on a fixed-rate, nonconvertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the new notes. This means that U.S. Holders generally will be required to include in income interest on the new notes at a rate substantially in excess of the stated rate. In addition to determining a comparable yield, we are required, as of the issue date, to determine a “projected payment schedule.” The projected payment schedule is a schedule of noncontingent payments along with an estimate of all the future contingent payments on the notes, including the payment at maturity taking into account the conversion feature, the amount and timing of which produce a yield to maturity equal to the comparable yield.

Adjustments to interest accruals on the new notes

If, during any taxable year, a U.S. Holder of new notes receives actual payments with respect to such new notes that, in the aggregate, exceed the total amount of projected payments for that taxable year, the U.S. Holder will incur a “net positive adjustment” under the contingent debt regulations equal to the amount of such excess. The U.S. Holder will treat a “net positive adjustment” as additional interest income. For this purpose, the payments in a taxable year include the fair market value of property (including any additional interest or make-whole payment paid in common shares, and common shares received upon conversion of the new notes) received in that year.

If a U.S. Holder receives in a taxable year actual payments with respect to the new notes that, in the aggregate, are less than the amount of projected payments for that taxable year, the U.S. Holder will incur a “net negative adjustment” under the contingent debt regulations equal to the amount of such deficit. This net negative adjustment will (a) reduce the U.S. Holder’s interest income on the new notes for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. Holder’s interest income on the new notes during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. Any negative adjustment in excess of the amounts described in (a) and (b) will be carried forward to offset future interest income with respect to the new notes or to reduce the amount realized on a sale, exchange, conversion or redemption of the new notes.

Constructive dividends

The conversion price of the new notes is subject to adjustment under certain circumstances. Certain adjustments (or failures to make adjustments) to the conversion price of the new notes may result in a taxable constructive dividend distribution to a U.S. Holder of a new note. This will occur if and to the extent that certain adjustments in the conversion price, which may occur in limited circumstances (particularly an adjustment to reflect a taxable dividend to holders of our common shares), increase the proportionate interest of a U.S. Holder of a new note in the fully diluted common shares. Because a constructive dividend distribution may occur whether or not a U.S. Holder ever exercises the conversion privilege, the holder may recognize income even though the holder does not receive any cash or property as a result of the adjustment (or failure to adjust). Adjustments to the conversion price made pursuant to a bona fide, reasonable adjustment formula that has the effect of preventing dilution in the interest of the holders of the new notes (other than dilution resulting from dividends to shareholders), however, will generally not be considered to result in a constructive dividend distribution.

Any deemed distributions would result in ordinary dividend income to the recipient to the extent of our current or accumulated earnings and profits, with any excess treated as a tax-free return of capital up to the recipient’s adjusted tax basis and then as capital gain. Generally, a U.S. Holder’s tax basis in a new note will be increased to the extent any such constructive distribution is treated as a dividend.

Sale, exchange, conversion or redemption of the new notes

Generally, the sale or exchange of new notes or the redemption for cash will result in a taxable gain or loss to a U.S. Holder. As described above, our calculation of the comparable yield and projected payment schedule for the new notes includes the receipt of shares upon conversion as a contingent payment with respect to the new notes. Accordingly, we intend to treat the fair market value of common shares, plus the additional interest amount and the make-whole amount (regardless of whether the additional interest or make-whole amount is paid in cash or common shares) received by a U.S. Holder upon the conversion of a new note as a payment under the contingent debt regulations. As described above, a U.S. Holder is bound by our determination of the comparable yield and projected payment schedule. Under this treatment, a conversion of the new notes into common shares will also result in a taxable gain or loss to a U.S. Holder.

The amount of gain or loss on a sale, exchange, conversion or redemption of the new notes will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. Holder, including the fair market value of any common shares received, and (b) the U.S. Holder’s adjusted tax basis in the new notes.

A U.S. Holder’s adjusted tax basis in a new note generally will be equal to the U.S. Holder’s initial tax basis in the new note (determined as discussed above), increased by any interest income previously accrued by the U.S. Holder (determined without regard to any adjustments to interest accruals described above) and decreased by the amount of any projected payments that previously have been scheduled to be made in respect of the new notes (without regard to the actual amount paid).

Gain recognized upon a sale, exchange, conversion or redemption of a new note generally will be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income, and thereafter capital loss (which will be long-term if the holding period of the new note is more than one year). The deductibility of capital losses is subject to limitations. Under proposed Treasury Regulations that would be retroactive to 1992 if adopted, if we were determined to be a “passive foreign investment company” (a “PFIC”), it is possible that certain adverse consequences could apply to a holder of new notes as if such holder owned the underlying common shares into which such new notes are convertible (as discussed below).

A U.S. Holder’s tax basis in common shares received upon conversion of a new note (including common shares received in payment of the additional interest amount or the make-whole amount) will equal the then current fair market value of such common shares. It is unclear whether the U.S. Holder’s holding period for the common shares received commences on the day immediately following the date of conversion or whether its holding period (in whole or in part) will include the holding period in the new notes. Holders should consult their own tax advisors for guidance on this issue.

Dividends on common shares

In general (and subject to the PFIC rules discussed below), any distribution in respect of the common shares will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If holding period requirements are met (and assuming we are not a PFIC), dividends paid to non-corporate holders (with respect to taxable years beginning no later than December 31, 2008) will generally qualify for the reduced maximum tax rate of 15% as long as our common shares remain “readily tradable on an established securities market in the United States.”

To the extent that a U.S. Holder receives a distribution on our common shares that would otherwise constitute a dividend for U.S. federal income tax purposes but that exceeds our current and accumulated earnings and profits, the distribution will be treated first as a non-taxable return of capital, which reduces the holder’s tax basis in the common shares. Any distribution in excess of the holder’s tax basis in the common shares will be treated as capital gain, and as long-term capital gain if the holder’s holding period exceeds one year.

Dividends paid to corporations will not qualify for the dividends-received deduction.

Sale or exchange of common shares

Subject to the PFIC rules discussed below, upon the sale or exchange of common shares, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (1) the amount of cash and the fair market value of any property received upon the sale or exchange and (2) such holder’s adjusted tax basis in the common shares. Such capital gain or loss will be long-term if the U.S. Holder’s holding period in the common shares is more than one year at the time of the sale or exchange. A U.S. Holder’s basis and holding period in a common shares received upon conversion of a note are determined as discussed above under “Sale, exchange, conversion or redemption of the new notes.”

PFIC status

A non-U.S. corporation generally will be a PFIC for U.S. federal income tax purposes if in any taxable year either 75% or more of its gross income is “passive income” (generally including (without limitation) dividends, interest, annuities and certain royalties and rents not derived in the active conduct of a business) or the average value of its assets that produce passive income or are held for the production of passive income is at least 50% of the total value of its assets. In determining whether we meet the 50% test, cash is considered a passive asset and the total value of our assets generally will be treated as equal to the sum of the aggregate value of our issued and outstanding shares plus our liabilities.

We believe that we will not be a PFIC for the 2005 taxable year. However, because PFIC status depends on the composition of a company’s income and assets and the fair market value of its assets (including goodwill), which may be volatile in our industry, there can be no assurance that we will not be considered a PFIC for 2005 or any subsequent year. For example, taking into account our existing cash balances, if the value of our shares were to decline materially, it is possible that we could become a PFIC. Additionally, due to the complexity of the PFIC provisions and the limited authority available to interpret such provisions, there can be no assurance that our determination regarding our current PFIC status or anticipated future PFIC status could not be successfully challenged by the IRS.

If we were found to be a PFIC for any taxable year in which a U.S. Holder held common shares, certain favorable consequences described above would not apply and other adverse consequences could apply to the U.S. Holder including a recharacterization of certain capital gain as ordinary income, a material increase in the amount of tax that the U.S. Holder would owe and the possible imposition of interest charges, an imposition of tax earlier than would otherwise be imposed and additional tax form filing requirements. A U.S. Holder owning shares in a PFIC (or a corporation that might become a PFIC) might be able to avoid or mitigate these adverse tax consequences by making certain elections, including “qualified electing fund” or “mark-to-market” elections, if deemed appropriate based on guidance provided by their tax advisor. U.S. Holders should consult with such holder’s tax advisors as to the effect of these rules, including the circumstances under which a U.S. Holder will be required to file a timely “protective statement” in order to preserve its right to make a QEF election.

Information reporting and backup withholding

A U.S. Holder may be subject to information reporting and backup withholding tax (currently at a rate of 28%) on payments of (i) interest and principal on the new notes, (ii) proceeds (including additional interest or make-whole amounts) from the sale or other disposition (including a redemption or conversion) of the new notes or the common shares and (iii) dividends on the common shares. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to information reporting and backup withholding. A U.S. Holder generally will be subject to information reporting and backup withholding if such holder is not otherwise exempt and such holder:

•	fails to furnish its taxpayer identification number, or TIN, which, for an individual, is ordinarily his or her social security number,

•	furnishes an incorrect TIN,

•	is notified by the IRS that it has failed to properly report payments of interest or dividends, or

•	fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the U.S. Holder that it is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld may be credited against a holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided such holder timely furnishes certain information to the IRS.

Non-U.S. Holders

Treatment of Exchange Offer

As described above under “—U.S. Holders—Treatment of Exchange Offer,” we believe the exchange of existing notes for new notes should constitute a recapitalization for U.S. federal income tax purposes. Accordingly, a Non-U.S. Holder generally should not be subject to U.S. federal income tax on any gain realized on the exchange of existing notes for new notes.

Withholding tax on payments of interest and original issue discount on new notes

Section 884(f)(1)(A) of the Code provides that any interest paid by the U.S. trade or business of a foreign corporation will be treated as if it were paid by a domestic corporation, thus subjecting such interest to a “branch interest withholding tax.” Because we are engaged in a U.S. trade or business, some or all of the interest payments on the notes and payments that are treated as interest because the notes are subject to contingent debt regulations, including any payments of contingent interest, payments of additional interest (whether in cash or in common shares) or make-whole amounts in common shares, payments in common shares pursuant to conversion, and any gain realized on a sale or exchange of the new notes, may be subject to the 30% branch interest withholding tax, unless the interest qualifies for the “portfolio interest exemption” or the interest is effectively connected with a U.S. trade or business of the Non-U.S. Holder. The portfolio interest exemption will generally apply if each of the following requirements is satisfied:

•	the interest is not effectively connected with a U.S. trade or business of the Non-U.S. Holder;

•	the Non-U.S. Holder does not actually or constructively own shares possessing 10% or more of our voting power;

•	the Non-U.S. Holder is not a controlled foreign corporation, within the meaning of the Code, that is actually or constructively related to us; and

•	the Non-U.S. Holder provides the withholding agent with the appropriate certification.

The certification requirement generally will be satisfied if the Non-U.S. Holder provides the withholding agent with a statement on IRS Form W-8BEN (or suitable substitute or successor form), together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S. Holder and stating, among other things, that the Non-U.S. Holder is not a U.S. person.

If the interest of a Non-U.S. Holder in respect of a new note is effectively connected with a U.S. trade or business of the Non-U.S. Holder (and, if a tax treaty applies, is attributable to the Non-U.S. Holder’s U.S. permanent establishment) such Non-U.S. Holder generally will be subject to U.S. federal income tax in the same manner as U.S. Holders, as described above. Additionally, Non-U.S. Holders that are corporations could be subject to a branch profits tax with respect to any such U.S. trade or business interest at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

Dividends

Dividends on our common shares received by a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax unless such dividends are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States (and, if a tax treaty applies, are attributable to a Non-U.S. Holder’s U.S. permanent establishment), in which case such dividends generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates. Additionally, Non-U.S. Holders that are corporations could be subject to a branch profits tax with respect to any such dividends at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

Sale or disposition of common shares

In general, the gain realized on any sale or exchange of common shares received by a Non-U.S. Holder will not be subject to United States federal income or withholding tax, unless (1) such gain is effectively connected with the conduct by the holder of a trade or business in the United States (and, if a tax treaty applies, is attributable to the Non-U.S. Holder’s U.S. permanent establishment) or (2) in the case of gain realized by an individual Non-U.S. Holder, such holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met.

Information reporting and backup withholding

In certain circumstances, a Non-U.S. Holder may be subject to information reporting and/or backup withholding tax (currently at a rate of 28%) on payments of (i) interest and principal on the new notes, (ii) proceeds (including additional interest or make-whole amounts) from the sale or other disposition (including a conversion or redemption) of the new notes or the common shares and (iii) dividends on the common shares, unless certain certification and identification procedures are met or an exemption otherwise applies.

PLAN OF DISTRIBUTION

We have engaged Piper Jaffray & Co and Canaccord Adams Inc. to use their best efforts to find purchasers for any or all of the $10.0 million of additional new notes offered in the new money offering on an agency basis. Piper Jaffray and Canaccord Adams are not obligated to take or pay for any of the additional new notes. The public offering price of the additional new notes will be determined by indications of interest received. As compensation for their services, we have agreed to pay Piper Jaffray and Canaccord Adams a selling commission. Piper Jaffray and Canaccord Adams will receive a selling commission payable in cash of 3.5% of the aggregate principal amount of the new notes sold in the new money offering. We will also pay Piper Jaffray’s and Canaccord Adams’ costs and expenses relating to the performance of their obligation in connection with the offer of additional new notes, including fees and expenses of legal counsel. We are also paying Piper Jaffray and Canaccord Adams a dealer manager fee of up to $810,000 in connection with the exchange offer.

The placement agreement provides that the obligations of Piper Jaffray and Canaccord Adams to find purchasers are subject to enumerated conditions.

Piper Jaffray and Canaccord Adams will, after consultation with us, in their sole discretion, allocate the additional new notes among potential investors. If you indicate your interest in participating in the new money offering to Piper Jaffray and Canaccord Adams and are selected for an allocation of additional new notes, you will be contacted, informed of your allocation and asked to confirm your allocation or withdraw your indication of interest after the effective date of the registration statement of which this prospectus is a part. If you confirm your allocation and deliver the purchase price on the closing date, you will be sold your allocation of the additional new notes. You are not guaranteed any allocation if you indicate an interest in purchasing new notes. Neither we, nor Piper Jaffray and Canaccord Adams will consider whether or not a holder of the existing notes participates in the exchange offer as a relevant factor when determining the allocation of the new notes in the new money offering.

There is no minimum amount of new notes that we have to sell and we may decide not to sell any new notes in the new money offering. There will not be any escrow account. The offering will commence on the date of this prospectus and may continue after the closing date of the exchange offer.

Indemnity.    The dealer manager agreement and the placement agent agreement provide that we will indemnify Piper Jaffray and Canaccord Adams against certain liabilities, including liabilities under the Securities Act.

Other Relationships.    Piper Jaffray and Canaccord Adams have represented to us that, as of the date hereof, they did not hold any of our shares or bonds. Each of Piper Jaffray and Canaccord Adams may acquire our shares or bonds of XOMA in the normal course of its business, but it does not currently anticipate doing so. Piper Jaffray and Canaccord Adams may, from time to time, engage in investment banking and other transactions with and perform services for us in the normal course of business.

Lock-up Agreements.    All of our executive officers and directors as of the expiration date of the exchange offer have agreed, for a period of 90 days after the expiration date, not to offer, sell, contract to sell or otherwise transfer, dispose of, loan, pledge, assign or grant (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) any rights to, or interests in, any common shares, any options or warrants to purchase any common shares, any securities convertible into or exchangeable for common shares owned as of the date of this prospectus or subsequently acquired directly by the holders or to which they have or subsequently acquire the power of disposition, without the prior written consent of Piper Jaffray. Our executive officers and directors have also agreed or will agree not to enter into any transaction (including derivative transaction) having an economic effect similar to that of the sale of new notes, any common shares or any securities of ours which are substantially similar to the new notes or the common shares which are convertible into or exchangeable for, or represent the right to receive, common shares or securities that are substantially similar to our common shares, subject to certain exceptions, without the prior consent of Piper Jaffray. If (i) we issue an earnings release or material news, or a material event relating to us occurs, during the last 17 days of the lock-up period, or (ii) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, then, in each case, the restrictions imposed by such agreements shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

The foregoing restrictions shall not apply to transfers of our common shares (a) by bona fide gift, will or operation of law (such as intestacy), including without limitation, transfers by bona fide gift will or intestacy to family members of the person executing the lock-up agreement or to a settlement or trust established under the laws of any country, (b) the exercise of any option which would otherwise expire during the lock-up period, (c) the exercise of options (including a cashless exercise) or conversion of convertible securities outstanding as of the date hereof, provided that the shares received upon such conversion or exercise shall be subject to the terms of the lock-up agreement or (d) dispositions of not more than 50,000 common shares in the aggregate held by the person delivering such lock-up agreement on the date hereof or issued to such person upon exercise of options or conversion of convertible securities outstanding on such date; provided, however, that in any transfer made pursuant to clause (a) it shall be a condition to such transfer that the transferee executes and delivers to Piper Jaffray an agreement stating that the transferee is receiving and holding the common shares subject to the provisions of the lock-up agreement, and there shall be no further transfer of such common shares except in accordance with the lock-up agreement.

Future Sales.    In addition, we have agreed that during the period of 90 days after the date of this prospectus, we will not, without the prior written consent of Piper Jaffray, issue, sell, contract to sell or otherwise dispose of any common shares, any options or warrants to purchase any common shares or any securities convertible into, exercisable for or exchangeable for common shares, other than our sale of new notes in this offering, the issuance of common shares upon the exercise of outstanding options or warrants, the grant of options to purchase common shares under our existing share incentive award plans or the issuance of common shares upon conversion of existing notes and the new notes other than as described below. We also have agreed not to enter into any transaction (including a derivative transaction) having an economic effect similar to that of an issuance of any of our securities which are substantially similar to the existing notes or the new notes or which are convertible into or exchangeable for, or represent the right to receive, shares or securities that are substantially similar to the existing notes or the new notes, subject to certain exceptions, without prior consent of Piper Jaffray. We may issue common shares or securities convertible into or exchangeable for common shares pursuant to existing collaborations.

No Prior Market for New Notes.    Prior to this offering, there has been no market for the new notes. Consequently, the offering price for the additional new notes to be sold in this offering was determined through negotiations between us and Piper Jaffray and Canaccord Adams. Among the factors considered in those negotiations were prevailing market conditions, our financial information, the price of the existing notes, market valuation of other companies that we and Piper Jaffray and Canaccord Adams believe to be comparable to us, estimates of our business potential and the present state of our development.

We do not intend to list the new notes for trading on any securities exchange or quotation system. We have been advised by Piper Jaffray that it presently intends to make a market in the new notes as permitted by applicable laws and regulations. Piper Jaffray has no obligation, however, to make a market in the new notes and may discontinue market making at any time without notice.

Stabilization.    We have been advised by Piper Jaffray that after expiration of the exchange offer certain persons participating in the new money offering may engage in transactions, including stabilizing bids that may have the effect of stabilizing or maintaining the market price of the new notes. Stabilization bids are bids for, or the purchase of, new notes on behalf of Piper Jaffray for the purpose of fixing or maintaining the price of the new notes. Such stabilization bids may be discontinued at any time.

State Securities Laws.    In order to comply with the securities laws of some states, if applicable, the new notes and our common shares into which the new notes are convertible may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the new notes and common shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

LEGAL MATTERS

Cahill Gordon & Reindel LLP, New York, New York, and Conyers Dill & Pearman, Hamilton, Bermuda, will pass upon certain legal matters relating to the exchange offer. Certain legal matters will be passed upon for the dealer managers and placement agents by Shearman & Sterling LLP, Menlo Park, California.

EXPERTS

The consolidated financial statements of XOMA Ltd. appearing in XOMA Ltd.’s Annual Report (Form 10-K) for the year ended December 31, 2004, and XOMA Ltd. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The exchange agent:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By Mail or Overnight Courier

Wells Fargo Bank, National Association

707 Wilshire Blvd, 17th Floor

Los Angeles, CA 90017

By Facsimile Transmission:

(213) 614-3355

Confirm by Telephone:

(213) 614-2588

The Information Agent:

GEORGESON SHAREHOLDER COMMUNICATIONS INC.

17 State Street, l0th Floor

New York, New York 10004

Banks and Brokers Call Collect: (212) 440-9800

Call Toll Free: (888) 867-6963

Any questions or requests for assistance or additional copies of this prospectus and the letter of transmittal may be directed to the information agent at its telephone number and location set forth above. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the exchange offer.

Any questions or requests for assistance or additional copies of this prospectus and the letter of transmittal may be directed to the information agent at its telephone number and location set forth above. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the exchange offer.

The Dealer Managers for the Exchange Offer:

PIPER JAFFRAY & CO.

345 California Street, Suite 2300

San Francisco, CA 94104

(415) 984-5141

Attention:  Convertible Securities Desk

Simon Manning or Brian Sullivan

CANACCORD ADAMS INC.

99 High Street

Boston, MA 02110

(617) 371-3900

Attention:  John Tesoro, Capital Markets

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution

The following table sets forth the amounts of expenses attributed to the issuance of the securities offered pursuant to this registration statement which shall be borne by us. All of the expenses listed below, except the SEC registration fee and the NASD filing fee, represent estimates only.

Amount to be Paid
SEC registration fee	$9,787
NASD filing fee	9,645
Exchange agent fees	5,000
Trustee and transfer agent fees	8,000
Information agent fees	7,500
Printing expenses	100,000
Accounting fees and expenses	650,000
Legal fees and expenses (including “Blue Sky” fees and expenses)	375,000
Miscellaneous fees and expenses	135,068

Total	$1,300,000

Item 20.	Indemnification of Directors and Officers

Under Bermuda law, a company is permitted to indemnify any officer or director, out of the funds of the company, against (i) any liability incurred by him or her in defending any proceedings, whether civil or criminal, in which judgment is given in his or her favor, or in which he or she is acquitted, or in which relief from liability is granted to him or her by the court pursuant to the Companies Act 1981 of Bermuda and (ii) any loss or liability resulting from negligence, default, breach of duty or breach of trust, save for his or her fraud or dishonesty.

The bye-laws of XOMA provide for the indemnity by XOMA of the officers, directors and employees of XOMA to the fullest extent permitted by law.

XOMA’s bye-laws also provide that expenses (including attorneys’ fees) incurred by an officer or director of XOMA in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by XOMA in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by XOMA pursuant to the Companies Act 1981 of Bermuda.

XOMA’s bye-laws also provide that an officer or director of XOMA shall not be personally liable to XOMA or its shareholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent that such limitation is prohibited by the Companies Act 1981 of Bermuda.

The indemnification and advancement of expenses and the limitation of liability provided by XOMA’s bye-laws shall not be deemed exclusive of any other rights which any officer, director or employee, as such, may have or hereafter acquire under the Companies Act 1981 of Bermuda, any other provision of the bye-laws, or any agreement or otherwise. Any repeal or modification of the aforementioned provisions of XOMA’s bye-laws shall not adversely affect any right or protection existing at the time of such repeal or modification.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number		Page
1.1	Form of Dealer Manager Agreement.**
1.2	Form of Placement Agreement.**
3.1	Memorandum of Continuance of XOMA Ltd. (Exhibit 3.4)(1)
3.2	Bye-Laws of XOMA Ltd. (as amended) (Exhibit 3.2)(1)
4.1	Shareholder Rights Agreement dated as of February 26, 2003 by and between XOMA Ltd. and Mellon Investor Services LLC as Rights Agent (Exhibit 4.1)(1)
4.2	Form of Resolution Regarding Preferences and Rights of Series A Preference Shares (Exhibit 4.2)(1)
4.3	Form of Resolution Regarding Preferences and Rights of Series B Preference Shares (Exhibit 4.3)(2)
4.4	Form of Common Stock Purchase Warrant (Incyte Warrants) (Exhibit 2)(3)
4.5	Indenture dated as of February 7, 2005, between XOMA Ltd. and Wells Fargo Bank, National Association, as trustee (Exhibit 4.1)(4)
4.6	Form of Indenture between XOMA Ltd. and Wells Fargo Bank, National Association, as trustee, relating to the Company’s 6.50% Convertible SNAPsSM due February 1, 2012**
5.1	Opinion of Cahill Gordon & Reindel LLP**
5.2	Opinion of Conyers Dill & Pearman**
10.1	Registration Rights Agreement dated as of February 7, 2005, between XOMA Ltd. and J.P. Morgan Securities Inc. on behalf of the initial purchasers (Exhibit 4.2)(4)
12.1	Statements regarding Computation of Ratio of Earnings to Fixed Charges***
23.1	Consent of Independent Registered Public Accounting Firm*
23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)**
23.3	Consent of Cahill Gordon & Reindel LLP (included in Exhibit 5.2)**
24.1	Power of Attorney ***
25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wells Fargo Bank, National Association.**
99.1	Form of Letter of Transmittal.*
99.2	Form of Notice of Guaranteed Delivery.*
99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*
99.4	Form of Letter to Clients.*
99.5	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.**

*	Filed herewith.
**	To be filed by amendment.
***	Previously filed.
(1)	Incorporated by reference to the referenced exhibit to XOMA’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (File No. 0-14710).
(2)	Incorporated by reference to the referenced exhibit to XOMA’s Registration Statement on Form S-4 filed November 27, 1998, as amended (File No. 333-68045).
(3)	Incorporated by reference to the referenced exhibit to XOMA’s Current Report on Form 8-K dated July 9, 1998 filed July 16, 1998 (File No. 0-14710).
(4)	Incorporated by reference to the referenced exhibit to XOMA’s Current Report on Form 8-K filed on February 8, 2004 (File No. 0-14710).

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-4 and Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berkeley, State of California, on January 10, 2006.

XOMA LTD.

By	/s/ JOHN L. CASTELLO
Name:	John L. Castello
Title:	Chairman of the Board, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOHN L. CASTELLO John L. Castello	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	January 10, 2006

/s/ PATRICK J. SCANNON Patrick J. Scannon	Chief Scientific and Medical Officer and Director	January 10, 2006

/s/ J. DAVID BOYLE II J. David Boyle II	Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	January 10, 2006

* James G. Andress	Director	January 10, 2006

* William K. Bowes, Jr.	Director	January 10, 2006

* Arthur Kornberg	Director	January 10, 2006

* Peter B. Hutt	Director	January 10, 2006

* W. Denman Van Ness	Director	January 10, 2006

* Patrick J. Zenner	Director	January 10, 2006

*By:	/S/ CHRISTOPHER J. MARGOLIN
Christopher J. Margolin Attorney-in-fact